Form 10-K405, Exhibit 13
BANK OF GRANITE CORP
filed 1995-03-29
CIK 810689

                                                                      EXHIBIT 13

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


  Management's Discussion and Analysis is provided to assist in understanding and evaluating the Company's results of operations and financial condition. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein. In 1987 Bank of Granite Corporation (the "Company") was formed under a plan whereby all previously issued shares of Bank of Granite stock were exchanged for shares of the Company. The Bank then became a wholly owned subsidiary of the Company. All information is presented as consolidated data.


RESULTS OF OPERATIONS


  The following discussion relates to the operations for the year ended December 31, 1994 compared to the year ended December 31, 1993, the year ended December 31, 1993 compared to the year ended December 31, 1992, and the year ended December 31, 1992 compared to the year ended December 31, 1991. All per share amounts have been adjusted to reflect a 5-for-4 stock split effected in the form of a 25% stock dividend in 1994.


1994 COMPARED TO 1993


  Net income for 1994 was $9,842,273 or $1.64 per share compared to $8,749,266 or $1.46 per share in 1993. The 12.5% increase in net income resulted primarily from the subsidiary Bank's continued successful efforts to increase net interest income over the previous period. Net interest income increased to $20,059,106 in 1994 compared to $16,865,043 in 1993. The increase in interest income was attributable to increases in interest rates and growth in loan volume. The prime rate increased six times during 1994 from 6.00% to 8.5% and loans grew 10.67% to $269,851,459. The increase in interest expense resulted from a growth of 4.42% in interest-bearing deposits. Other income increased to $4,256,494 in 1994 compared to $4,211,175 in 1993, primarily due to increases in volume of service charges on deposit accounts. The $120,378 increase in service charges on deposit accounts reflects growth in deposit accounts. Other service fees and commissions, and other income reflect a decrease of $75,056 compared to last year. The decrease is a result of rising interest rates which negatively impacted fees associated with originating and renewing mortgage loans. In 1994 the Company earned $328,137 for originating mortgage loan compared to $487,020 last year. Management continued to place emphasis on non-traditional banking services such as annuities and leasing which produced $106,453 in non-interest income. Additionally, sales of the guaranteed portions of small business administration loans produced $268,068 in income. Other expenses increased to $9,146,805 in 1994 compared to $7,641,494 in 1993. Salaries and employee benefits increased by $827,899, accounting for 55.00% of the total increase in non-interest expense. Equipment rentals, depreciation and maintenance expense increased $59,317 or 7.93% as a result of purchases of additional computer software and related peripherals. FDIC premiums increased by $53,451 or 8.76% reflecting a growth in deposits. A non-recurring loss on the sale of other real estate owned amounted to $111,547 or 7.41% of the total increase in non-interest expense. Telephone and telegraph expenses increased $101,485 or 6.74% of the total increase in non-interest expense due to the installation and operation of a new telephone system.


1993 COMPARED TO 1992


  Net income for 1993 was $8,749,266 or $1.46 per share compared to $7,807,285 or $1.32 per share in 1992. The 12.1% increase in net income resulted primarily from the subsidiary Bank's continued successful efforts to increase net interest income over previous periods coupled with efforts to increase its non-interest income over previous periods. Net interest income increased to $16,865,043 in 1993 compared to $15,336,204 in 1992. The increase in interest income was attributable to growth in volume. Interest rates remained flat during 1993, resulting in maturing loans and investments repricing at lower yielding rates. The decrease in interest expense resulted from higher yielding deposits maturing and reinvesting at lower interest rates. Other income increased to $4,211,175 in 1993 compared to $4,058,640 in 1992 primarily due to an increase in both rate and volume in other service fees and commission and other income. Management continued to place emphasis on non-traditional banking services relatively new to the Bank, such as annuities, leasing, and originating mortgage loans, which produced $565,730 in non-interest income compared to $440,631 in 1992. Additionally, sales of the guaranteed portion of small business administration loans produced $314,416. Other expenses increased to $7,641,494 in 1993 compared to $7,310,170 in 1992. Salaries and employee benefits increased by $210,317, accounting for 63.5% of the total increase in non-interest expense. Equipment rentals, depreciation and maintenance expense increased $69,768 or 11.5% as a result of purchases of computer software and related peripherals. FDIC premiums increased $30,714 as a result of deposit growth.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


1992 COMPARED TO 1991


  Net income for 1992 was $7,807,285 or $1.32 per share compared to $6,893,299 or $1.17 per share in 1991. The 13.3% increase in net income resulted primarily from the subsidiary Bank's continued efforts to increase its non-interest income over previous periods. Net interest income increased to $15,336,204 in 1992 compared to $13,939,676 in 1991. The decrease in interest income was attributable to interest rates. Interest rates declined during 1992, resulting in maturing loans and investments repricing at lower yielding rates. The decrease in interest expenses resulted from higher yielding deposits maturing and repricing at lower rates. Other income increased to $4,058,640 in 1992 compared to $3,457,955 in 1991, primarily due to an increase in both rate and volume in service charges on deposit accounts and other service fees and commissions. Management continued to place emphasis on non-traditional banking services relatively new to the Bank, such as leasing and originating mortgage loans, which produced $440,631 in non-interest income. Other expenses increased to $7,310,170 in 1992 compared to $7,004,332 in 1991. Salaries and employee benefits increased by $269,640, accounting for 88.2% of the total increase in non-interest expense.


                               RETURN ON ASSETS

   Bar chart showing 1991 through 1994 reflecting increases in percentage form.


NET INTEREST INCOME


  Net interest income (the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities, primarily deposits in the Company's subsidiary bank) represents the most significant portion of the Company's earnings. It is management's on-going policy to maximize net interest income. Net interest income totaled $20,059,106, $16,865,043 and $15,336,204 for 1994, 1993 and 1992, respectively, representing an increase of 18.9% for 1994 over 1993, 10.0% for 1993 over 1992 and 10.0% for 1992 over 1991. Interest rate spreads have been at least 4.2% over the last three years, and the Company continues efforts to maximize these favorable spreads by management of both loan and deposit rates in order to support the overall earnings growth. The table at left presents the daily average balances, interest income/expense and average rates earned and paid on interest-earning assets and interest-bearing liabilities of the Company for the last three years.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


AVERAGE BALANCES AND INTEREST INCOME ANALYSIS

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                     1994                              1993                         1992
                                                   Interest                          Interest                     Interest
                                          Avg.     Income/     Avg.       Avg.       Income/   Avg.    Avg.       Income/   Avg.
Dollars in thousands                    Balance    Expense     Rate     Balance      Expense   Rate   Balance     Expense   Rate
---------------------------------------------------------------------------------------------------------------------------------

ASSETS:
Cash and due from banks                 $ 18,744                        $ 17,306                      $ 15,098
Net loans(1)                             252,321    $23,368    9.3%      231,178     $19,853   8.6%    220,842    $19,757   8.9%
Taxable securities                        62,497      3,290    5.3%       60,300       3,464   5.7%     54,341      3,737   6.9%
Non-taxable securities(2)                 49,087      2,719    8.4%       43,713       2,562   8.9%     36,939      2,368   9.7%
Federal funds sold and securities
  purchased under agreement to resell      4,053        196    4.8%        7,513         235   3.1%      3,043        115   3.8%
Bank premises and equipment, net           7,575                           6,492                         6,443
Other assets                               4,897                           4,683                         4,818
Total assets                            $399,174                        $371,185                      $341,524
Total interest earning assets           $371,707    $29,573    8.3%     $345,328     $26,114   7.9%   $318,427    $25,977   8.5%

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest bearing deposits               $271,408    $ 9,383    3.5%     $258,162     $ 9,179   3.6%   $241,161    $10,525   4.4%
Non-interest bearing deposits             62,169                          55,637                        48,986
Federal funds purchased and securities
  sold under agreement to repurchase       3,490        127    3.6%        2,711          66   2.4%      3,486        108   3.1%
Other liabilities                          2,455          4     .2%        2,519           4    .2%      2,515          8    .3%
Shareholders' equity                      59,652                          52,156                        45,376
Total liabilities and
  shareholders' equity                  $399,174                        $371,185                      $341,524
Total interest bearing liabilities      $274,956    $ 9,514    3.5%     $260,915     $ 9,249   3.5%   $244,728    $10,641   4.3%
Net interest earned and net yield
  on earning assets(3)                              $20,059    5.4%                  $16,865   5.3%               $15,336   5.2%
Interest rate spread(4)                                        4.8%                            4.4%                         4.2%

(1) Non-accrual loans have been included.
(2) Yields on tax-exempt investments have been adjusted to a tax equivalent basis using 34.31% for 1994, and 34% for 1993 and 1992.
(3) Net yield on earning assets is computed by dividing net interest earned by average earning assets.
(4) The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.
================================================================================

  Changes in interest income and interest expense can result from variances in both volume and rates. The following table sets forth the dollar amount of increase (decrease) in interest income and interest expense resulting from changes in the volume of interest earning assets and interest bearing liabilities and from changes in yields and rates.


INTEREST RATE / VOLUME ANALYSIS

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                         1994 Compared to 1993               1993 Compared to 1992
                                  Volume (1)    Rate (1)       Total   Volume (1)   Rate (1)       Total
--------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Taxable investment securities       $  120       $ (294)      $ (174)    $  376     $  (649)     $  (273)
Non-taxable investment securities      307         (150)         157        416        (222)         194
Federal funds sold                    (138)          99          (39)       155         (35)         120
Loans                                1,878        1,637        3,515        913        (817)          96
--------------------------------------------------------------------------------------------------------
Total                               $2,167       $1,292       $3,459     $1,860     $(1,723)     $   137
========================================================================================================
INTEREST BEARING LIABILITIES:
Savings deposits                    $   73       $  (28)      $   45     $   67     $   (95)     $   (28)
Other time deposits                     33          (26)           7        208      (1,334)      (1,126)
Other                                  235          (22)         213        241        (479)        (238)
--------------------------------------------------------------------------------------------------------
Total                               $  341       $  (76)      $  265     $  516     $(1,908)     $(1,392)
========================================================================================================

(1) The rate/volume variance for each category has been allocated equally on a consistent basis between rate and volume variances.
================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The objectives of the Company's liquidity management policy include providing adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for on-going operations of the Company and regulatory requirements. Liquidity requirements of the Company are met primarily through two categories of funds. The first is core deposits which includes demand deposits, savings accounts and certificates of deposits. The Company considers these to be a stable portion of the Company's liability mix and the result of on-going stable consumer and commercial banking relationships. At December 31, 1994 core deposits totaled $271,431,564 or 79.06% of the Company's total deposits. The other principal method of funding utilized by the Company is through large denomination certificates of deposit, federal funds purchased, repurchase agreements and other short-term borrowings. The Company's policy is to emphasize core deposit growth rather than growth of purchased liabilities as the cost of purchased liabilities are greater.
  The majority of the Company's deposits are rate-sensitive instruments with rates which tend to fluctuate with market rates. This, coupled with the Company's short-term certificates of deposit, has increased the opportunities for deposit repricing. The Company is placing greater significance on monitoring and management of the Company's asset/liability position. The Company's policy of managing its interest margin (gap between interest earning assets compared to interest-bearing liabilities) is to maximize net interest income while maintaining a stable deposit base. The Company's deposit base is not generally subject to volatility experienced in national financial markets in recent years; however, the Company does realize the importance of minimizing such volatility while at the same time maintaining and improving earnings. A common method used to manage interest rate sensitivity is to measure, over various time periods, the interest rate sensitivity positions, or gaps; however, this method addresses on the magnitude of timing differences and does not address earnings or market value. Therefore, management prepares on a regular basis earnings projections based on a range of interest rate scenarios of rising, flat and declining rates in order to more accurately measure interest rate risk.
  Interest-bearing liabilities and the loan portfolio are generally repriced to current market rates. The Bank's balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as the market rates change. Because a major portion of the loan portfolio is repriced immediately as market rates change and exceed immediately sensitive interest-bearing deposits, the earning position could improve in a rising rate environment and could deteriorate in a declining rate environment, depending on the correlation of rate changes in these two categories.


INTEREST RATE SENSITIVITY

                                                                       DECEMBER 31, 1994
                                              Interest Sensitivity in Days                    Non-Sensitive
                                                                                              and Sensitive
Dollars in thousands                       1-90 Days   91-180 Days  181-365 Days      Total   Over One Year     Total
------------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets
  Federal funds sold                       $  1,000                                 $  1,000                  $  1,000
  Securities:
    U.S. Treasury                             1,000     $  1,000      $  4,499         6,499     $ 13,025       19,524
    U.S. Government agencies                  2,000        2,000         8,001        12,001       24,498       36,499
    States and political subdivisions           571        1,908           860         3,339       47,018       50,357
    Other                                                                                           7,741        7,741
  Loans
  Real estate:
    Construction                             16,697          231           650        17,578        3,150       20,728
    Mortgage                                 87,789        1,055         1,520        90,364        8,589       98,953
  Commercial, financial and agricultural    110,336        1,187         1,963       113,486        3,516      117,002
  Consumer                                   12,676        2,658         4,163        19,497       13,660       33,157
  All other                                      11                                       11                        11
------------------------------------------------------------------------------------------------------------------------------------
      Total interest earning assets        $232,080     $ 10,039      $ 21,656      $263,775     $121,197     $384,972
====================================================================================================================================

Interest Bearing Liabilities
  Interest bearing deposits:
    Savings and NOW accounts               $ 71,673                   $ 71,673                                $ 71,673
    Money market accounts                    34,556                     34,556                                  34,556
    Time deposits of $100,000 or more        38,338     $ 16,079      $ 12,757        67,174     $  4,724       71,898
    Other time deposits                      38,485       24,406        16,699        79,590       18,650       98,240
  Federal funds purchased and securities
      sold under agreements to repurchase     3,280                                    3,280                     3,280
  Other borrowed funds                           21                                       21                        21
------------------------------------------------------------------------------------------------------------------------------------
      Total interest bearing liabilities   $186,353     $ 40,485      $ 29,456      $256,294     $ 23,374     $279,668
====================================================================================================================================

Interest sensitivity gap                   $ 45,727     $(30,446)     $ (7,800)     $  7,481
Cumulative gap                             $ 45,727     $ 15,281      $  7,481      $  7,481
Interest earning assets as a percentage
  of interest bearing liabilities               125%          25%           74%          103%
------------------------------------------------------------------------------------------------------------------------------------

All securities as presented are at amortized cost.
====================================================================================================================================

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


   The following table presents the maturity and distribution of the Company's loans by type, including maturity and fixed rate loans.


MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES


Dollars in thousands                                                DECEMBER 31, 1994
                                                                   One to       Five Years
Loan Maturities                                     One Year     Five Years      or More        Total
------------------------------------------------------------------------------------------------------
Real estate:
  Construction                                      $  8,647      $ 10,034      $  2,047      $ 20,728
  Mortgage                                            30,782        57,854        10,317        98,953
Commercial, financial and agricultural                61,192        51,065         4,745       117,002
Consumer                                              14,246        18,196           715        33,157
All other                                                 11                                        11
------------------------------------------------------------------------------------------------------
      Total                                         $114,878      $137,149      $ 17,824      $269,851
======================================================================================================

Predetermined rate, maturity greater than one year                $ 37,086      $ 14,292      $ 51,378
Variable rate or maturing within one year           $114,878       100,063         3,532       218,473
------------------------------------------------------------------------------------------------------
      Total                                         $114,878      $137,149      $ 17,824      $269,851
======================================================================================================


DEPOSITS


  The Company's yield on interest-bearing liabilities remained level at 3.5% in 1994 compared to last year. This is a direct result of consumer deposit restructuring. Although interest rates moved upward during the year, depositors, still skeptical about the economic environment, maintained relatively larger balances in lower yielding, yet highly accessible money market demand accounts, NOW accounts, savings accounts and non-interest bearing demand accounts. Certificates of deposit increased $8,261,946 or 5.10%. The yield on certificates of deposit remained flat as long-term, higher yielding certificates matured and reinvested at lower rates. An increased customer awareness of interest rates increases the importance of rate management by the Company. The Company continuously monitors market pricing, competitors' rates, and internal interest rate spreads to maintain the Company's growth and profitability. Deposits being the principal source of funds for continued growth, the Company attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Company. The daily average amounts of deposits of the Company are summarized below.

                                   DEPOSITS
                                 (IN MILLIONS)

          Bar chart showing 1990 through 1994 increases in deposits.


                                                FOR THE YEARS ENDED DECEMBER 31,
Dollars in thousands                      1994                1993                1992
------------------------------------------------------------------------------------------------------
Non-interest bearing deposits           $ 62,169            $ 55,637            $ 48,986
Interest bearing deposits                271,408             258,162             241,161
------------------------------------------------------------------------------------------------------
      Total                             $333,577            $313,799            $290,147
======================================================================================================

  The above table includes certificates of deposit $100,000 and over which at December 31, 1994 totaled $71,898,000. Of this total $38,338,000 had scheduled maturities or repriced within three months, $16,079,000 within six months, $12,757,000 within six to twelve months and $4,724,000 within thirteen to sixty months.

                   ASSETS                          SHAREHOLDERS' EQUITY
               (IN MILLIONS)                           (IN MILLIONS)

  Bar chart showing 1990 through 1994       Bar chart showing 1990 through 1994
  showing increases in assets.              showing increases in shareholders'
                                            equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

CAPITAL RESOURCES

  Future growth and expansion of the Company is dictated by the ability to generate capital which is generated principally by earnings of the subsidiary Bank. As of December 31, 1994 the Company's ratio of total capital to risk-adjusted assets was 22.07%. The Company is one of the soundest and most strongly capitalized in the nation, and fully expects to be able to meet future capital needs caused by growth and expansion as well as regulatory capital requirements. The Company is not aware of any current recommendation by regulatory authorities which if implemented would materially affect the Company's liquidity, capital resources or operations.


                                     LOANS
                              (NET) (IN MILLIONS)

        Bar chart showing 1990 through 1994 increases in loan amounts.


LOANS


  Historically, the Company has made both consumer and commercial loans within its market area. The Company generally considers its market to be Caldwell, Catawba and Burke counties of North Carolina. Total loans at December 31, 1994 were $269,851,459. This compares with $243,825,155 at December 31, 1993, an increase of $26,026,309 or 10.67%. The Company places emphasis on consumer based installment loans and commercial loans to small and medium sized business. The Company has a diversified loan portfolio with no concentrations to any one borrower, industry or market region. The amounts and types of loans outstanding for the past five years ended December 31 are shown on the following table.


LOANS


                                                                     DECEMBER 31,
Dollars in thousands                       1994           1993           1992           1991           1990
-------------------------------------------------------------------------------------------------------------
Real estate:
  Construction                           $ 20,728       $ 18,020       $ 16,219       $ 15,548       $ 13,757
  Mortgage                                 98,953         85,456         65,688         48,119         33,480
Commercial, financial and agricultural    117,002        111,076        121,795        128,541        140,530
Consumer                                   33,156         29,233         26,010         27,837         29,959
All other loans                               419            377            259            350            382
-------------------------------------------------------------------------------------------------------------
Subtotal                                  270,258        244,162        229,971        220,395        218,108
Net deferred origination fees                (407)          (337)          (193)           (37)            (3)
-------------------------------------------------------------------------------------------------------------
Total                                    $269,851       $243,825       $229,778       $220,358       $218,105
=============================================================================================================

Nonperforming assets at December 31 are as follows:

Restructured loans                       $    253       $    350
Foreclosed properties                                        273       $    281       $     12       $     90
Nonaccrual loans                              744             86            174            267            225
Loans 90 days or more past due
  and still accruing                        1,231            685            649          1,090          1,075
-------------------------------------------------------------------------------------------------------------
Total                                    $  2,228       $  1,394       $  1,104       $  1,369       $  1,390
=============================================================================================================

  Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed hereunder, or under "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.
===============================================================================

  The composition of the portfolio remained level with real estate loans comprising 44% of the portfolio compared to 42% in 1993; commercial loans comprising 43% of the portfolio compared to 46% in 1993; and consumer loans comprising 12% compared to 12% in 1993. Commercial loans of $117,001,581, consumer loans of $33,156,501 and real estate mortgage loans of $98,953,041 are loans for which the principal source of repayment is derived from the ongoing cash flow of the business. Real estate construction loans of $20,727,600 are loans for which the principal source of repayment comes from the sale of real estate or from obtaining permanent financing.
===============================================================================

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

PROVISIONS AND ALLOWANCES FOR LOAN LOSSES

  Management determines the allowance for loans losses based on a number of factors including reviewing and evaluating the Company's loan portfolio in order to identify potential problem loans, credit concentrations and other risk factors connected to the loans portfolio as well as current and projected economic conditions locally and nationally. Upon loan origination, management evaluates the relative quality of each loan and assigns a corresponding loan grade. All loans are periodically reviewed to determine whether any changes in these loan grades are necessary. This loan grading system assists management in determining the overall risk in the loan portfolio.
  The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.
  Management realizes that general economic trends greatly affect loan losses and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizeable additions to the allowance, thus necessitating similarly sizeable charges to operations. The allowance for loan losses was 1.50% of net loans outstanding at December 31, 1994, 1993 and 1992, which was consistent with both management's desire for strong reserves, and credit quality of the loan portfolio. The ratio of net charge-offs during the year to average loans outstanding during the year were .12%, .15% and .21% for 1994, 1993 and 1992, respectively. These ratios reflect management's conservative lending, and effective efforts to recover credit losses.
  The following tables present the allocation of the allowance for loan losses by category, and an analysis of the allowance for loan losses.


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                 DECEMBER 31,
Dollars in thousands      1994                   1993                 1992                  1991                  1990

                           Percent of             Percent of           Percent of            Percent of            Percent of
                            Loans To               Loans To             Loans To              Loans To              Loans To
                  Amount   Total Loans   Amount   Total Loans  Amount  Total Loans   Amount  Total Loans   Amount  Total Loans
------------------------------------------------------------------------------------------------------------------------------
Commercial        $2,398      43.4%      $1,667      45.6%     $1,462     53.0%      $1,157     58.3%      $  983     64.4%
Real Estate        1,106      44.3%       1,138      42.3%        983     35.6%         446     28.9%         237     21.7%
Consumer             400      12.3%         617      12.0%        455     11.3%         445     12.6%         357     13.7%
All Other Loans        0         0%           1        .1%          1       .1%           2       .2%           9       .2%
Unallocated           92        N/A         180        N/A        490       N/A         941       N/A       1,314       N/A
------------------------------------------------------------------------------------------------------------------------------
Total             $3,996     100.0%      $3,603     100.0%     $3,391    100.0%      $2,991    100.0%      $2,900    100.0%
==============================================================================================================================
==============================================================================================================================

ALLOWANCE FOR LOAN LOSSES

                                           CHANGES IN THE ALLOWANCE FOR LOAN LOSSES FOR THE YEARS ENDED DECEMBER 31,
Dollars in thousands                           1994           1993           1992            1991           1990
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                  $3,603         $3,391         $2,991          $2,900         $2,364
------------------------------------------------------------------------------------------------------------------------------
Loans charged off:
  Commercial, financial and agricultural         136            331            330             634            377
  Credit cards and related plans                  10              3             17              19             14
  Installment loans to individuals               246             63            203             152            205
------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                392            397            550             805            596
------------------------------------------------------------------------------------------------------------------------------

Recoveries of loans previously charged off:

  Commercial, financial and agricultural          57              5             24              53             75
  Credit cards and related plans                   1              3              8               2              3
  Installment loans to individuals                23             26             38              22             36
------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                  81             34             70              77            114
------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                  311            363            480             728            482
------------------------------------------------------------------------------------------------------------------------------
Additions charged to operations                  704            575            880             819          1,018
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                        $3,996         $3,603         $3,391          $2,991         $2,900
==============================================================================================================================

Ratio of net charge-offs during the year to
  average loans outstanding during the period   .12%           .15%           .21%            .34%           .23%
==============================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

INVESTMENT SECURITIES

  At December 31, 1994, the securities classified as available for sale, carried at fair value, totaled $42,567,008 with an amortized cost of $43,761,624. Securities available for sale are securities which will be held for an indefinite period of time, including securities that management intends to use as a part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk or the need to increase regulatory capital or other similar factors. Securities available for sale consist of U.S. Treasury Notes with an average life of 1 year 7 months, U.S. Government Agencies with an average life of 2 years 1 month, and other bonds, notes and debentures with an average life of 10 years. Held to maturity securities totaled $70,358,672 with a fair value of $68,744,157 at December 31, 1994. Management determined that it has both the ability and intent to hold those securities classified as held to maturity securities until maturity. Investment securities consist of U.S. Treasury Notes with an average life of 1 year 7 months, U.S. Government Agencies with an average life of 1 year 9 months, and municipal bonds with an average life of 6 years 5 months. During the year, $20,975,000 in securities matured and were reinvested along with $977,126 of funds in excess of consumer demand.


INVESTMENT SECURITIES MATURITIES AND YIELDS

                                                                            DECEMBER 31, 1994
                                                               After One Year           After Five Years
                                  Within One                     but Within                but Within              After Ten
                                     Year                        Five Years                 Ten Years                 Years
Dollars in thousands                Amount       Yield       Amount       Yield        Amount       Yield       Amount       Yield
----------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:

U.S. Treasury                      $ 5,499       4.66%      $ 8,521       6.60%
U.S. Government agencies             8,001       5.45%       11,000       5.35%        $ 3,000      7.74%
Others                                                        3,272       8.49%          1,962      9.14%      $2,507        5.87%
----------------------------------------------------------------------------------------------------------------------------------
      Total                        $13,500       5.13%      $22,793       6.27%        $ 4,962      8.29%      $2,507        5.87%
==================================================================================================================================

Investment Securities:

U.S. Treasury                      $ 1,000       5.60%      $ 4,504       5.73%
U.S. Government agencies             4,000       4.81%        9,498       5.29%        $ 1,000      6.65%
States and political subdivisions    3,339      10.00%       12,954       9.84%         26,070      8.89%      $7,994        9.28%
----------------------------------------------------------------------------------------------------------------------------------
      Total                        $ 8,339       6.98%      $26,956       7.52%        $27,070      8.82%      $7,994        9.28%
==================================================================================================================================

Yield data is presented on a federally tax equivalent basis.
================================================================================

INFLATION

  Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.
  While the effect of inflation is normally not as significant as is the influence on those businesses which have large investments in plant and inventories, it does have an effect. There are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Board of Directors and Shareholders of Bank of Granite Corporation:

     We have audited the accompanying consolidated balance sheets of Bank of Granite Corporation and its subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for certain investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115.


Deloitte & Touche LLP
Hickory, North Carolina
January 20, 1995

FINANCIAL STATEMENTS BANK OF GRANITE CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,
                                                                              1994                      1993
-----------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents (Note 1):
  Cash and due from banks                                                  $ 18,490,835              $ 19,796,865
  Federal funds sold                                                          1,000,000                 2,500,000
-----------------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                        19,490,835                22,296,865
-----------------------------------------------------------------------------------------------------------------
Investment Securities (Notes 1 and 2):
  Available for sale, at fair value (amortized cost of $43,761,624)          42,567,008
-----------------------------------------------------------------------------------------------------------------
  Held to maturity, at amortized cost (fair value of $68,744,157)            70,358,672
-----------------------------------------------------------------------------------------------------------------
  Held for sale, at amortized cost (fair value of $41,174,739)                                         40,395,327
-----------------------------------------------------------------------------------------------------------------
  Held for investment, at amortized cost (fair value of $75,781,522)                                   72,902,335
-----------------------------------------------------------------------------------------------------------------
Loans (Note 3)                                                              269,851,459               243,825,155
-----------------------------------------------------------------------------------------------------------------
Allowance for loan losses (Notes 1 and 4)                                    (3,996,491)               (3,603,430)
-----------------------------------------------------------------------------------------------------------------
Net loans                                                                   265,854,968               240,221,725
-----------------------------------------------------------------------------------------------------------------
Premises and equipment, net (Notes 1, 5 and 9)                                8,232,541                 6,797,921
-----------------------------------------------------------------------------------------------------------------
Accrued interest receivable                                                   3,632,726                 3,345,339
-----------------------------------------------------------------------------------------------------------------
Other assets                                                                  2,030,420                 1,707,985
-----------------------------------------------------------------------------------------------------------------

TOTAL                                                                      $412,167,170              $387,667,497
=================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
  Demand                                                                   $ 66,963,099              $ 62,842,733
  NOW accounts                                                               50,996,639                47,431,270
  Money market accounts                                                      34,556,005                36,714,956
  Savings                                                                    20,676,076                18,649,678
  Time deposits of $100,000 or more                                          71,898,484                64,693,092
  Other time deposits                                                        98,239,745                97,183,191
-----------------------------------------------------------------------------------------------------------------
      Total deposits                                                        343,330,048               327,514,920
Securities sold under agreements to repurchase (Note 10)                      3,280,855                 2,707,585
Accrued interest payable                                                      1,242,753                 1,007,713
Other liabilities                                                             1,145,640                   418,268
-----------------------------------------------------------------------------------------------------------------
      Total liabilities                                                     348,999,296               331,648,486
-----------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 9 and 13)

SHAREHOLDERS' EQUITY (Notes 1, 7 and 11)
Common stock, $1.00 par value, authorized - 10,000,000
  shares; issued and outstanding - 1994 - 5,958,209 shares;
  1993 - 4,747,360 shares                                                     5,958,209                 4,747,360
Capital surplus                                                              21,016,998                20,752,495
Net unrealized loss on securities available for sale, net of
  deferred income taxes of $469,244 (Notes 1 and 6)                            (725,372)
Retained earnings                                                            36,918,039                30,519,156
-----------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                             63,167,874                56,019,011
-----------------------------------------------------------------------------------------------------------------
TOTAL                                                                      $412,167,170              $387,667,497
=================================================================================================================

See notes to consolidated financial statements.
================================================================================

                FINANCIAL STATEMENTS  BANK OF GRANITE CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF INCOME

                                                                              YEARS ENDED DECEMBER 31,
                                                              1994                      1993                      1992
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                 $23,367,806               $19,852,778               $19,756,611
Federal funds sold                                             195,777                   235,262                   115,449
Investments:
  U.S. Treasury                                                978,074                 1,315,159                 2,077,516
  U.S. Government agencies                                   1,871,600                 1,708,951                 1,250,279
  States and political subdivisions                          2,719,179                 2,561,907                 2,368,446
  Other                                                        440,966                   440,040                   409,070
--------------------------------------------------------------------------------------------------------------------------
      Total interest income                                 29,573,402                26,114,097                25,977,371
--------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
Time deposits of $100,000 or more                            3,004,682                 2,682,321                 3,077,218
Other time and savings deposits                              6,378,081                 6,496,493                 7,448,081
Federal funds purchased and securities sold
  under agreements to repurchase                               127,175                    66,302                   108,234
Other borrowed funds                                             4,358                     3,938                     7,634
--------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                 9,514,296                 9,249,054                10,641,167
--------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                         20,059,106                16,865,043                15,336,204

PROVISION FOR LOAN LOSSES (Notes 1 and 4)                      704,000                   575,000                   880,000
--------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         19,355,106                16,290,043                14,456,204
--------------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
Service charges on deposit accounts                          2,772,822                 2,652,444                 2,776,462
Other service fees and commissions                           1,027,210                 1,081,760                   976,605
Other                                                          456,465                   476,971                   305,573
--------------------------------------------------------------------------------------------------------------------------
      Total other income                                     4,256,497                 4,211,175                 4,058,640
--------------------------------------------------------------------------------------------------------------------------

OTHER EXPENSES:
Salaries and wages                                           3,903,589                 3,338,860                 3,244,867
Profit-sharing and employee benefits (Note 8)                1,066,418                   803,248                   686,924
Occupancy expense, net                                         439,883                   396,326                   377,050
Equipment rentals, depreciation and maintenance                736,484                   677,167                   607,399
Federal Deposit Insurance Corporation insurance premiums       727,874                   674,423                   643,709
Other                                                        2,272,557                 1,751,470                 1,750,221
--------------------------------------------------------------------------------------------------------------------------
      Total other expenses                                   9,146,805                 7,641,494                 7,310,170
--------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING FOR INCOME TAXES (Note 6)         14,464,798                12,859,724                11,204,674

INCOME TAXES (Notes 1 and 6)                                 4,622,525                 3,984,532                 3,397,389
--------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE CUMULATIVE EFFECT OF A
  CHANGE IN ACCOUNTING FOR INCOME TAXES                      9,842,273                 8,875,192                 7,807,285

CUMULATIVE EFFECT ON PRIOR YEARS OF A
  CHANGE IN ACCOUNTING FOR INCOME TAXES                                                 (125,926)
--------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                 $ 9,842,273               $ 8,749,266               $ 7,807,285
==========================================================================================================================

PER SHARE AMOUNTS (Note 1):
Earnings per share before cumulative effect of a
  change in accounting for income taxes                    $      1.64               $      1.48               $      1.32
Cumulative effect on prior years of a change in
  accounting for income taxes                                                              (0.02)
--------------------------------------------------------------------------------------------------------------------------
Net income                                                 $      1.64               $      1.46               $      1.32
==========================================================================================================================
Cash dividends                                             $      0.38               $      0.34               $      0.32
==========================================================================================================================

See notes to consolidated financial statements.
================================================================================

FINANCIAL STATEMENTS  BANK OF GRANITE CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                     1994                      1993                      1992
---------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received                                                $ 29,440,507              $ 26,074,610              $ 26,490,235
Fees and commissions received                                       4,256,497                 4,211,175                 4,014,501
Interest paid                                                      (9,279,256)               (9,411,893)              (11,078,854)
Cash paid to suppliers and employees                               (7,729,308)               (7,344,386)               (7,321,070)
Income taxes paid                                                  (4,462,586)               (4,221,634)               (3,426,952)
---------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                    12,225,854                 9,307,872                 8,677,860
---------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of securities available for sale           9,000,000
Proceeds from maturities of securities held to maturity            11,975,000
Proceeds from maturities of securities held for investment                                   27,909,000                33,263,700
Proceeds from sales of securities held for investment                                                                   1,036,655
Purchases of securities available for sale                        (12,319,707)
Purchases of securities held to maturity                           (9,632,419)
Purchases of securities held for investment                                                 (43,324,187)              (42,840,924)
Net increase in loans                                             (26,337,243)              (14,410,494)              (10,180,093)
Capital expenditures                                               (2,133,462)                 (955,185)                 (560,880)
Proceeds from sales of equipment                                       16,587                       200                       755
---------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                       (29,431,244)              (30,780,666)              (19,280,787)
---------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits,
  NOW accounts and savings accounts                                 7,553,182                22,536,521                21,656,154
Net increase (decrease) in certificates of deposit                  8,261,946                (2,805,559)               (1,478,110)
Net increase (decrease) in federal funds purchased
  and securities sold under agreements to repurchase                  573,270                  (494,041)                  874,551
Net decrease in other borrowed funds                                  (21,000)                  (21,000)                  (32,521)
Net proceeds from issuance of common stock                            284,394                   534,694                   129,288
Dividends paid                                                     (2,237,479)               (1,988,807)               (1,771,702)
Cash paid for fractional shares                                       (14,953)                                            (11,572)
---------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                    14,399,360                17,761,808                19,366,088
---------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (2,806,030)               (3,710,986)                8,763,161

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     22,296,865                26,007,851                17,244,690

CASH AND CASH EQUIVALENTS AT END OF YEAR                         $ 19,490,835              $ 22,296,865              $ 26,007,851
=================================================================================================================================

RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
Net income                                                         $9,842,273                $8,749,266                $7,807,285
---------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to
  net cash provided by operating activities:
Depreciation                                                          648,960                   577,056                   526,966
Provision for loan losses                                             704,000                   575,000                   880,000
Premium amortization and discount accretion, net                      154,492                   165,351                   112,482
Deferred income taxes                                                 (77,608)                   69,108                  (203,315)
Gain on sale of securities held for investment                                                                            (44,139)
Loss on disposal of equipment                                          33,295                       609                     4,135
Increase (decrease) in taxes payable                                  237,547                  (180,284)                  (29,563)
(Increase) decrease in accrued interest receivable                   (287,387)                 (204,838)                  326,176
Increase (decrease) in accrued interest payable                       235,040                  (162,839)                 (437,687)
(Increase) decrease in other assets                                   224,417                  (276,317)                   37,103
Increase (decrease) in other liabilities                              510,825                    (4,240)                 (301,583)
---------------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                   2,383,581                   558,606                   870,575
---------------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                         $12,225,854                $9,307,872                $8,677,860
=================================================================================================================================

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Transfer of loans to other real estate owned                                                                         $    281,108
Transfer from retained earnings to
  common stock for stock split                                   $  1,190,958                                             941,620
Net unrealized loss on securities available for sale                1,194,616

See notes to consolidated financial statements.
================================================================================

               FINANCIAL STATEMENTS  BANK OF GRANITE CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                                                                 Net Unrealized
                                                                                                     Loss On
                                                                                                    Securities        Total
                                                Common Stock           Capital       Retained        Available     Shareholders'
FOR THE YEARS ENDED                          Shares       Amount       Surplus       Earnings        For Sale         Equity
                                                                                                               (Notes 1, 7 and 12)
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1991                3,766,000   $3,766,000   $20,128,253   $18,676,306                     $42,570,559
  Net income                                                                         7,807,285                       7,807,285
  Cash dividends                                                                    (1,771,702)                     (1,771,702)
  Shares issued under stock option plan         8,356        8,356       120,932                                       129,288
  Stock split-shares issued                   941,620      941,620                    (941,620)
  Cash paid for fractional shares                                                      (11,572)                        (11,572)
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1992                4,715,976    4,715,976    20,249,185    23,758,697                      48,723,858
  Net income                                                                         8,749,266                       8,749,266
  Cash dividends                                                                    (1,988,807)                     (1,988,807)
  Shares issued under stock option plan        31,384       31,384       503,310                                       534,694
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1993                4,747,360    4,747,360    20,752,495    30,519,156                      56,019,011
  Net income                                                                         9,842,273                       9,842,273
  Cash dividends                                                                    (2,237,479)                     (2,237,479)
  Shares issued under stock option plan        19,891       19,891       264,503                                       284,394
  Stock split-shares issued                 1,190,958    1,190,958                  (1,190,958)
  Cash paid for fractional shares                                                      (14,953)                        (14,953)
  Net unrealized loss on securities
    available for sale                                                                              $(725,372)        (725,372)
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994                5,958,209   $5,958,209   $21,016,998   $36,918,039      $(725,372)     $63,167,874
===================================================================================================================================

See notes to consolidated financial statements.
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION - Bank of Granite Corporation is a bank holding company formed under a plan of reorganization executed in June 1987. Under this plan, Bank of Granite (the "Bank") became a wholly-owned subsidiary of the Company. The Bank was organized as a state bank and incorporated in North Carolina on August 2, 1906.

  BASIS OF PRESENTATION - The consolidated financial statements include the accounts of Bank of Granite Corporation and its wholly-owned subsidiary, Bank of Granite (referred to herein collectively as the "Company"). All significant intercompany accounts and transactions have been eliminated.

  INVESTMENT SECURITIES - The Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115) effective January 1, 1994. SFAS No. 115 requires investments to be classified in three categories. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held-to-maturity securities or trading securities and equity securities not classified as trading securities are to be classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.
  Prior to 1994, the accounting for debt securities held as assets was dependent upon their classification as held for investment, trading securities or securities held for sale. Such securities classified as investment were carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Trading securities were carried at current market values, and debt securities available for sale were carried at the lower of amortized cost or market value. In order to qualify as held for investment securities, the Company must have had the ability to hold the securities to maturity and a positive intention to hold them for the foreseeable future. Management utilized these criteria in determining the accounting treatment accorded such securities. Gains and losses on held for investment securities were recognized at the time of sale based upon the specific identification method.

  PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization, computed by the straight-line method, are charged to operations over the properties' estimated useful lives, which range from 5 to 50 years or, in the case of leasehold improvements, the term of the lease if shorter. Maintenance and repairs are charged to operations in the year incurred. Gains and losses on dispositions are included in current operations.

  ALLOWANCE FOR LOAN LOSSES - The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond the Company's control. Unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses.
  The Financial Accounting Standards Board recently issued Statement No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114)(subsequently amended by SFAS No. 118). The Statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. SFAS No. 114 applies to financial statements for fiscal years beginning after December 15, 1994. Implementation of the Statement is not expected to have any material impact on financial position or results of operations.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE I (continued)

  CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

  REAL ESTATE ACQUIRED BY FORECLOSURE - Real estate acquired by foreclosure is carried at the lower of cost or fair value. Any initial losses at the time of foreclosure are charged against the allowance for loan losses with any subsequent losses or writedowns included in the income statement as a component of other expenses.

  INCOME TAXES - Provisions for income taxes are based on amounts reported in the consolidated statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include changes in deferred income taxes. Deferred income taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting basis of assets and liabilities are reflected in the balance sheets at the tax rates expected to be in effect when the differences reverse.

  PER SHARE AMOUNTS - Per share amounts have been computed using the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the years (1994 - 5,985,610; 1993 - 5,960,451 and 1992 -
5,925,644). The weighted average number of shares of common stock and dilutive common stock equivalents outstanding and all per share amounts have been adjusted to reflect the 5 for 4 stock split effected in the form of a 25% stock dividend in 1994. Dividends per share represent amounts declared by the Board of Directors.

  INCOME AND EXPENSE - The Company utilizes the accrual method of accounting, except for immaterial amounts of loan income and minor other fees which are recorded as income when collected. Substantially all loans earn interest on the level yield method based on the daily outstanding balance. The accrual of interest is discontinued when, in management's judgment, the interest may not be collected.
  The Bank defers the recognition of the net amounts of loan origination fees and certain loan origination costs and amortizes these deferred amounts over the life of each related loan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES

  The amortized cost, gross unrealized gains and losses and fair values of investment securities at December 31, 1994 and 1993 are as follows (Dollars in thousands):

                                                     Amortized               Gross Unrealized             Fair
Type and Maturity Group                                Cost               Gains           Losses          Value
-----------------------------------------------------------------------------------------------------------------
Available for sale securities consist of the following:
AT DECEMBER 31, 1994:
U.S. Treasury due:
  Within 1 year                                       $ 5,499                                            $ 5,427
  After 1 year but within 5 years                       8,521                                              8,291
-----------------------------------------------------------------------------------------------------------------
      Total U.S. Treasury                              14,020                            $  (302)         13,718
-----------------------------------------------------------------------------------------------------------------
U.S. Government agencies due:
  Within 1 year                                         8,001                                              7,891
  After 1 year but within 5 vears                      11,000                                             10,558
  After 5 years but within 10 years                     3,000                                              2,835
-----------------------------------------------------------------------------------------------------------------
      Total U.S. Government agencies                   22,001                               (717)         21,284
-----------------------------------------------------------------------------------------------------------------
Others due:
  After 1 year but within 5 years                       3,272                                              3,293
  After 5 years but within 10 years                     1,962                                              1,997
  After 10 years                                        2,507                                              2,275
-----------------------------------------------------------------------------------------------------------------
      Total others                                      7,741             $135              (311)          7,565
-----------------------------------------------------------------------------------------------------------------
TOTAL AT DECEMBER 31, 1994                            $43,762             $135           $(1,330)        $42,567
=================================================================================================================

Held to maturity securities consist of the following:
AT DECEMBER 31, 1994:
U.S. Treasury due:
  Within 1 year                                       $ 1,000                                            $   983
  After 1 year but within 5 years                       4,504                                              4,334
-----------------------------------------------------------------------------------------------------------------
      Total U.S. Treasury                               5,504                            $  (187)          5,317
-----------------------------------------------------------------------------------------------------------------
U.S. Government agencies due:
  Within 1 year                                         4,000                                              3,942
  After 1 year but within 5 years                       9,498                                              9,077
  After 5 years but within 10 years                     1,000                                                915
-----------------------------------------------------------------------------------------------------------------
      Total U.S. Government agencies                   14,498                               (564)         13,934
-----------------------------------------------------------------------------------------------------------------
State and political subdivisions due:
  Within 1 year                                         3,339                                              3,345
  After 1 year but within 5 years                      12,954                                             13,051
  After 5 years but within 10 years                    26,070                                             25,431
  After 10 years                                        7,994                                              7,666
-----------------------------------------------------------------------------------------------------------------
      Total state and political subdivisions           50,357             $719            (1,583)         49,493
-----------------------------------------------------------------------------------------------------------------
TOTAL AT DECEMBER 31, 1994                            $70,359             $719           $(2,334)        $68,744
=================================================================================================================

Held for sale securities consist of the following:
AT DECEMBER 31, 1993:
U.S. Treasury due:
  Within 1 year                                       $ 4,999                                            $ 5,035
  After 1 year but within 5 years                      10,020                                             10,154
-----------------------------------------------------------------------------------------------------------------
      Total U.S. Treasury                              15,019             $183           $   (13)         15,189
-----------------------------------------------------------------------------------------------------------------
U.S. Government agencies due:
  Within 1 year                                         4,000                                              4,051
  After 1 year but within 5 years                      14,002                                             14,112
  After 5 years but within 10 years                     2,000                                              2,032
-----------------------------------------------------------------------------------------------------------------
      Total U.S. Government agencies                   20,002              223               (30)         20,195
-----------------------------------------------------------------------------------------------------------------
Others due:
  After 1 year but within 5 years                         842                                                925
  After 5 years but within 10 years                     2,086                                              2,376
  After 10 years                                        2,446                                              2,490
-----------------------------------------------------------------------------------------------------------------
      Total others                                      5,374              417                             5,791
-----------------------------------------------------------------------------------------------------------------
TOTAL AT DECEMBER 31, 1993                            $40,395             $823           $   (43)        $41,175
=================================================================================================================

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - (continued)

                                                     Amortized              Gross Unrealized             Fair
Type and Maturity Group                                 Cost           Gains               Losses        Value
-----------------------------------------------------------------------------------------------------------------
Held for investment securities consist of the following:
AT DECEMBER 31, 1993:
U.S. Treasury due:
  Within 1 year                                       $ 1,999                                            $ 2,018
  After 1 year but within 5 years                       3,505                                              3,528
-----------------------------------------------------------------------------------------------------------------
  Total U.S. Treasury                                   5,504           $   53             $ (11)          5,546
-----------------------------------------------------------------------------------------------------------------
U.S. Government agencies due:
  Within 1 year                                         4,000                                              4,041
  After 1 year but within 5 years                      11,998                                             12,004
  After 5 years but within 10 years                     1,499                                              1,536
-----------------------------------------------------------------------------------------------------------------
  Total U.S. Government agencies                       17,497              116               (32)         17,581
-----------------------------------------------------------------------------------------------------------------
State and political subdivisions due:
  Within 1 year                                         4,886                                              4,925
  After 1 year but within 5 years                      11,976                                             12,711
  After 5 years but within 10 years                    23,360                                             24,760
  After 10 years                                        9,679                                             10,259
-----------------------------------------------------------------------------------------------------------------
  Total state and political subdivisions               49,901            2,869              (115)         52,655
-----------------------------------------------------------------------------------------------------------------
TOTAL AT DECEMBER 31, 1993                            $72,902            3,038             $(158)        $75,782
=================================================================================================================

There were no sales of securities for the years ended December 31, 1994 and
1993.
Sales of securities for the year ended December 31, 1992 resulted in only realized gains totaling $44,139.
Securities with a par value of approximately $32,415,000 and $34,530,000 were pledged as collateral for public deposits and for other purposes as required by law at December 31, 1994 and 1993, respectively.
================================================================================

NOTE 3 - LOANS

Loans at December 31, 1994 and 1993, classified by type, are as follows:

                                                                                        1994            1993
-----------------------------------------------------------------------------------------------------------------
Real estate:
  Construction                                                                      $ 20,727,600    $ 18,019,654
  Mortgage                                                                            98,953,041      85,455,817
Commercial, financial and agricultural                                               117,001,581     111,076,300
Consumer                                                                              33,156,501      29,232,656
All other loans                                                                          419,509         377,594
-----------------------------------------------------------------------------------------------------------------
  Subtotal                                                                           270,258,232     244,162,021
Net deferred origination fees                                                           (406,773)       (336,866)
-----------------------------------------------------------------------------------------------------------------
Total                                                                               $269,851,459    $243,825,155
=================================================================================================================

Nonperforming assets at December 31, 1994 and 1993 are as follows:

                                                                                        1994            1993
-----------------------------------------------------------------------------------------------------------------
Restructured loans                                                                    $  253,369      $   45,906
Foreclosed properties                                                                    273,000
Nonaccrual loans                                                                         743,515          85,849
Loans 90 days or more past due and still accruing                                      1,230,795       1,034,860
-----------------------------------------------------------------------------------------------------------------
Total                                                                                 $2,227,679      $1,439,615
=================================================================================================================

  If interest from restructured loans, foreclosed properties and nonaccrual loans had been recognized in accordance with the original terms of the loans, net income for 1994, 1993 and 1992 would not have been materially different from the amounts reported.
  Directors and officers of the Company and companies with which they are affiliated are customers of and borrowers from the Bank in the ordinary course of business. At December 31, 1994 and 1993, directors' and principal officers' direct and indirect indebtedness to the Bank aggregated $482,270 and $736,114, respectively. During 1994, additions to such loans were $228 and repayments totaled $254,072. In the opinion of management, these loans do not involve more than normal risk of collectibility, nor do they present other unfavorable features.
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1994, 1993 and 1992 are as follows:

Dollars in thousands                            1994         1993         1992
--------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                   $3,603       $3,391       $2,991
--------------------------------------------------------------------------------
Loans charged off:
  Commercial, financial and agricultural          136          331          330
  Credit cards and related plans                   10            3           17
  Installment loans to individuals                246           63          203
--------------------------------------------------------------------------------
  Total charge-offs                               392          397          550
--------------------------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial, financial and agricultural           57            5           24
  Credit cards and related plans                    1            3            8
  Installment loans to individuals                 23           26           38
--------------------------------------------------------------------------------
  Total recoveries                                 81           34           70
--------------------------------------------------------------------------------
Net charge-offs                                   311          363          480
--------------------------------------------------------------------------------
Additions charged to operations                   704          575          880
--------------------------------------------------------------------------------

BALANCE AT END OF YEAR                         $3,996       $3,603       $3,391
================================================================================
Ratio of net charge-offs during the year to
  average loans outstanding during the year      0.12%        0.15%        0.21%
================================================================================

================================================================================

NOTE 5 - PREMISES AND EQUIPMENT

Summaries of premises and equipment at December 31, 1994 and 1993 follow:

                                                                    Premises and
                                                       Accumulated   Equipment,
                                              Cost     Depreciation     Net
--------------------------------------------------------------------------------
DECEMBER 31, 1994:
  Land                                    $ 1,310,414                $1,310,414
  Buildings                                 6,179,272   $1,389,884    4,789,388
  Furniture and equipment                   4,270,438    2,556,399    1,714,039
  Construction in progress                    418,700                   418,700
--------------------------------------------------------------------------------

Total                                     $12,178,824   $3,946,283   $8,232,541
================================================================================

DECEMBER 31, 1993:
  Land                                    $ 1,018,366                $1,018,366
  Buildings                                 5,206,950   $1,257,736    3,949,214
  Furniture and equipment                   4,281,200    2,457,482    1,823,718
  Construction in progress                      6,623                     6,623
--------------------------------------------------------------------------------

Total                                     $10,513,139   $3,715,218   $6,797,921
================================================================================

  The estimated useful lives used for computing depreciation are 25 to 50 years for buildings and 5 to 15 years for furniture and equipment.
================================================================================

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6 - INCOME TAXES

The components of the income tax provision for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                         1994          1993          1992
---------------------------------------------------------------------------------------------
Current                                               $4,700,133    $4,041,350    $3,600,704
Deferred                                                 (77,608)      (56,818)     (203,315)
---------------------------------------------------------------------------------------------
Total                                                 $4,622,525    $3,984,532    $3,397,389
=============================================================================================


A reconciliation of reported income tax expense for the years ended December 31, 1994, 1993 and 1992 to the amount of tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34.31% for 1994 and 34% for 1993 and 1992 follows:

                                                         1994          1993          1992
---------------------------------------------------------------------------------------------
Tax provision at statutory rate                       $4,962,679    $4,372,306    $3,809,589
Increase (decrease) in income taxes resulting from:
  Tax-exempt interest income                            (902,044)     (841,789)     (757,364)
  State income taxes net of federal tax benefit          518,154       401,712       312,781
  Other                                                   43,736        52,303        32,383
---------------------------------------------------------------------------------------------
Income taxes reported                                 $4,622,525    $3,984,532    $3,397,389
=============================================================================================


The tax effect of the cumulative temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

DECEMBER 31, 1994                                       Assets      Liabilities      Total
---------------------------------------------------------------------------------------------
Excess book over tax bad debt expense                 $1,239,367                  $1,239,367
Excess tax over book depreciation                                    $(372,219)     (372,219)
Unrealized loss on securities available for sale         469,244                     469,244
Other, net                                               164,073      (300,738)     (136,665)
---------------------------------------------------------------------------------------------
Total                                                 $1,872,684     $(672,957)   $1,199,727
=============================================================================================

DECEMBER 31, 1993                                       Assets      Liabilities       Total
---------------------------------------------------------------------------------------------
Excess book over tax bad debt expense                 $1,084,973                  $1,084,973
Excess tax over book depreciation                                    $(366,349)     (366,349)
Other, net                                               137,277      (203,026)      (65,749)
---------------------------------------------------------------------------------------------
Total                                                 $1,222,250     $(569,375)   $  652,875
=============================================================================================

No valuation allowance has been provided for the deferred tax asset since no conditions exist which would require such an allowance.

Deferred income tax benefits for the year ended December 31, 1992 consist of the following:

                                                                      1992
---------------------------------------------------------------------------------------------
Excess tax over book depreciation                                  $  17,676
Provision for loan losses for tax purposes
  less than the amount charged to operations                        (157,350)
Bond discount accretion deferred                                       4,426
Other                                                                (68,067)
---------------------------------------------------------------------------------------------
Total                                                              $(203,315)
=============================================================================================

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7 - STOCK OPTIONS

  At December 31, 1994, 1993 and 1992, 109,106, 110,508 and 124,869 shares of common stock were reserved for stock options granted under the Company's employee stock option plan, respectively, and 21,769, 69,838 and 55,870 shares of common stock were reserved for stock options not granted, respectively. Option prices are established at market value on the dates granted by the Board of Directors. Certain option information for the years ended December 31, 1994, 1993 and 1992 follows:

                                                                                Option Price
                                                                 Shares           Per Share             Total
------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994                                 109,106        $10.88 - $28.00        $2,000,203
Outstanding at December 31, 1993                                 110,508        $10.88 - $22.80        $1,721,002

Granted:
1994                                                              24,188        $23.60 - $28.00        $  584,025
1993                                                              26,687                 $22.80        $  608,464
1992                                                              22,535                 $15.68        $  353,349

Exercised:
1994                                                              24,602        $14.08 - $22.80        $  284,394
1993                                                              39,230        $11.26 - $22.80        $  543,695
1992                                                              11,218        $ 9.09 - $15.68        $  129,288

Expired:
1994                                                                 988        $13.12 - $23.60        $   20,430
1993                                                               1,818        $11.26 - $22.80        $   36,024
1992                                                               2,073        $11.21 - $14.40        $   27,585

  Options granted become exercisable as to one-fifth of the grant per year over a five-year period commencing one year from the date of grant. No option may be exercisable more than five years after the date of grant. Options outstanding at December 31, 1994 are exercisable as follows:

Year                               Shares
--------------------------------------------------------------------------------
1995                               80,429
1996                               14,014
1997                                9,775
1998                                4,888


NOTE 8 - EMPLOYEE BENEFIT PLANS

  The Company has a trustee profit-sharing plan covering substantially all employees. Contributions are at the discretion of the Board of Directors but may not exceed the maximum amount allowable for federal income tax purposes. Contributions totaled $501,955, $462,179 and $428,263 for the years ended December 31, 1994, 1993 and 1992, respectively.
  In 1994, the Company adopted a Supplemental Executive Retirement Plan ("SERP"). The SERP allows the Company to supplement the level of certain executives' retirement income over that which is obtainable through the tax-qualified retirement plan sponsored by the Company. Contributions to the SERP totaled $10,929 for the year ended December 31, 1994.

NOTE 9 - LEASES

LESSEE - OPERATING - The Company leases certain premises and equipment under operating lease agreements. As of December 31, 1994, future minimum rental payments under operating leases having noncancelable lease terms in excess of one year are: 1995, $22,500; 1996, $22,500; 1997, $13,125.
  Rental expense charged to operations under all operating lease agreements was $47,775, $47,509 and $48,317 for the years ended December 31, 1994, 1993 and
1992, respectively.
LESSOR - OPERATING - The Company leases certain office space to others under operating lease agreements. Future minimum rental receipts under operating leases having noncancelable lease terms in excess of one year as of December 31, 1994 are $169,992 (1995 - $56,664, 1996 - $56,664 and 1997 - $56,664).
  Rental income received under all operating lease agreements was $77,500, $76,905 and $66,536 for the years ended December 31, 1994, 1993 and 1992, respectively.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Federal funds purchased generally represent overnight borrowings by the Bank for temporary funding requirements. Securities sold under agreements to repurchase represent short-term borrowings by the Bank collateralized by U.S. Treasury and U.S. Government agency securities. Following is a summary of these borrowings:

                                                                       1994              1993             1992
------------------------------------------------------------------------------------------------------------------
Federal funds purchased:
  Maximum amount outstanding at any month-end during the year       $5,000,000                         $6,000,000
  Average daily balance outstanding during the year                    492,204                            676,071
  Average annual interest rate paid during the year                        3.8%                               3.9%
Securities sold under agreements to repurchase:
  Balance at December 31                                            $3,280,855        $2,707,585       $3,201,626
  Weighted average interest rate at December 31                            4.9%              2.3%             2.4%
  Maximum amount outstanding at any month-end during the year       $3,395,055        $3,250,765       $3,257,496
  Average daily balance outstanding during the year                 $2,998,020        $2,667,334       $2,811,586
  Average annual interest rate paid during the year                        3.6%              2.5%             2.9%
==================================================================================================================

NOTE 11 - REGULATION AND REGULATORY RESTRICTIONS

  The holding company is regulated by the Board of Governors of the Federal Reserve System (FRB) and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Federal Deposit Insurance Corporation (FDIC), the North Carolina State Banking Commission and the FRB.
  The primary source of funds for the payment of dividends by Bank of Granite Corporation is dividends received from its subsidiary, Bank of Granite. The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes
Section 53 - 87. As of December 31, 1994, the Bank had undivided profits of $51,206,130.
  In an effort to achieve a measurement of capital adequacy that is sensitive to the individual risk profiles of financial institutions, the various financial institution regulators mandate minimum capital regulations and guidelines that categorize various components of capital and types of assets and measure capital adequacy in relation to a particular institution's relative levels of those capital components and the level of risk associated with various types of assets of that financial institution. The FDIC and the FRB statements of policy on "risk-based capital" require the Company to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the policy statement.
  At December 31, 1994, the Company is required to have minimum Tier 1 and leverage capital ratios of 4% and a total capital ratio of 8%. The Company's actual ratios at that date were 20.8%, 16.0% and 22.1% respectively.
  The average reserve balance required to be maintained under the requirements of the Federal Reserve was approximately $7,188,000 for the year ended December 31, 1994. The bank maintained average reserve balances in excess of the requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12 - PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial data for Bank of Granite Corporation (parent company only) follows:

                                                                                   DECEMBER 31,
CONDENSED BALANCE SHEETS                                                        1994         1993
--------------------------------------------------------------------------------------------------------------------
Assets:
  Cash on deposit with bank subsidiary                                      $   466,647   $   401,253
  Investment in subsidiary bank at equity                                    62,083,296    55,290,133
  Other investments                                                             559,695       306,135
  Other                                                                          80,900        25,450
--------------------------------------------------------------------------------------------------------------------
Total                                                                       $63,190,538   $56,022,971
====================================================================================================================

Liabilities and Shareholders' Equity:
  Other liabilities                                                         $    22,664   $     3,960
  Shareholders' equity                                                       63,167,874    56,019,011
--------------------------------------------------------------------------------------------------------------------
Total                                                                       $63,190,538   $56,022,971
====================================================================================================================


                                                                                FOR THE YEARS ENDED DECEMBER 31,
CONDENSED RESULTS OF OPERATIONS                                                 1994         1993          1992
--------------------------------------------------------------------------------------------------------------------
Equity in earnings of subsidiary bank:
  Dividends                                                                  $2,286,694    $2,019,418    $1,781,839
  Undistributed                                                               7,536,874     6,765,134     6,132,481
Income (expenses), net                                                           18,705       (35,286)     (107,035)
--------------------------------------------------------------------------------------------------------------------
Net income                                                                   $9,842,273    $8,749,266    $7,807,285
====================================================================================================================


                                                                                FOR THE YEARS ENDED DECEMBER 31,
CONDENSED CASH FLOW                                                             1994          1993          1992
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash

Cash flows from operating activities:
  Interest received                                                         $    27,839   $     9,322   $     6,621
  Dividends received from subsidiary bank                                     2,286,694     2,019,418     1,781,839
  Net cash paid to suppliers                                                    (57,744)      (80,234)      (98,868)
--------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                   2,256,789     1,948,506     1,689,592
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities -
 Purchases of securities held to maturity                                      (223,357)
--------------------------------------------------------------------------------------------------------------------
Purchases of securities held for investment                                                  (158,058)      (50,000)
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds from issuance of common stock                                    284,394       534,694       129,288
  Net dividends paid                                                         (2,237,479)   (1,988,807)   (1,771,702)
  Cash paid for fractional shares                                               (14,953)                    (11,572)
--------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                    (1,968,038)   (1,454,113)   (1,653,986)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                  65,394       336,335       (14,394)
Cash at beginning of year                                                       401,253        64,918        79,312
--------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                         $   466,647   $   401,253   $    64,918
====================================================================================================================

Reconciliation of net income to net cash provided by operating activities:
  Net income                                                                $ 9,842,273   $ 8,749,266   $ 7,807,285
--------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Amortization of organization costs
      Equity in undistributed earnings of subsidiary                         (7,536,874)   (6,765,134)   (6,132,481)
      Increase in other assets                                                  (55,450)      (24,586)         (212)
      Increase (decrease) in other liabilities                                    6,840       (11,040)       15,000
--------------------------------------------------------------------------------------------------------------------
          Total adjustments                                                  (7,585,484)   (6,800,760)   (6,117,693)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                   $ 2,256,789   $ 1,948,506   $ 1,689,592
====================================================================================================================

Supplemental disclosure of non-cash transactions - Transfer from capital
Surplus to common stock:                                                    $ 1,190,958                 $   941,620
  Unrealized loss on investment in bank at equity                               743,711
  Unrealized gain on other investments                                           30,203
====================================================================================================================

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13 - COMMITMENTS AND CONTINGENCIES

  The Bank has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts outstanding do not necessarily represent future cash requirements. Standby letters of credit represent conditional commitments issued by the Bank to assure the performance of a customer to a third party. The unused portion of commitments to extend credit at December 31, 1994 and 1993 was $50,229,879 and $40,409,753, respectively. Additionally, standby letters of credit of $2,938,253 and $4,369,602 were outstanding at December 31, 1994 and 1993, respectively.
  The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Bank uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral held varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, inventories and accounts receivable. Management does not anticipate any significant losses as a result of these financial instruments.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                                                        Estimated
                                                                                Carrying                  Fair
DECEMBER 31, 1994                                                                Amount                   Value
------------------------------------------------------------------------------------------------------------------
Assets:       Cash and cash equivalents                                         $ 19,491                 $ 19,491
              Marketable securities                                              112,926                  111,312
              Loans                                                              265,855                  266,290
Liabilities:  Demand deposits                                                    173,192                  173,192
              Time deposits                                                      170,138                  165,846
Off-balance-sheet unrealized gains (losses) -
  Commitments                                                                                                  71

                                                                                                        Estimated
                                                                                Carrying                  Fair
DECEMBER 31, 1993                                                                Amount                   Value
------------------------------------------------------------------------------------------------------------------
Assets:       Cash and cash equivalents                                         $ 22,297                 $ 22,297
              Marketable securities                                              113,298                  116,956
              Loans                                                              240,222                  241,515
Liabilities:  Demand deposits                                                    165,639                  165,639
              Time deposits                                                      161,876                  159,979
Off-balance-sheet unrealized gains (losses) -
  Commitments                                                                                                  69

  The fair value of marketable securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The fair value of loans, time deposits, commitments and guarantees is estimated based on present values using applicable risk-adjusted spreads to the U.S. Treasury curve to approximate current entry-value interest rates applicable to each category of such financial instruments.
  No adjustment was made to the entry-value interest rates for changes in credit of loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the loan portfolio for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis.
  As required by the Statement, demand deposits are shown at their face value. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.




34