Form 10-K405, Exhibit 13
period 1995-12-31
BANK OF GRANITE CORP
filed 1996-03-27
CIK 810689

                                                                      EXHIBIT 13

MARKET AND DIVIDEND SUMMARY


       1995    Quarter 1     Quarter 2     Quarter 3     Quarter 4     1994     Quarter 1     Quarter 2     Quarter 3     Quarter 4
-----------------------------------------------------------------------------------------------------------------------------------
Price Range
   High           $25         $27 1/4       $27             $29                  $24 7/8       $27 1/4       $29           $27 3/4
   Low             24          24            25 1/2          26                   23 1/4        22 7/8        26 3/4        23 1/2
   Closing         25          27            27              29                   23 5/8        27 3/4        27 1/2        25
Dividends         .10         .10           .12             .12                  .09           .09           .10           .10


                            MANAGEMENT'S DISCUSSION
                                AND ANALYSIS AND
                               AUDITED FINANCIAL
                                   STATEMENTS

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's Discussion and Analysis is provided to assist in understanding and evaluating the Company's results of operations and financial condition. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein. In 1987 Bank of Granite Corporation (the "Company") was formed under a plan whereby all previously issued shares of Bank of Granite stock were exchanged for shares of the Company. The Bank then became a wholly-owned subsidiary of the Company. All information is presented as consolidated data.

                             RESULTS OF OPERATIONS

The following discussion relates to the operations for the year ended December 31, 1995 compared to the year ended December 31, 1994, the year ended December 1994 compared to the year ended December 31, 1993, and the year ended December 31, 1993 compared to the year ended December 31, 1992.

                             1995 COMPARED TO 1994

Net income for 1995 was $11,516,944 or $1.92 per share compared to $9,842,273 or $1.64 per share in 1994. This 17% increase in net income resulted primarily from the subsidiary Bank's continued successful efforts to increase net interest income over the previous period. Net interest income increased to $23,365,432 compared to $20,059,106 in 1994. The increase in interest income was attributable to increases in interest rates and loan volume. Approximately 56% of the increase in interest income was attributable to increases in rate. Gross loan increased $31,833,940 or 11.8%. Interest expense increased $3,687,242 of which 74% was attributable to increases in rate, the remaining 26% was attributable to a growth in interest-bearing deposits of $27,990,100 or 10.1%. Other income remained relatively flat at $4,120,865 compared to $4,256,497 in 1994. The increase in service charges on deposit accounts of $70,263 reflects growth in deposits accounts. During 1995 the bank continued to place emphasis on non-traditional banking services such as annuities, leasing, originating mortgage loans and small business administration. In focusing on these products the bank experienced volatility in earnings commonly associated with such products. Other service fees and commissions decreased $51,259 which was primarily due to decreases in the sales of annuities.
Annuity sales fluctuate with interest rates. For the most part interest rates were on the rise during 1995, thus negatively impacting annuity sales. Fees from the origination of mortgage loans began to reflect increases over the previous year during the fourth quarter. For the year ended December 31, 1995 the bank earned $406,225 compared to $328,137 in 1994. Other income decreased by $114,684 which was primarily attributable to decreases in the sales of the guaranteed portion of small business administration loans. Net losses on securities resulted from securities being called at a premium as well as the sale of a mutual fund investment. The funds from these transactions were reinvested at higher yields. Other expenses increased $107,016 or 1.2% over the previous year. Salaries and benefits increased $257,807 or 5.2% as a result of general salary increases and the cost of providing related benefits. Equipment rentals, depreciation and maintenance increased $95,697 or 13.0% primarily as a result of additional technology purchases and installation. The Federal Deposit Insurance Corporation insurance premiums decreased to $395,372. During 1995 the FDIC assessment rate was reduced from 23 cents per $100 of deposit to 4 cents per $100 of deposit. The reduction in rate reflects the bank's strength and the Bank Insurance Fund reaching its recapitalization level of 1.25% of insured deposits held in commercial banks. Other operating expenses reflect a non-recurring loss of $50,816 on the sale of other real estate owned during 1995.

                             1994 COMPARED TO 1993

Net income for 1994 was $9,842,273 or $1.64 per share compared to $8,749,266 or $1.46 per share in 1993. The 12.5% increase in net income resulted primarily from the subsidiary Bank's continued successful efforts to increase net interest income over the previous period coupled with efforts to increase non-interest income over previous periods. Net interest income increased to $20,059,106 in 1994 compared to $16,865,043 in 1993. The increase in interest income was attributable to increases in interest rates and growth in loan volume. The prime rate increased six times during 1994 from 6.00% to 8.5% and loans grew 10.67% to $269,851,459. The increase in interest expense resulted from a growth of 4.42% in interest-bearing deposits. Other income increased to $4,256,497 in 1994 compared to $4,211,175 in 1993, primarily due to increases in volume of service charges on deposit accounts. The $120,378 increase reflects growth in deposit accounts. Other service fees and commissions, and other income reflect a decrease of $75,056 compared to last year. The decrease is a result of rising interest rates which negatively impacted fees associated with originating and renewing mortgage loans. In 1994 the Company earned $328,137 for originating mortgage loan compared to $487,020 last year. Management continued to place emphasis on non-traditional banking services such as annuities and leasing which produced $106,453 in non-interest income. Additionally, sales of the guaranteed portions of small business administration loans produced $268,068 in income. Other expenses increased to $9,146,805 in 1994 compared to $7,641,494 in 1993. Salaries and employee benefits increased by $827,899, accounting for 55.00% of the total increase in non-interest expense. Equipment rentals, depreciation and maintenance expense increased $59,317 or 8.76% as a result of purchases of additional computer software and related peripherals. FDIC premiums increased by $53,451 or 7.93% reflecting a growth in deposits. A non-recurring loss on the sale of other real estate owned amounted to $111,547 or 7.41% of the total increase in non-interest expense. Telephone and telegraph expenses increased $101,485 or 6.74% of the total increase in non-interest expense due to the installation and operation of a new telephone system.


                             1993 COMPARED TO 1992

Net income for 1993 was $8,749,266 or $1.46 per share compared to $7,807,285 or $1.32 per share in 1992. The 12.1% increase in net income resulted primarily from the subsidiary Bank's continued successful efforts to increase net interest income over previous periods coupled with efforts to increase its non-interest income over previous periods. Net interest income increased to $16,865,043 in 1993 compared to $15,336,204 in 1992. The increase in interest income was attributable to growth in volume. Interest rates remained flat during 1993, resulting in maturing loans and investments repricing at lower yielding rates. The decrease in interest expense resulted from higher yielding deposits maturing and reinvesting at lower interest rates. Other income increased to $4,211,175 in 1993 compared to $4,058,640 in 1992 primarily due to an increase in both rate and volume in other service fees and commission and other income. Management continued to place emphasis on non-traditional banking services relatively new to the Bank, such as annuities, leasing, and originating mortgage loans, which produced $565,730 in non-interest income compared to $440,631. Additionally, sales of the guaranteed portion of small business administration loans produced $314,416. Other expenses increased to $7,641,494 in 1993 compared to $7,310,170 in 1992. Salaries and employee benefits increased by $210,317, accounting for 63.5% of the total increase in non-interest expense. Equipment rentals, depreciation and maintenance expense increased $69,768 or 11.5% as a result of purchases of computer software and related peripherals. FDIC premiums increased $30,714 as a result of deposit growth.

                              NET INTEREST INCOME

Net interest income (the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities, primarily deposits in the Company's subsidiary bank) represents the most significant portion of the Company's earnings. It is management's on-going policy to maximize net interest income. Net interest income totaled $23,365,432, $20,059,106 and 16,865,043 for 1995, 1994 and 1993, respectively, representing and increase of 16.5% for 1995 over 1994, 18.9% for 1994 over 1993, and 10.0% for 1993 over
1992. Interest rate spreads have been at least 4.4% over the last three years, and the Company continues efforts to maximize these favorable spreads by management of both loan and deposit rates in order to support the overall earnings growth. The following table presents the daily average balances, interest income/expense and average rates earned and paid on interest-earning assets and interest-bearing liabilities of the Company for the last three years.

                                                               AVERAGE BALANCES AND INTEREST INCOME ANALYSIS
Dollars in thousands                                                  FOR THE YEARS ENDED DECEMBER 31,

                                                        1995                          1994                          1993
                                                        ----                          ----                          ----
                                                       INTEREST                      INTEREST                      INTEREST
                                            AVERAGE    INCOME/  AVERAGE   AVERAGE    INCOME/  AVERAGE   AVERAGE    INCOME/  AVERAGE
                                            BALANCE    EXPENSE     RATE   BALANCE    EXPENSE     RATE   BALANCE    EXPENSE     RATE
                                            -------    -------  -------   -------    -------- -------   -------    -------- -------
ASSETS:
Cash and due from banks                    $ 19,462                      $ 18,744                      $ 17,306
Net loans(1)                                282,625   $ 29,848   10.6%    252,321   $ 23,368    9.3%    231,178   $ 19,853    8.6%
Taxable securities                           62,128      3,623    5.8%     62,497      3,290    5.3%     60,300      3,464    5.7%
Non-taxable securities(2)                    50,864      2,845    8.6%     49,087      2,719    8.5%     43,713      2,562    8.9%
Federal funds sold and securities
 purchased under agreement to resell          4,163        251    6.0%      4,053        196    4.8%      7,513        235    3.1%
Bank premises and equipment, net              8,104                         7,575                         6,492
Other assets                                  5,731                         4,897                         4,683
Total assets                               $433,077                      $399,174                      $371,185
Total interest earning assets              $403,907   $ 36,567    9.4%   $371,707   $ 29,573    8.4%   $345,328   $ 26,114    7.9%


LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest bearing deposits                  $291,056   $ 13,025    4.5%   $271,408   $  9,383    3.5%   $258,162   $  9,179    3.6%
Non-interest bearing deposits                67,223                        62,169                        55,637
Federal funds purchased and securities
  sold under agreement to repurchase          3,323        176    5.3%      3,490        127    3.6%      2,711         66    2.4%
Other liabilities                             3,314          1              2,455          4     .2%      2,519          4     .2%
Shareholders' equity                         68,161                        59,652                        52,156
Total liabilities and shareholders'
  equity                                   $433,077                      $399,174                      $371,185
Total interest bearing liabilities         $294,379   $ 13,202    4.5%   $274,956   $  9,514    3.5%   $260,915   $  9,249    3.5%
Net interest earned and net yield
  on earning assets(3)                                $ 23,365    6.2%              $ 20,059    5.4%              $ 16,865    5.3%
Interest rate spread(4)                                           4.9%                          4.9%                          4.4%

(1) Non-accrual loans have been included.
(2) Yields on tax-exempt investments have been adjusted to a tax equivalent basis using 35% for 1995 and 1994, and 34% for 1993.
(3) Net yield on earning assets is computed by dividing net interest earned by average earning assets.
(4) The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.

Changes in interest income and interest expense can result from changes in both volume and rates. The following table sets for the dollar amount of increase (decrease) in interest income and interest expense resulting from changes in the volume of interest earning assets and interest bearing liabilities and from changes in yields and rates.

                                                                      INTEREST RATE/VOLUME ANALYSIS
Dollars in thousands                                                 FOR THE YEARS ENDED DECEMBER 31,

                                                 1995 Compared to 1994                            1994 Compared to 1993
                                                 ---------------------                            ---------------------
                                       Volume (1)       Rate (1)            Total      Volume (1)         Rate (1)           Total
                                       ----------       --------            -----      ----------         --------           -----
Interest Earning Assets:
Taxable investment securities            $   (20)        $   353          $   333         $   120         $  (294)         $  (174)
Non-taxable investment securities             99              27              126             307            (150)             157
Federal funds sold                             5              50               55            (138)             99              (39)
Loans                                      3,015           3,465            6,480           1,878           1,637            3,515
                                         -------         -------          -------         -------         -------          -------
Total                                    $ 3,099         $ 3,895          $ 6,994         $ 2,167         $ 1,292          $ 3,459
                                         -------         -------          -------         -------         -------          -------

Interest Bearing Liabilities:
Savings deposits                         $    29         $    34          $    63         $    73         $   (28)         $    45
Other time deposits                          977           2,455            3,432              33             (26)               7
Other                                        (46)            238              192             235             (22)             213
                                         -------         -------          -------         -------         -------          -------
Total                                    $   960         $ 2,727          $ 3,687         $   341         $   (76)         $   265
                                         -------         -------          -------         -------         -------          -------

(1) The rate/volume variance for each category has been allocated equally on a consistent basis between rate and volume variances.


                    LIQUIDITY AND INTEREST RATE SENSITIVITY

The objectives of the Company's liquidity management policy include providing adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for on-going operations of the Company and regulatory requirements of the Bank. Liquidity requirements of the Company are met primarily through two categories of funds. The first is core deposits which includes demand deposits, savings accounts and certificates of deposits. The Company considers these to be a stable portion of the Company's liability mix and the result of on-going stable consumer and commercial banking relationships. At December 31, 1995 core deposits totaled $292,898,093 or 77.7% of the Company's total deposits.

The other principal method of funding utilized by the Bank is through large denomination certificates of deposit, federal funds purchased, repurchase agreements and other short-term borrowings. The Company's policy is to emphasize core deposit growth rather than growth of purchased liabilities as the cost of purchased liabilities are greater.

The majority of the Bank's deposit mix are rate-sensitive instruments with rates which tend to fluctuate with market rates. This, coupled with the Company's short-term certificates of deposit, has increased the opportunities for deposit repricing. The Company is placing greater significance on monitoring and management of the Company's asset/liability position. The Company's policy of managing the bank subsidiary's interest margin (gap between interest earning assets compared to interest-bearing liabilities) is to maximize net interest income while maintaining a stable deposit base. The BankAEs deposit base generally is not subject to volatility experienced in national financial markets in recent years; however, the Company does realize the importance of minimizing such volatility while at the same time maintaining and improving earnings. A common method used to manage interest rate sensitivity is to measure, over various time periods, the interest rate sensitivity positions, or gaps; however, this method addresses only the magnitude of timing differences and does not address earnings or market value. Therefore, management prepares on a regular basis earnings projections based on a range of interest rate scenarios of rising, flat and declining rates in order to more accurately measure interest rate risk.

Interest-bearing liabilities and the loan portfolio are generally repriced to current market rates. The CompanyAEs balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as the market rates change. Because a major portion of the loan portfolio is repriced immediately as market rates change and exceed immediately sensitive interest-bearing deposits, the earning position could improve in a rising rate environment and could deteriorate in a declining rate environment, depending on the correlation of rate changes in these two categories.

                                                                       INTEREST RATE SENSITIVITY

Dollars in thousand                                                         DECEMBER 31, 1995

                                                                                                        Non-Sensitive
                                                    Interest Sensitivity in Days                        and Sensitive
                                             1-90          91-180          181-365                         Over One
                                             Days            Days             Days           Total           Year             Total
                                             ----            ----             ----           -----           ----             -----
Interest Earning Assets
  Federal funds sold                     $  1,500                                         $  1,500                         $  1,500
Securities:
  U.S. Treasury                             2,000                         $  6,004           8,004        $  7,502           15,506
  U.S. Government agencies                  4,000        $  1,999           11,000          16,999          26,288           43,287
  States and political subdivisions           715           1,178            1,218           3,111          52,732           55,843
  Other                                       100                                              100           8,793            8,893
Loans
 Real estate:
  Construction                             22,950             303              565          23,818           3,290           27,108
  Mortgage                                105,879             835            1,591         108,305          10,393          118,698
 Commercial, financial and
   agricultural                           112,743           1,547            1,932         116,222           4,315          120,537
 Consumer                                  14,676           2,618            4,554          21,848          13,772           35,620
 All other                                    241                                              241                              241
                                         --------        --------         --------        --------        --------         --------
 Total interest earning assets           $264,804        $  8,480         $ 26,864        $300,148        $127,085         $427,233
                                         --------        --------         --------        --------        --------         --------

Interest Bearing Liabilities
  Interest bearing deposits:
Savings and NOW accounts                 $ 77,403                                         $ 77,403                         $ 77,403
Money market accounts                      27,341                                           27,341                           27,341
Time deposits of $100,000 or more          47,196        $ 16,961         $ 13,149          77,306        $  6,839           84,145
Other time deposits                        43,083          20,170           22,280          85,533          29,921          115,454
Federal funds purchased and securities
  sold under agreements to repurchase       2,983                                            2,983                            2,983
                                         --------        --------         --------        --------        --------         --------
  Total interest bearing liabilities     $198,006        $ 37,131         $ 35,429        $270,566        $ 36,760         $307,326
                                         --------        --------         --------        --------        --------         --------

Interest sensitivity gap                 $ 66,798        $(28,651)        $ (8,565)       $ 29,582
Cumulative gap                           $ 66,798        $ 38,147         $ 29,582        $ 29,582
Interest earning assets as a
  percentage of interest
  bearing liabilities                         134%             23%              76%            111%
                                         --------        --------         --------        --------

* All securities as presented are at amortized cost.
* Loan are gross of net origination fees/costs.

The following table presents the maturity and distribution of the BankAEs loans by type, including maturity and fixed rate loans.

      MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Dollars in thousands                                                      DECEMBER 31, 1995

                                                                           One to     Five Years
Loan Maturities                                      One Year          Five Years        or More             Total
---------------                                      --------          ----------     ----------             -----
Real estate:
  Construction                                       $  9,103            $ 13,101        $ 4,904          $ 27,108
  Mortgage                                             40,828              60,452         17,418           118,698
Commercial, financial and agricultural                 75,146              39,775          5,616           120,537
Consumer                                               16,607              18,114            899            36,620
All other                                                 193                  45              3               241
                                                     --------            --------        -------          --------
Total                                                $141,877            $131,487        $28,840          $302,204
                                                     --------            --------        -------          --------

Predetermined rate, maturity
  greater than one year                                                  $ 26,292        $ 5,477          $ 31,769
Variable rate or maturing
  within one year                                    $141,877             105,195         23,363           270,435
                                                     --------            --------        -------          --------
  Total                                              $141,877            $131,487        $28,840          $302,204
                                                     --------            --------        -------          --------

* Loans are gross of net origination fees/costs.

The Bank's yield on interest-bearing liabilities increased to 4.5% during 1995 compared to 3.5% in 1994. The bank's primary growth in deposits are reflected in time deposits, which increased $29,474,887. Rate sensitive consumers capitalized upon the higher yielding time deposits during the rising rate environment in 1995. An increased customer awareness of interest rates increases the importance of rate management by the Company. The CompanyAEs management continuously monitors market pricing, competitors' rates, and internal interest rate spreads to maintain the Company's growth and profitability. Deposits being the principal source of funds for continued growth, the Company attempts to structure the BankAEs rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Company. The daily average amounts of deposits of the Bank are summarized below.

                                                             AVERAGE DEPOSITS

Dollars in thousands                                  FOR THE YEARS ENDED DECEMBER 31,

                                                   1995             1994               1993
                                                   ----             ----               ----
Non-interest bearing deposits                  $ 67,223         $ 62,169           $ 55,637
Interest bearing deposits                       291,056          271,408            258,162
                                               --------         --------           --------
  Total                                        $358,279         $333,577           $313,799
                                               --------         --------           --------


The above table includes certificates of deposit $100,000 and over which at December 31, 1995 totaled $84,145,000. Of this total $47,196,000 had scheduled maturities or repriced within three months, $16,961,000 within six months, $13,149,000 within six to twelve months and $6,839,000 within thirteen to sixty months.

                               CAPITAL RESOURCES

Future growth and expansion of the Company is dictated by the ability to generate capital which is generated principally by earnings of the subsidiary Bank. As of December 31, 1995 the Company's ratio of total capital to risk-adjusted assets was 22.7%. The Company is one of the soundest and most strongly capitalized in the nation, and fully expects to be able to meet future capital needs caused by growth and expansion as well as regulatory capital requirements. The Company is not aware of any current recommendation by regulatory authorities which if implemented would materially affect the Company's liquidity, capital resources or operations.

                                     LOANS

Historically, the Bank has made both consumer and commercial loans within its market area. The Company generally considers its market to be Caldwell, Catawba and Burke counties of North Carolina. Total loans at December 31, 1995 were $301,685,399. This compares with $269,851,459 at December 31, 1994, an increase of $31,833,940 or 11.8%. The Company places emphasis on consumer based installment loans and commercial loans to small and medium sized business. The Bank has a diversified loan portfolio with no concentrations to any one borrower, industry or market region. The amounts and types of loans outstanding for the past five years ended December 31 are shown on the following table.

                                                                              LOANS

Dollars in thousands                                                        DECEMBER 31,

                                                1995            1994            1993            1992            1991
                                                ----            ----            ----            ----            ----
Real estate:
  Construction                              $ 27,108        $ 20,728        $ 18,020        $ 16,219        $ 15,548
  Mortgage                                   118,697          98,953          85,456          65,688          48,119
Commercial, financial and agricultural       120,537         117,002         111,076         121,795         128,541
Consumer                                      35,620          33,156          29,233          26,010          27,837
All other loans                                  241             419             377             259             350
                                            --------        --------        --------        --------        --------
Subtotal                                     302,203         270,258         244,162         229,971         220,395
Net deferred origination costs (fees)           (518)           (407)           (337)           (193)            (37)
                                            --------        --------        --------        --------        --------
Total                                       $301,685        $269,851        $243,825        $229,778        $220,358
                                            --------        --------        --------        --------        --------

Nonperforming assets at December 31
  are as follows:

Restructured loans                                          $    253        $    350
Foreclosed properties                                                            273        $    281        $     12
Nonaccrual loans                            $    231             744              86             174             267
Loans 90 days or more past due
  and still accruing                             441           1,231             685             649           1,090
                                            --------        --------        --------        --------        --------
Total                                       $    672        $  2,228        $  1,394        $  1,104        $  1,369
                                            --------        --------        --------        --------        --------

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

The composition of the portfolio remained level with real estate loans comprising 48% of the portfolio compared to 44% in 1994; commercial loans comprising 40% of the portfolio compared to 43% in 1994; and consumer loans comprising 12% compared to 12% in 1994. Commercial loans of $120,536,374, consumer loans of $35,620,407 and real estate mortgage loans of $118,697,296 are loans for which the principal source of repayment is derived from the ongoing cash flow of the business. Real estate construction loans of $27,108,399 are loans for which the principal source of repayment comes from the sale of real estate or from obtaining permanent financing.

                   PROVISION AND ALLOWANCES FOR LOANS LOSSES

Management determines the allowance for loans losses based on a number of factors including reviewing and evaluating the Company's loan portfolio in order to identify potential problem loans, credit concentrations and other risk factors connected to the loans portfolio as well as current and projected economic conditions locally and nationally. Upon loan origination, management evaluates the relative quality of each loans and assigns a corresponding loan grade. All loans are periodically reviewed to determine whether any changes in these loan grades are necessary. This loan grading system assists management in determining the overall risk in the loan portfolio. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.

In 1995 the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan" (SFAS No. 114) (subsequently amended by SFAS No. 118). SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $516,887 ($228,729 of which is on non-accrual basis). The average recorded balance of impaired loans during 1995 was not significantly different from the balance at December 31, 1995. The related allowance for loan losses determined in accordance with SFAS No. 114 for these loans is $284,444 at December 31, 1995. For the year ended December 31, 1995, the Bank recognized interest income on those impaired loans of approximately $27,085.
Management realizes that general economic trends greatly affect loan losses and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period, or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizeable additions to the allowance, thus necessitating similarly sizeable charges to operations. The allowance for loan losses was 1.56%, 1.50% and 1.50% of net loan outstanding at December 31, 1995, 1994 and 1993, respectively, which was consistent with both management's desire for strong reserves, and credit quality ratings of the loan portfolio. The ratio of net charge-offs during the year to average loans outstanding during the period were .16%, .12% and .15% at December 31, 1995, 1994 and 1993,
respectively. These ratios reflect management's conservative lending, and effective efforts to recover credit losses.

The following table presents the allocation of the allowance for loan losses by category, and an analysis of the allowance for loan losses.

                                                                 CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                                                FOR THE YEARS ENDED DECEMBER 31,

                                                            1995        1994        1993        1992        1991
                                                            ----        ----        ----        ----        ----
Balance at beginning of year                              $3,996      $3,603      $3,391      $2,991      $2,900
Loans charged off:
  Commercial, financial and agricultural                     297         136         331         330         634
  Credit cards and related plans                               8          10           3          17          19
  Installment loans to individuals                           288         246          63         203         152
                                                          ------      ------      ------      ------      ------
Total charge-offs                                            593         392         397         550         805
                                                          ------      ------      ------      ------      ------

Recoveries of loans previously charged off:
  Commercial, financial and agricultural                      40          57           5          24          53
  Credit cards and related plans                               5           1           3           8           2
  Installment loans to individuals                            80          23          26          38          22
                                                          ------      ------      ------      ------      ------
Total recoveries                                             125          81          34          70          77
                                                          ------      ------      ------      ------      ------
Net charge-offs                                              468         311         363         480         728
                                                          ------      ------      ------      ------      ------
Additions charged to operations                            1,117         704         575         880         819
                                                          ------      ------      ------      ------      ------
Balance at end of year                                    $4,645      $3,996      $3,603      $3,391      $2,991
                                                          ------      ------      ------      ------      ------
Ratio of net charge-offs during the year
  to average loans outstanding during the period             .16%        .12%        .15%        .21%        .34%


                             INVESTMENT SECURITIES

At December 31, 1995, the securities classified as available for sale, carried at market value, totaled $50,129,581 with an amortized cost of $49,387,964. Securities available for sale are securities which will be held for an indefinite period of time, including securities that management intends to use as a part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk or the need to increase regulatory capital or other similar factors. Securities available for sale consist of U.S. Treasury Notes with an average life of 1 year 4 months, U.S. Government Agencies with an average life of 2 years 4 month, and other bonds, notes and debentures with an average life in excess of 5 years. In December of 1995, the Financial Accounting Standards Board allowed for a one time reclassification of investments between held available for sale and held to maturity without the ramifications of tainting the portfolios. During that window of opportunity, the Bank moved $8,482,462 from held to maturity to held available for sale. There were no other transfers or sales of securities classified as held to maturity. Investment securities totaled $74,141,480 with a market value of $76,413,677 at December 31, 1995. Management determined that it has both the ability and intent to hold those securities classified as investment securities until maturity. Investment securities consist of U.S. Treasury Notes with an average life of 1 year 3 months, U.S. Government Agencies with an average life of 2 years 6 months, and municipal bonds with an average life of 6 years 2 months. During the year $23,991,063 in securities matured; $894,378 in proceeds were collected from securities sold. The proceeds from maturities and sales were reinvested along with $9,573,241 of funds in excess of consumer demand.

                                            INVESTMENT SECURITIES MATURITIES AND YIELDS

Dollars in thousands                                                          DECEMBER 31, 1995

                                                                   After One Year           After Five Years
                                            Within One               but Within               but Within              After Ten
                                                Year                 Five Years               Ten Years                 Years
                                                ----                 ----------               ---------                 -----
                                         Amount       Yield      Amount       Yield      Amount       Yield      Amount       Yield
                                         ------       -----      ------       -----      ------       -----      ------       -----
Securities Available for Sale:
U.S. Treasury                            $ 6,004      5.46%      $ 6,000      7.13%
U.S. Government agencies                  12,000      5.23%       14,491      6.62%      $ 2,000      8.27%
Others                                       100      6.62%        5,342      7.73%        2,891      6.56%      $   560      5.61%
                                         -------      ----       -------      ----       -------      ----       -------      ----
  Total                                  $18,104      5.26%      $25,833      7.02%      $ 4,891      7.42%      $   560      5.61%
                                         -------                 -------                 -------                 -------

Investment Securities:
U.S. Treasury                            $ 2,000      6.52%      $ 1,502      6.13%
U.S. Government agencies                   5,000      4.95%        9,796      7.01%
States and political subdivisions          3,111      9.44%       17,355      9.31%      $27,282      8.68%      $ 8,095      8.91%
                                         -------      ----       -------      ----       -------      ----       -------      ----
  Total                                  $10,111      6.64%      $28,653      8.35%      $27,282      8.68%      $ 8,095      8.91%
                                         -------                 -------                 -------                 -------

Yield data is presented on a tax equivalent basis.


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

                        INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of Bank of Granite Corporation:

We have audited the accompanying consolidated balance sheets of Bank of Granite Corporation and its subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for certain investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115, and effective January 1, 1993, the Company changed its method of accounting for income taxes to comply with the provisions of Statement of Financial Accounting Standards No. 109.


DELOITTE & TOUCHE LLP

Hickory, North Carolina
January 26, 1996

BANK OF GRANITE CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 AND 1994

                                                                                        1995             1994
ASSETS:
 Cash and cash equivalents (Note 1):
  Cash and due from banks                                                          $ 19,621,179     $ 18,490,835
  Federal funds sold                                                                  1,500,000        1,000,000
                                                                                   ------------     ------------
      Total cash and cash equivalents                                                21,121,179       19,490,835
                                                                                   ------------     ------------
 Investment Securities (Notes 1 and 2):
  Available for sale, at fair value (amortized cost of $49,387,963 and
    $43,761,624 at December 31, 1995 and 1994, respectively)                         50,129,581       42,567,008
                                                                                   ------------     ------------
  Held to maturity, at amortized cost (fair value of $76,413,677 and
    $68,744,157 at December 31, 1995 and 1994, respectively)                         74,141,480       70,358,672
                                                                                   ------------     ------------
 Loans (Note 3)                                                                     301,685,399      269,851,459
 Allowance for loan losses (Notes 1 and 4)                                           (4,644,725)      (3,996,491)
                                                                                   ------------     ------------
 Net loans                                                                          297,040,674      265,854,968
                                                                                   ------------     ------------
 Premises and equipment, net (Notes 1, 5 and 9)                                       8,153,776        8,232,541
                                                                                   ------------     ------------
 Accrued interest receivable                                                          4,201,673        3,632,726
                                                                                   ------------     ------------
 Other assets                                                                         1,663,969        2,030,420
                                                                                   ------------     ------------
TOTAL                                                                              $456,452,332     $412,167,170
                                                                                   ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
 Deposits:
  Demand                                                                            $72,686,095      $66,963,099
  NOW accounts                                                                       56,047,252       50,996,639
  Money market accounts                                                              27,341,113       34,556,005
  Savings                                                                            21,355,568       20,676,076
  Time deposits of $100,000 or more                                                  84,145,051       71,898,484
  Other time deposits                                                               115,468,065       98,239,745
                                                                                   ------------     ------------
      Total deposits                                                                377,043,144      343,330,048
  Securities sold under agreements to repurchase (Note 10)                            2,982,870        3,280,855
  Accrued interest payable                                                            1,872,764        1,242,753
  Other liabilities                                                                     933,303        1,145,640
                                                                                   ------------     ------------
      Total liabilities                                                             382,832,081      348,999,296
                                                                                   ------------     ------------

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 9 and 13)

SHAREHOLDERS' EQUITY (Notes 1, 7 and 11)
 Common stock, $1.00 par value, authorized - 10,000,000
  shares; issued and outstanding - 1995 - 5,984,604 shares;
  1994 - 5,958,209 shares                                                             5,984,604        5,958,209
 Capital surplus                                                                     21,378,741       21,016,998
 Net unrealized gain (loss) on securities available for sale, net of deferred income tax (benefit) of $291,307 and ($469,244)
  at December 31, 1995 and 1994, respectively (Notes 1 and 6)                           450,311        (725,372)
 Retained earnings                                                                   45,806,595       36,918,039
                                                                                   ------------     ------------
      Total shareholders' equity                                                     73,620,251       63,167,874
                                                                                   ------------     ------------

TOTAL                                                                              $456,452,332     $412,167,170
                                                                                   ============     ============

See notes to consolidated financial statements.

BANK OF GRANITE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                              1995           1994           1993
INTEREST INCOME:
 Interest and fees on loans                               $29,847,478    $23,367,806    $19,852,778
 Federal funds sold                                           251,047        195,777        235,262
 Investments:
  U. S. Treasury                                              961,701        978,074      1,315,159
  U. S. Government agencies                                 2,033,620      1,871,600      1,708,951
  States and political subdivisions                         2,845,134      2,719,179      2,561,907
  Other                                                       627,990        440,966        440,040
                                                          -----------    -----------    -----------

      Total interest income                                36,566,970     29,573,402     26,114,097
                                                          -----------    -----------    -----------
INTEREST EXPENSE:
 Time deposits of $100,000 or more                          4,748,413      3,004,682      2,682,321
 Other time and savings deposits                            8,276,096      6,378,081      6,496,493
 Federal funds purchased and securities sold under
  agreements to repurchase                                    175,549        127,175         66,302
 Other borrowed funds                                           1,480          4,358          3,938
                                                          -----------    -----------    -----------

      Total interest expense                               13,201,538      9,514,296      9,249,054
                                                          -----------    -----------    -----------

NET INTEREST INCOME                                        23,365,432     20,059,106     16,865,043

PROVISION FOR LOAN LOSSES (Notes 1 and 4)                   1,117,000        704,000        575,000
                                                          -----------    -----------    -----------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                           22,248,432     19,355,106     16,290,043
                                                          -----------    -----------    -----------

OTHER INCOME:
 Service charges on deposit accounts                        2,843,085      2,772,822      2,652,444
 Other service fees and commissions                           976,951      1,027,210      1,081,760
 Loss on sale of securities, net                              (40,952)
 Other                                                        341,781        456,465        476,971
                                                          -----------    -----------    -----------

      Total other income                                    4,120,865      4,256,497      4,211,175
                                                          -----------    -----------    -----------

OTHER EXPENSES:
 Salaries and wages                                         4,216,795      3,903,589      3,338,860
 Profit-sharing and other employee benefits (Note 8)        1,011,019      1,066,418        803,248
 Occupancy expense, net                                       463,655        439,883        396,326
 Equipment rentals, depreciation and maintenance              832,181        736,484        677,167
 Federal Deposit Insurance Corporation insurance
  premiums                                                    395,372        727,874        674,423
 Other                                                      2,334,799      2,272,557      1,751,470
                                                          -----------    -----------    -----------

      Total other expenses                                  9,253,821      9,146,805      7,641,494
                                                          -----------    -----------    -----------

BANK OF GRANITE CORPORATION AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                               1995              1994              1993
INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF A CHANGE IN
 ACCOUNTING FOR INCOME TAXES (Note 6)                     $17,115,476       $14,464,798       $12,859,724

INCOME TAXES (Notes 1 and 6)                                5,598,532         4,622,525         3,984,532
                                                          -----------       -----------       -----------

INCOME BEFORE CUMULATIVE EFFECT OF
 A CHANGE IN ACCOUNTING FOR INCOME TAXES                   11,516,944         9,842,273         8,875,192

CUMULATIVE EFFECT ON PRIOR YEARS OF
 A CHANGE IN ACCOUNTING FOR INCOME TAXES                                                         (125,926)
                                                          -----------       -----------       -----------

NET INCOME                                                $11,516,944       $ 9,842,273       $ 8,749,266
                                                          ===========       ===========       ===========

PER SHARE AMOUNTS (Note 1):
 Earnings per share before cumulative effect of a
  change in accounting for income taxes                   $      1.92       $      1.64       $      1.48
 Cumulative effect on prior years of a change in
  accounting for income taxes                                                                       (0.02)
                                                          -----------       -----------       -----------

 Net income                                               $      1.92       $      1.64       $      1.46
                                                          ===========       ===========       ===========

 Cash dividends                                           $      0.44       $      0.38       $      0.34
                                                          ===========       ===========       ===========

See notes to consolidated financial statements.

BANK OF GRANITE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                                                  NET UNREALIZED         TOTAL
                                                                                                    GAIN (LOSS)       SHAREHOLDERS'
                                                 COMMON STOCK                                      ON SECURITIES         EQUITY
                                           -----------------------       CAPITAL      RETAINED       AVAILABLE        (NOTES 1, 7
                                             SHARES        AMOUNT        SURPLUS      EARNINGS        FOR SALE           AND 12)
BALANCE AT DECEMBER 31, 1992               4,715,976    $4,715,976    $20,249,185    $23,758,697                      $48,723,858
 Net income                                                                            8,749,266                        8,749,266
 Cash dividends                                                                       (1,988,807)                      (1,988,807)
 Shares issued under stock option plan        31,384        31,384        503,310                                         534,694
                                           ---------    ----------    -----------    -----------                      -----------

BALANCE AT DECEMBER 31, 1993               4,747,360     4,747,360     20,752,495     30,519,156                       56,019,011
 Net income                                                                            9,842,273                        9,842,273
 Cash dividends                                                                       (2,237,479)                      (2,237,479)
 Shares issued under stock option plan        19,891        19,891        264,503                                         284,394
 Stock split-shares issued                 1,190,958     1,190,958                    (1,190,958)
 Cash paid for fractional shares                                                         (14,953)                         (14,953)
 Net unrealized loss on securities
  available for sale                                                                                 $ (725,372)         (725,372)
                                           ---------    ----------    -----------    -----------     ----------       -----------

BALANCE AT DECEMBER 31, 1994               5,958,209     5,958,209     21,016,998     36,918,039       (725,372)       63,167,874
                                           ---------    ----------    -----------    -----------     ----------       -----------
 Net income                                                                           11,516,944                       11,516,944
 Cash dividends                                                                       (2,628,388)                      (2,628,388)
 Shares issued under stock option plan        26,395        26,395        361,743                                         388,138
 Net unrealized gain on securities
  available for sale                                                                                  1,175,683         1,175,683
                                           ---------    ----------    -----------    -----------     ----------       -----------

BALANCE AT DECEMBER 31, 1995               5,984,604    $5,984,604    $21,378,741    $45,806,595     $  450,311       $73,620,251
                                           =========    ==========    ===========    ===========     ==========       ===========

See notes to consolidated financial statements.

BANK OF GRANITE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1995           1994           1993
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS

CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Interest received                                         $36,121,165    $29,440,507    $26,074,610
 Fees and commissions received                               4,161,817      4,256,497      4,211,175
 Interest paid                                             (12,571,527)    (9,279,256)    (9,411,893)
 Cash paid to suppliers and employees                       (8,941,068)    (7,729,308)    (7,344,386)
 Income taxes paid                                          (5,744,696)    (4,462,586)    (4,221,634)
                                                           -----------    -----------    -----------
      Net cash provided by operating activities             13,025,691     12,225,854      9,307,872
                                                           -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturities of securities
  available for sale                                        14,586,063      9,000,000
 Proceeds from maturities of securities held
  to maturity                                                9,405,000     11,975,000
 Proceeds from maturities of securities held for
  investment                                                                              27,909,000
 Purchases of securities available for sale                (12,693,750)   (12,319,707)
 Purchases of securities held to maturity                  (21,764,932)    (9,632,419)
 Purchases of securities held for investment                                             (43,324,187)
 Proceeds from sales of securities available for sale          894,378
 Net increase in loans                                     (32,783,187)   (26,337,243)   (14,410,494)
 Capital expenditures                                         (622,914)    (2,133,462)      (955,185)
 Proceeds from sales of equipment                                  469         16,587            200
 Proceeds from sales of other real estate owned                429,665
                                                           -----------    -----------    -----------
      Net cash used in investing activities                (42,549,208)   (29,431,244)   (30,780,666)
                                                           -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand deposits,
  NOW accounts and savings accounts                          4,238,209      7,553,182     22,536,521
 Net increase (decrease) in certificates of
  deposit                                                   29,474,887      8,261,946     (2,805,559)
 Net increase (decrease) in federal
  funds purchased and securities
  sold under agreements to repurchase                         (297,985)       573,270       (494,041)
 Net decrease in other borrowed funds                          (21,000)       (21,000)       (21,000)
 Net proceeds from issuance of common stock                    388,138        284,394        534,694
 Dividends paid                                             (2,628,388)    (2,237,479)    (1,988,807)
 Cash paid for fractional shares                                              (14,953)
                                                           -----------    -----------    -----------
      Net cash provided by financing activities             31,153,861     14,399,360     17,761,808
                                                           -----------    -----------    -----------

BANK OF GRANITE CORPORATION AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                 1995           1994            1993
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                       $ 1,630,344    $(2,806,030)    $(3,710,986)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                           19,490,835     22,296,865      26,007,851
                                                            -----------    -----------     -----------

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                                $21,121,179    $19,490,835     $22,296,865
                                                            ===========    ===========     ===========

RECONCILIATION OF NET INCOME
 TO NET CASH PROVIDED BY
 OPERATING ACTIVITIES:
 Net income                                                 $11,516,944    $ 9,842,273     $ 8,749,266
                                                            -----------    -----------     -----------
 Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation                                                  700,477        648,960         577,056
  Provision for loan losses                                   1,117,000        704,000         575,000
  Premium amortization and discount accretion, net              123,142        154,492         165,351
  Deferred income taxes                                        (364,386)       (77,608)         69,108
  Net loss on sale of securities available for sale              40,952
  Loss on disposal of equipment                                     733         33,295             609
  Loss on sale of other real estate owned                        50,816
  Increase in accrued interest receivable                      (568,947)      (287,387)       (204,838)
  Increase (decrease) in accrued interest payable               630,011        235,040        (162,839)
  (Increase) decrease in other assets                           (29,714)       224,417        (276,317)
  Increase (decrease) in other liabilities                     (191,337)       748,372        (184,524)
                                                            -----------    -----------     -----------

      Total adjustments                                       1,508,747      2,383,581         558,606
                                                            -----------    -----------     -----------

NET CASH PROVIDED BY OPERATING
 ACTIVITIES                                                 $13,025,691    $12,225,854      $9,307,872
                                                            ===========    ===========     ===========

SUPPLEMENTAL DISCLOSURE OF
 NON-CASH TRANSACTIONS:
 Transfer of loans to other real estate owned               $   480,481
 Transfer from retained earnings to common
  stock for stock split                                                    $ 1,190,958
 Unrealized (gain) loss on securities available
  for sale                                                   (1,936,234)     1,194,616
 Transfer of investments from held to maturity
  to available for sale                                       8,482,462
 Deferred income tax provision (benefit) on net
  unrealized gain/loss securities available for sale
  allocated to shareholders' equity                             760,551       (469,244)

See notes to consolidated financial statements.

BANK OF GRANITE CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION - Bank of Granite Corporation is a bank holding company with one subsidiary, Bank of Granite (the "Bank"), which is a state chartered, commercial bank. The Bank is headquartered in Granite Falls, North Carolina and provides consumer and commercial banking services in the Blue Ridge foothills and Catawba River Valley areas of North Carolina through ten banking offices. The Bank was organized and incorporated in North Carolina on August 2, 1906.

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

    INVESTMENT SECURITIES - The Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), effective January 1, 1994. SFAS No. 115 requires investments to be classified in three categories. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held to maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held-to-maturity securities or trading securities and equity securities not classified as trading securities are to be classified as "available for sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

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

    Gains and losses on investment securities are recognized at the time of sale (trade date) based upon the specific identification method.

    In December 1995, the Company adopted the FASB Special Report: A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the "Guide"). With the adoption of the Guide, management elected to transfer certain securities classified as "held to maturity" into the "available for sale" category as permitted by the Guide. There have been no other transfers or sales of securities classified as held to maturity. The total amount of securities transferred is disclosed as a non-cash transaction in the Statement of Cash Flows.

    PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization, computed by the straight-line method, are charged to operations over the properties' estimated useful lives, which range from 25 to 50 years for buildings and 5 to 15 years for furniture and equipment or, in the case of leasehold improvements, the term of the lease if shorter. Maintenance and repairs are charged to operations in the year incurred. Gains and losses on dispositions are included in current operations.

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

    The Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114) (subsequently amended by SFAS No. 118). SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. The Bank's policy for recognition of interest income on impaired loans is the same as its interest income recognition policy for non-impaired loans. The total of impaired loans, impaired loans on a nonaccrual basis, the related allowance for loan losses and interest income recognized on impaired loans is disclosed in Note 4.

    REAL ESTATE ACQUIRED BY FORECLOSURE - Real estate acquired by foreclosure is stated at the lower of cost or fair value. Any initial losses at the time of foreclosure are charged against the allowance for loan losses with any subsequent losses or writedowns included in the income statement as a component of other expenses.

    INCOME TAXES - Provisions for income taxes are based on amounts reported in the consolidated statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include changes in deferred income taxes. Deferred taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting basis of assets and liabilities are reflected in the balance sheets at the tax rates expected to be in effect when the differences reverse. The method of accounting for income taxes conforms to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which was adopted by the Company on January 1, 1993. In connection with the adoption of SFAS 109, a cumulative effect of a change in accounting principle of $125,926 was recognized.

    PER SHARE AMOUNTS - Per share amounts have been computed using the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the years (1995 - 5,996,371; 1994 - 5,985,610 and 1993 - 5,960,451). The weighted average number of shares of common stock and dilutive common stock equivalents outstanding and all per share amounts for 1994 and periods prior have been adjusted to reflect the five for four stock split effected in the form of a 25% stock dividend in 1994. Dividends per share represent amounts declared by the

    Board of Directors.

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

    The Bank defers the recognition of the net amounts of certain loan origination fees and certain loan origination costs and amortizes these deferred amounts over the life of each related loan.

    USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING STANDARDS - In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. It requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition, and recognize an impairment loss if the expected future cash flows are less than the carrying amount of the asset. It also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. Management believes that implementation of the statement will not have any material impact on the Bank's financial condition or results of operations.

    In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. The resulting compensation cost would be shown as an expense on the income statement.

    Companies can choose not to apply the new accounting method and continue to apply current accounting requirements, which generally result in no compensation cost for most fixed stock option plans. Those that do so, however, will be required to disclose in the notes to the financial statements what net income and earnings per share would have been if they had followed the accounting treatment preferred under FASB Statement No. 123.

    FASB Statement No. 123 is effective for calendar-year 1996; however, companies will be required to include, in that year's financial statements, information about options granted in 1995. Management believes that implementation of the Statement will not have any material impact on the Company's financial condition or results of operations.

2.  INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains and losses and fair values of investment securities at December 31, 1995 and 1994 are as follows (dollars in thousands):


                                                                      GROSS UNREALIZED
                                                AMORTIZED          -----------------------       FAIR
TYPE AND MATURITY GROUP                            COST             GAINS          LOSSES        VALUE
AVAILABLE FOR SALE SECURITIES
 CONSIST OF THE FOLLOWING:

At December 31, 1995:
 U. S. Treasury due:
  Within 1 year                                  $ 6,004                                        $ 5,991
  After 1 year but within 5 years                  6,000                                          6,149
                                                 -------                                        -------
      Total U.S. Treasury                         12,004           $  163          $  (27)       12,140
                                                 -------           ------          ------       -------

 U. S. Government agencies due:
  Within 1 year                                   12,000                                         11,970
  After 1 year but within 5 years                 14,491                                         14,556
  After 5 years but within 10 years                2,000                                          2,047
                                                 -------           ------          ------       -------
      Total U.S. Government agencies              28,491              164             (82)       28,573
                                                 -------           ------          ------       -------

 Others due:
  Within 1 year                                      100                                            101
  After 1 year but within 5 years                  5,342                                          5,569
  After 5 years but within 10 years                2,891                                          3,094
  After 10 years                                     560                                            653
                                                 -------           ------          ------       -------
      Total others                                 8,893              615             (91)        9,417
                                                 -------           ------          ------       -------

Total at December 31, 1995                       $49,388           $  942          $ (200)      $50,130
                                                 =======           ======          ======       =======

HELD TO MATURITY SECURITIES CONSIST
 OF THE FOLLOWING:

At December 31, 1995:
 U. S. Treasury due:
  Within 1 year                                  $ 2,000                                        $ 2,011
  After 1 year but within 5 years                  1,502                                          1,510
                                                 -------                                        -------
      Total U.S. Treasury                          3,502           $   20          $   (1)        3,521
                                                 -------           ------          ------       -------

 U. S. Government agencies due:
  Within 1 year                                    5,000                                          4,971
  After 1 year but within 5 years                  9,796                                          9,961
                                                 -------           ------          ------       -------
      Total U.S. Government agencies              14,796              165             (29)       14,932
                                                 -------           ------          ------       -------

 State and political subdivisions due:
  Within 1 year                                    3,111                                          3,130
  After 1 but within 5 years                      17,355                                         17,957
  After 5 years but within 10 years               27,282                                         28,460
  After 10 years                                   8,095                                          8,414
                                                 -------           ------          ------       -------
      Total state and political
       subdivisions                               55,843            2,249            (131)       57,961
                                                 -------           ------          ------       -------

Total at December 31, 1995                       $74,141           $2,434          $ (161)      $76,414
                                                 =======           ======          ======       =======

                                                                      GROSS UNREALIZED
                                                AMORTIZED          -----------------------       FAIR
TYPE AND MATURITY GROUP                            COST             GAINS          LOSSES        VALUE
AVAILABLE FOR SALE SECURITIES
 CONSIST OF THE FOLLOWING:

At December 31, 1994:
 U. S. Treasury due:
  Within 1 year                                  $ 5,499                                        $ 5,427
  After 1 year but within 5 years                  8,521                                          8,291
                                                 -------                                        -------
      Total U.S. Treasury                         14,020                         $   (302)       13,718
                                                 -------                         --------       -------

 U. S. Government agencies due:
  Within 1 year                                    8,001                                          7,891
  After 1 year but within 5 years                 11,000                                         10,558
  After 5 years but within 10 years                3,000                                          2,835
                                                 -------                         --------       -------
      Total U.S. Government agencies              22,001                             (717)       21,284
                                                 -------                         --------       -------

 Others due:
  After 1 year but within 5 years                  3,272                                          3,293
  After 5 years but within 10 years                1,962                                          1,997
  After 10 years                                   2,507                                          2,275
                                                 -------                                        -------
      Total others                                 7,741            $ 135            (311)        7,565
                                                 -------            -----        --------       -------

Total at December 31, 1994                       $43,762            $ 135        $ (1,330)      $42,567
                                                 =======            =====        ========       =======

HELD TO MATURITY SECURITIES CONSIST
 OF THE FOLLOWING:

At December 31, 1994:
 U. S. Treasury due:
  Within 1 year                                  $ 1,000                                        $   983
  After 1 year but within 5 years                  4,504                                          4,334
                                                 -------                                        -------
      Total U.S. Treasury                          5,504                         $   (187)        5,317
                                                 -------                         --------       -------

 U. S. Government agencies due:
  Within 1 year                                    4,000                                          3,942
  After 1 year but within 5 years                  9,498                                          9,077
  After 5 years but within 10 years                1,000                                            915
                                                 -------                                        -------
      Total U.S. Government agencies              14,498                             (564)       13,934
                                                 -------                         --------       -------

 State and political subdivisions due:
  Within 1 year                                    3,339                                          3,345
  After 1 but within 5 years                      12,954                                         13,051
  After 5 years but within 10 years               26,070                                         25,431
  After 10 years                                   7,994                                          7,666
                                                 -------                                        -------
      Total state and political
       subdivisions                               50,357            $ 719          (1,583)       49,493
                                                 -------            -----        --------       -------

Total at December 31, 1994                       $70,359            $ 719        $ (2,334)      $68,744
                                                 =======            =====        ========       =======

Sales of securities available for sale for the year ended December 31, 1995 resulted in realized gross losses of $56,190. Calls of securities available for sale at a premium resulted in gross gains of $15,238 for the year ended December 31, 1995. Cost of securities sold were determined on the specific identification method.

There were no sales of securities for the years ended December 31, 1994 and 1993.

    Securities with an amortized cost of approximately $40,539,518 and $32,604,663 were pledged as collateral for public deposits and for other purposes as required by law at December 31, 1995 and 1994, respectively.

3.  LOANS

    Loans at December 31, 1995 and 1994, classified by type, are as follows:


                                                 1995             1994
Real estate:
 Construction                               $ 27,108,399     $ 20,727,600
 Mortgage                                    118,697,296       98,953,041
Commercial, financial and agricultural       120,536,374      117,001,581
Consumer                                      35,620,407       33,156,501
All other loans                                  241,127          419,509
                                            ------------     ------------
Subtotal                                     302,203,603      270,258,232
Net deferred origination fees                   (518,204)        (406,773)
                                            ------------     ------------

Total                                       $301,685,399     $269,851,459
                                            ============     ============

    Nonperforming assets at December 31, 1995 and 1994 are as follows:


                                                          1995           1994
Restructed loans                                                     $  253,369
Nonaccrual loans                                        $231,654        743,515
Loans 90 days or more past due and still accruing        440,686      1,230,795
                                                        --------     ----------

Total                                                   $672,340     $2,227,679
                                                        ========     ==========

    If interest from restructured loans, foreclosed properties and nonaccrual loans had been recognized in accordance with the original terms of the loans, net income for 1995, 1994 and 1993 would not have been materially different from the amounts reported.

    Directors and officers of the Company and companies with which they are affiliated are customers of and borrowers from the Bank in the ordinary course of business. At December 31, 1995 and 1994, directors' and principal officers' direct and indirect indebtedness to the Bank aggregated $548,699 and $482,270, respectively. During 1995, additions to such loans were $79,820 and repayments totaled $13,391. In the opinion of management, these loans do not involve more than normal risk of collectibility, nor do they present other unfavorable features.

4.  ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 are as follows (dollars in thousands):


                                                   1995      1994      1993
Balance at beginning of year                      $3,996    $3,603    $3,391
                                                  ------    ------    ------

Loans charged off:
 Commercial, financial and agricultural              297       136       331
 Credit cards and related plans                        8        10         3
 Installment loans to individuals                    288       246        63
                                                  ------    ------    ------
Total charge-offs                                    593       392       397
                                                  ------    ------    ------

Recoveries of loans previously charged off:
 Commercial, financial and agricultural               40        57         5
 Credit cards and related plans                        5         1         3
 Installment loans to individuals                     80        23        26
                                                  ------    ------    ------
Total recoveries                                     125        81        34
                                                  ------    ------    ------
Net charge-offs                                      468       311       363
                                                  ------    ------    ------
Additions charged to operations                    1,117       704       575
                                                  ------    ------    ------

Balance at end of year                            $4,645    $3,996    $3,603
                                                  ======    ======    ======

Ratio of net charge-offs during the year to
average loans outstanding during the period         0.16%     0.12%     0.15%
                                                  ======    ======    ======

    At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $516,887 ($228,729 of which is on a nonaccrual basis). The average recorded balance of impaired loans during 1995 is not significantly different from the balance at December 31, 1995. The related allowance for loan losses determined in accordance with SFAS No. 114 for these loans is $284,444 at December 31, 1995. For the year ended December 31, 1995, the Bank recognized interest income on those impaired loans of approximately $27,085.

5.  PREMISES AND EQUIPMENT

    Summaries of premises and equipment at December 31, 1995 and 1994 follow:



                                                            PREMISES AND
                                             ACCUMULATED     EQUIPMENT,
                                    COST     DEPRECIATION       NET
December 31, 1995:
 Land                           $ 1,312,029                  $1,312,029
 Buildings                        6,222,995    $1,584,716     4,638,279
 Furniture and equipment          4,909,605     3,048,902     1,860,703
 Construction in progress           342,765                     342,765
                                -----------    ----------    ----------

Total                           $12,787,394    $4,633,618    $8,153,776
                                ===========    ==========    ==========

December 31, 1994:
 Land                           $ 1,310,414                  $1,310,414
 Buildings                        6,179,272    $1,389,884     4,789,388
 Furniture and equipment          4,270,438     2,556,399     1,714,039
 Construction in progress           418,700                     418,700
                                -----------    ----------    ----------

Total                           $12,178,824    $3,946,283    $8,232,541
                                ===========    ==========    ==========

6.  INCOME TAXES

    The components of the income tax provision for the years ended December 31, 1995, 1994 and 1993 are as follows:

               1995          1994          1993
Current     $5,962,918    $4,700,133    $4,041,350
Deferred      (364,386)      (77,608)      (56,818)
            ----------    ----------    ----------

Total       $5,598,532    $4,622,525    $3,984,532
            ==========    ==========    ==========

    Deferred taxes of $760,551 and deferred tax benefits of ($469,244) related to unrealized gains and losses on securities available for sale were allocated to shareholders' equity in the years ended December 31, 1995 and 1994, respectively.

    A reconciliation of reported income tax expense for the years ended December 31, 1995, 1994 and 1993 to the amount of tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 35% for 1995, 35% for 1994 and 34% for 1993 follows:

                                                            1995          1994          1993
Tax provision at statutory rate                           $5,990,417    $5,062,679    $4,372,306
Increase (decrease) in income taxes resulting from:
   Tax-exempt interest income                               (907,226)     (902,044)     (841,789)
   State income taxes net of federal tax benefit             592,397       518,154       401,712
   Other                                                     (77,056)      (56,264)       52,303
                                                          ----------    ----------    ----------

Income taxes reported                                     $5,598,532    $4,622,525    $3,984,532
                                                          ==========    ==========    ==========

    The tax effect of the cumulative temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:


                                                                       DECEMBER 31, 1995
                                                          --------------------------------------------
                                                            ASSETS        LIABILITIES         TOTAL
Excess book over tax bad debt expense                     $1,493,993                        $1,493,993
Excess tax over book depreciation                                         $ (373,600)         (373,600)
Unrealized gain on securities
 available for sale                                                         (291,307)         (291,307)
Other, net                                                   213,211        (238,735)          (25,524)
                                                          ----------      ----------        ----------

Total                                                     $1,707,204      $ (903,642)       $  803,562
                                                          ==========      ==========        ==========

                                                                       DECEMBER 31, 1995
                                                          --------------------------------------------
                                                            ASSETS        LIABILITIES         TOTAL
Excess book over tax bad debt expense                     $1,239,367                        $1,239,367
Excess tax over book depreciation                                         $ (372,219)         (372,219)
Unrealized loss on securities
 available for sale                                          469,244                           469,244
Other, net                                                   164,073        (300,738)         (136,665)
                                                          ----------      ----------        ----------

Total                                                     $1,872,684      $ (672,957)       $1,199,727
                                                          ==========      ==========        ==========

    The net deferred tax asset is included in "Other assets" on the balance sheet. Although realization of the deferred tax assets is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized.

7.  STOCK OPTIONS

    At December 31, 1995, 1994 and 1993, 91,044, 109,106 and 110,508 shares of common stock were reserved for stock options granted under the Company's employee stock option plan, respectively, and 13,436, 21,769 and 69,838 shares of common stock were reserved for stock options not granted, respectively. Option prices are established at market value on the dates granted by the Board of Directors. Certain option information for the years ended December 31, 1995, 1994 and 1993 follows:


                                                  OPTION PRICE
                                      SHARES        PER SHARE           TOTAL
Outstanding at December 31, 1995      91,044     $12.96 - $28.00     $1,888,505

Outstanding at December 31, 1994     109,106     $10.88 - $28.00     $2,000,203

Granted:
 1995                                 18,250     $26.00 - $26.25     $  474,688
 1994                                 24,188     $23.60 - $28.00     $  584,025
 1993                                 26,687     $22.80              $  608,464

Exercised:
 1995                                 26,395     $10.88 - $23.60     $  388,138
 1994                                 24,602     $14.08 - $22.80     $  284,394
 1993                                 39,230     $11.26 - $22.80     $  543,695

Expired:
 1995                                  9,917     $12.96 - $23.60     $  198,248
 1994                                    988     $13.12 - $23.60     $   20,430
 1993                                  1,818     $11.26 - $22.80     $   36,024

    Options granted become exercisable as to one-fifth of the grant per year over a five-year period commencing one year from the date of grant. No option may be exercisable more than five years after the date of grant. Options outstanding at December 31, 1995 are exercisable as follows:

    YEAR                                                   SHARES
    1995                                                   65,181
    1996                                                   13,600
    1997                                                    8,613
    1998                                                    3,650

8.  EMPLOYEE BENEFIT PLANS

    The Company has a profit-sharing plan covering substantially all employees. Contributions to the plan are made at the discretion of the Board of Directors but may not exceed the maximum amount allowable for federal income tax purposes. Contributions totaled $515,718, $501,955 and $462,179 for the years ended December 31, 1995, 1994 and 1993, respectively.

    In 1994, the Company adopted a Supplemental Executive Retirement Plan ("SERP"). The SERP allows the Company to supplement the level of certain executives' retirement income over that which is obtainable through the tax-qualified retirement plan sponsored by the Company. Contributions totaled $13,665 and $10,929 for the years ended December 31, 1995 and 1994, respectively.

9.  LEASES

    LESSEE - OPERATING - The Company leases certain premises and equipment under operating lease agreements. As of December 31, 1995, there are no operating leases having noncancelable lease terms in excess of one year.

    Rental expense charged to operations under all operating lease agreements was $32,496, $47,775 and $47,509 for the years ended December 31, 1995, 1994 and 1993, respectively.

    LESSOR - OPERATING - The Company leases certain office space to others under operating lease agreements. Future minimum rental receipts under operating leases having noncancelable lease terms in excess of one year as of December 31, 1995 are $169,956 (1996 - $56,652, 1997 - $56,652 and 1998
    - $56,652).

    Rental income received under all operating lease agreements was $75,652, $77,500 and $76,905 for the years ended December 31, 1995, 1994 and 1993, respectively.

10. FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
    REPURCHASE

    Federal funds purchased generally represent overnight borrowings by the Bank for temporary funding requirements. Securities sold under agreements to repurchase represent short-term borrowings by the Bank collateralized by U.S. Treasury and U.S. Government agency securities. Following is a summary of these borrowings:

                                                                  1995             1994              1993
Federal funds purchased:
 Maximum amount outstanding at any month-end
   during the year                                            $3,500,000       $5,000,000
 Average daily balance outstanding during the year               389,372          492,204
 Average annual interest rate paid during the year                   5.9%             3.8%
Securities sold under agreements to repurchase:
 Balance at December 31                                       $2,982,870       $3,280,855        $2,707,585
 Weighted average interest rate at December 31                       4.8%             4.9%              2.3%
 Maximum amount outstanding at any month-end
  during the year                                             $3,196,222       $3,395,055        $3,250,765
 Average daily balance outstanding during the year            $2,933,733       $2,998,020        $2,667,334
 Average annual interest rate paid during the year                   5.2%             3.6%              2.5%

11. REGULATION AND REGULATORY RESTRICTIONS

    The holding company is regulated by the Board of Governors of the Federal Reserve System (FRB) and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Federal Deposit Insurance Corporation (FDIC), the North Carolina State Banking Commission and the FRB.

    The primary source of funds for the payment of dividends by Bank of Granite Corporation is dividends received from its subsidiary, Bank of Granite.
    The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. As of December 31, 1995, the Bank had undivided profits, as defined, of $59,972,554.

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

    At December 31, 1995, the Company is required to have minimum Tier 1 and leverage capital ratios of 4% and a total capital ratio of 8%. The Company's actual ratios at that date were 21.3%, 16.9% and 22.7%, respectively.

    The average reserve balance required to be maintained under the requirements of the Federal Reserve was approximately $7,884,000 for the year ended December 31, 1995. The bank maintained average reserve balances in excess of the requirements.

12. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

    Condensed financial data for Bank of Granite Corporation (parent company only) follows:


                                                                                     DECEMBER 31,
                                                                      -------------------------------------
CONDENSED BALANCE SHEETS                                                   1995                      1994
Assets:
 Cash on deposit with bank subsidiary                                 $   190,357               $   466,647
 Investment in subsidiary bank at equity                               71,930,488                62,083,296
 Other investments                                                      1,487,552                   559,695
 Other                                                                     97,118                    80,900
                                                                      -----------               -----------

Total                                                                 $73,705,515               $63,190,538
                                                                      ===========               ===========

Liabilities and Shareholders' Equity:
 Other liabilities                                                    $    85,264               $    22,664
 Shareholders' equity                                                  73,620,251                63,167,874
                                                                      -----------               -----------

Total                                                                 $73,705,515               $63,190,538
                                                                      ===========               ===========


                                                                            FOR THE YEARS ENDED
                                                                                DECEMBER 31,
                                                            ------------------------------------------------
CONDENSED RESULTS OF OPERATIONS                                 1995                1994            1993
Equity in earnings of subsidiary bank:
 Dividends                                                  $ 2,672,759          $2,286,694      $2,019,418
 Undistributed                                                8,766,424           7,536,874       6,765,134
Income (expenses), net                                           77,761              18,705         (35,286)
                                                            -----------          ----------      ----------

Net income                                                  $11,516,944          $9,842,273      $8,749,266
                                                            ===========          ==========      ==========

                                                                                 YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------------------
CONDENSED CASH FLOW                                                   1995               1994                 1993
Increase (decrease) in cash

Cash flows from operating activities:
 Interest received                                               $    40,107        $    27,839          $     9,322
 Dividends received from subsidiary bank                           2,672,759          2,286,694            2,019,418
 Net cash provided by (used in) other
  operating activities                                                 6,687            (57,744)             (80,234)
                                                                 -----------        -----------          -----------
 Net cash provided by operating activities                         2,719,553          2,256,789            1,948,506
                                                                 -----------        -----------          -----------
Cash flows from investing activities:
 Proceeds from maturities of securities available for sale            86,063
 Purchases of securities available for sale                         (841,656)          (223,357)
 Purchases of securities held for sale                                                                      (158,058)
                                                                 -----------        -----------          -----------
  Net cash used in investing activities                             (755,593)          (223,357)            (158,058)
                                                                 -----------        -----------          -----------
Cash flows from financing activities:
 Net proceeds from issuance of common stock                          388,138            284,394              534,694
 Net dividends paid                                               (2,628,388)        (2,237,479)          (1,988,807)
 Cash paid for fractional shares                                                        (14,953)
                                                                 -----------        -----------          -----------
  Net cash used in financing activities                           (2,240,250)        (1,968,038)          (1,454,113)
                                                                 -----------        -----------          -----------
Net increase (decrease) in cash                                     (276,290)            65,394              336,335
Cash at beginning of year                                            466,647            401,253               64,918
                                                                 -----------        -----------          -----------

Cash at end of year                                              $   190,357        $   466,647          $   401,253
                                                                 ===========        ===========          ===========

Reconciliation of net income to net cash provided by
 operating activities:
 Net income                                                      $11,516,944        $ 9,842,273          $ 8,749,266
                                                                 -----------        -----------          -----------
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed earnings of subsidiary                  (8,766,424)        (7,536,874)          (6,765,134)
  Premium amortization and discount accretion, net                      (711)
  Gain on sale of securities available for sale                      (15,238)
  Increase in accrued interest receivable                            (17,118)
  (Increase) decrease in other assets                                    900            (55,450)             (24,586)
  Increase (decrease) in other liabilities                             1,200              6,840              (11,040)
                                                                 -----------        -----------          -----------
      Total adjustments                                           (8,797,391)        (7,585,484)          (6,800,760)
                                                                 -----------        -----------          -----------

Net cash provided by operating activities                        $ 2,719,553        $ 2,256,789          $ 1,948,506
                                                                 ===========        ===========          ===========

Supplemental disclosure of non-cash transactions:
 Transfer from capital surplus to common stock                                      $ 1,190,958
 Unrealized (gain) loss on investment
  in bank at equity                                              $(1,080,768)           743,711
 Unrealized gain on other investments available for sale            (156,315)           (30,203)
 Deferred income tax provision on net unrealized
  gain on securities available for sale                               61,400             11,864

13. COMMITMENTS AND CONTINGENCIES

    The Bank has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts outstanding do not necessarily represent future cash requirements. Standby letters of credit represent conditional commitments issued by the Bank to assure the performance of a customer to a third party. The unused portion of commitments to extend credit at December 31, 1995 and 1994 was $50,275,525 and $50,229,879, respectively. Additionally, standby letters of credit of $3,567,898 and $2,938,253 were outstanding at December 31, 1995 and 1994, respectively.

    The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Bank uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral, if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral held varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, inventories and accounts receivable. Management does not anticipate any significant losses as a result of these financial instruments.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts (dollars in thousands).

                                                          DECEMBER 31, 1995
                                                        ---------------------
                                                                    ESTIMATED
                                                        CARRYING      FAIR
                                                         AMOUNT       VALUE
Assets:
 Cash and cash equivalents                              $ 21,121     $ 21,121
 Marketable securities                                   124,271      126,544
 Loans                                                   297,040      297,658
Liabilities:
 Demand deposits                                         177,430      177,430
 Time deposits                                           199,613      196,437
Off-balance-sheet unrealized gains (losses) -
 Commitments                                                               77

                                                          DECEMBER 31, 1994
                                                        ---------------------
                                                                    ESTIMATED
                                                        CARRYING      FAIR
                                                         AMOUNT       VALUE
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

    As required by the Statement, demand deposits are shown at face value.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

SELECTED FINANCIAL DATA

Bank of Granite Corporation and Subsidiary
For the years ended December 31

                                                1995             1994             1993             1992             1991
----------------------------------------------------------------------------------------------------------------------------
Total interest income                       $ 36,566,970     $ 29,573,402     $ 26,114,097     $ 25,977,371     $ 28,766,621
Total interest expense                        13,201,538        9,514,296        9,249,054       10,641,167       14,826,945
                                            --------------------------------------------------------------------------------
Net interest income                           23,365,432       20,059,106       16,865,043       15,336,204       13,939,676
Provision for loan losses                      1,117,000          704,000          575,000          880,000          819,485
                                            --------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                   22,248,432       19,355,106       16,290,043       14,456,204       13,120,191
Other income                                   4,120,865        4,256,497        4,211,175        4,058,640        3,457,955
Other expenses                                 9,253,821        9,146,805        7,641,494        7,310,170        7,004,332
                                            --------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of a change in
  accounting for income taxes                 17,115,476       14,464,798       12,859,724       11,204,674        9,573,814
Income taxes                                   5,598,532        4,622,525        3,984,532        3,397,389        2,680,515
                                            --------------------------------------------------------------------------------
Income before cumulative effect of a
  change in accounting for income taxes       11,516,944        9,842,273        8,875,192        7,807,285        6,893,299
Cumulative effect on prior years of a
  change in accounting for income taxes                                           [125,926]
                                            --------------------------------------------------------------------------------
Net Income                                  $ 11,516,944     $  9,842,273     $  8,749,266     $  7,807,285     $  6,893,299
                                            --------------------------------------------------------------------------------
Per share
   Net income                               $       1.92     $       1.64     $       1.46     $       1.32     $       1.17
                                            --------------------------------------------------------------------------------
   Cash dividends                           $        .44     $        .38     $        .34     $        .30     $        .28
                                            --------------------------------------------------------------------------------
   Book value                               $      12.30     $      10.60     $       9.44     $       8.26     $       7.23
                                            --------------------------------------------------------------------------------
Weighted average shares outstanding            5,996,371        5,985,610        5,960,451        5,925,644        5,886,050
                                            --------------------------------------------------------------------------------
Performance ratios:
   Return on average assets                         2.66%            2.47%            2.36%            2.29%            2.11%
   Return on average equity                        16.90%           16.50%           16.76%           17.21%           17.40%
   Average equity to average assets                15.74%           14.94%           14.05%           13.48%           12.70%
   Dividend payout                                 22.82%           22.73%           22.73%           22.69%           24.01%
                                            --------------------------------------------------------------------------------

BALANCE AT YEAR END
Assets                                      $456,452,332     $412,167,170     $387,667,497     $361,503,786     $335,099,246
Liabilities                                  382,832,081      348,999,296      331,648,486      312,779,928      292,528,687
Deposits                                     377,043,144      343,330,048      327,514,920      307,783,958      287,605,914
Loans (net)                                  297,040,674      265,854,968      240,221,725      226,386,231      217,367,246
Allowance for loan losses                      4,644,725        3,996,491        3,603,430        3,391,390        2,990,804
Securities                                   124,271,061      112,925,680      113,297,662       98,047,826       89,575,600
Shareholders' equity                          73,620,251       63,167,874       56,019,011       48,723,858       42,570,559

SHAREHOLDER INFORMATION

COMMON STOCK
Bank of Granite Corporation's common stock is traded on the over-the-counter
(OTC) market and quoted in the NASDAQ (National Association of Securities Dealers Automated Quotations) National Market System, where our symbol is GRAN. Price and volume information is contained in the Wall Street Journal and most major daily newspapers in the "Over-the Counter Markets" section under the National Market System listing.

ANNUAL MEETING
The Annual Meeting of shareholders of the Bank of Granite Corporation will be held at 10:30 am, Monday, April 22, 1996, at the Holiday Inn, 1385 Lenoir Rhyne Boulevard Southeast, Hickory, North Carolina (located off Interstate 40 at Exit
125).

EQUAL OPPORTUNITY EMPLOYER
It is the policy of Bank of Granite Corporation to treat all employees and applicants for employment without regard to race, creed, color, national origin, sex or age.

COPIES OF FORM 10-K
Copies of the Bank of Granite Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by shareholders at no charge by writing: Randall C. Hall, Vice President and Secretary/Treasurer, Bank of Granite Corporation, Post Office Box 128, Granite Falls, North Carolina 28630.

STOCK TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
908/272-8511 or 800/368-5948

DIVIDEND REINVESTMENT
Registered holders of Bank of Granite Corporation stock are eligible to participate in the Corporation's Dividend Reinvestment Plan, a convenient and economical way to purchase additional shares of Bank of Granite Corporation common stock. For an informational folder and authorization form or to receive additional information on this plan, contact: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, 908/272-8511 or 800/368-5948.

SHAREHOLDER INFORMATION
For additional information, contact Melodie R. Mathes, Shareholder Relations, Bank of Granite Corporation, Post Office Box 128, Granite Falls, North Carolina 28630, 704/496-2022.

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Post Office Box 9197
Hickory, North Carolina 28603

MARKET INFORMATION
Bank of Granite serves the people and businesses of the Blue Ridge Foothills and Catawba Valley of North Carolina, which is located approximately 70 miles northwest of Charlotte. This region offers a remarkable quality of life, with both scenic and cultural treasures, to over 200,000 citizens. The area is also known as a manufacturing capital for furniture, hosiery and fiber optic telecommunications.


                                    page 18