Form 10-K405, Exhibit 13
period 1996-12-31
BANK OF GRANITE CORP
filed 1997-03-24
CIK 810689

FINANCIAL HIGHLIGHTS

                                     1996            1995           % INCREASE
Earnings
  Interest income                $ 38,749,861    $ 36,566,970           6.0%
  Interest expense                 14,356,050      13,201,538           8.7%
  Net income                       12,700,834      11,516,944          10.3%
  Cash dividends paid               3,058,856       2,628,388          16.4%

Per Share*
  Net income                           $ 1.41          $ 1.28          10.2%
  Cash dividends                          .35             .29          20.7%
  Book value at December 31              9.25            8.20          12.8%

At Year-end
  Assets                         $487,549,856    $456,452,332           6.8%
  Deposits                        397,697,991     377,043,144           5.5%
  Loans (gross)                   320,280,400     301,685,399           6.2%
  Allowance for loan losses         4,793,889       4,644,725           3.2%
  Shareholders' equity             83,306,114      73,620,251          13.2%

Ratios
  Return on average assets               2.69 %          2.66 %
  Return on average equity              16.29 %         16.90 %
  Capital-to-assets                     16.52 %         15.74 %

*Per Share amount adjusted to reflect a 3-for-2 Stock Split paid in May 1996





MARKET AND DIVIDEND SUMMARY

                                            1996                                                   1995
                      Quarter 1    Quarter 2    Quarter 3    Quarter 4       Quarter 1    Quarter 2    Quarter 3    Quarter 4
Price Range
  High               $ 20 43/64    $ 26 3/4     $ 29 1/2     $ 33            $ 16 21/16   $ 18 5/32    $ 18         $ 19 5/16
  Low                  18 21/64      20           23 1/2       27 1/4          16           16           17           17 5/16
  Closing              20 11/64      25 1/2       27 1/2       29              16 21/32     18           18           19 5/16
  Dividends          $.08          $.08         $.09         $.09            $.067        $.067        $.08         $.08

SELECTED
FINANCIAL DATA
Bank of Granite Corporation and
Subsidiary For the Years Ended
December 31

                                                 1996            1995            1994             1993            1992
Total interest income                        $ 38,749 861    $ 36,566,970    $ 29,573,402    $ 26,114,097    $ 25,977,371
Total interest expense                         14,356,050      13,201,538       9,514,296       9,249,054      10,641,167
                                             ----------------------------------------------------------------------------
Net interest income                            24,393,811      23,365,432      20,059,106      16,865,043      15,336,204
Provision for loan losses                         820,000       1,117,000         704,000         575,000         880,000
                                             ----------------------------------------------------------------------------
Net interest income after
  provision for loan losses                    23,573,811      22,248,432      19,355,106      16,290,043      14,456,204
Other income                                    4,965,456       4,120,865       4,245,497       4,211,175       4,058,640
Other expenses                                  9,618,076       9,253,821       9,146,805       7,641,494       7,310,170
                                             ----------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of a change in
  accounting for income taxes                  18,921,191      17,115,476      14,464,798      12,859,724      11,204,674
Income taxes                                    6,220,357       5,598,532       4,622,525       3,984,532       3,397,389
                                             ----------------------------------------------------------------------------
Income before cumulative effect of a
  change in accounting for income taxes        12,700,834      11,516,944       9,842,273       8,875,192       7,807,285
Cumulative effect on prior years of a
  change in accounting for income taxes                                                          [125,926]
                                             ----------------------------------------------------------------------------
Net Income                                   $ 12,700,834    $ 11,516,944    $  9,842,273    $  8,749,266    $  7,807,285
                                             ----------------------------------------------------------------------------
Per share:*
  Net income                                 $       1.41    $       1.28    $       1.09    $        .97    $        .88
                                             ----------------------------------------------------------------------------
  Cash dividends                             $        .35    $        .29    $        .25    $        .23    $        .20
                                             ----------------------------------------------------------------------------
  Book value                                 $       9.25    $       8.20    $       7.07    $       6.29    $       5.51
                                             ----------------------------------------------------------------------------
Weighted average shares outstanding*            9,039,921       8,994,557       8,978,415       8,940,677       8,888,466
                                             ----------------------------------------------------------------------------
Performance ratios:
  Return on average assets                           2.69 %          2.66 %          2.47 %          2.36 %          2.29 %
  Return on average equity                          16.29 %         16.90 %         16.50 %         16.76 %         17.21 %
  Equity to assets                                  16.52 %         15.74 %         14.94 %         14.05 %         13.48 %
  Dividend payout                                   24.08 %         22.82 %         22.73 %         22.73 %         22.69 %
                                             ----------------------------------------------------------------------------
Balance at year end
  Assets                                     $487,549,856    $456,452,332    $412,167,170    $387,667,497    $361,503,786
  Liabilities                                 404,243,742     382,832,081     348,999,296     331,648,486     312,779,928
  Deposits                                    397,697,991     377,043,144     343,330,048     327,514,920     307,783,958
  Loans (gross)                               320,280,400     301,685,399     269,851,459     243,825,155     229,777,621
  Allowance for loan losses                     4,793,889       4,644,725       3,996,491       3,603,430       3,391,390
  Securities                                  128,644,338     124,271,061     112,925,680     113,297,662      98,047,826
  Shareholders' equity                         83,306,114      73,620,251      63,167,874      56,019,011      48,723,858

QUARTERLY FINANCIAL DATA
Summarized unaudited quarterly financial data
For the Years Ended December 31, 1996 & 1995

                                                             1996
                                                             Quarter 1       Quarter 2       Quarter 3       Quarter 4
Interest income                                            $ 9,362,120     $ 9,565,448     $ 9,800,337    $ 10,021,956
Interest expense                                             3,527,958       3,560,942       3,642,223       3,624,927
Provision for loan losses                                      185,000         100,000         260,000         275,000
                                                           -----------------------------------------------------------
Net interest income after provision for loan losses          5,649,162       5,904,506       5,898,114       6,122,029
Other Income                                                 1,247,913       1,158,091       1,194,475       1,364,977
Other expenses                                               2,435,634       2,453,686       2,325,765       2,402,991
                                                           -----------------------------------------------------------
Income before income taxes                                   4,461,441       4,608,911       4,766,824       5,084,015
Income taxes                                                 1,515,000       1,495,000       1,545,000       1,665,357
                                                           -----------------------------------------------------------
Net Income                                                 $ 2,946,441     $ 3,113,911     $ 3,221,824     $ 3,418,658
                                                           -----------------------------------------------------------

Earnings per share                                         $       .33     $       .34     $       .36     $       .38

                                                             1995
                                                             Quarter 1       Quarter 2       Quarter 3       Quarter 4
Interest income                                            $ 8,600,271     $ 9,161,235     $ 9,294,264    $  9,511,200
Interest expense                                             2,893,625       3,304,989       3,461,676       3,541,248
Provision for loan losses                                      440,000         310,000         282,000          85,000
                                                           -----------------------------------------------------------
Net interest income after provision for loan losses          5,266,646       5,546,246       5,550,588       5,884,952
Other Income                                                 1,064,443       1,069,885         954,252       1,032,285
Other expenses                                               2,321,276       2,415,268       2,202,222       2,315,055
                                                           -----------------------------------------------------------
Income before income taxes                                   4,009,813       4,200,863       4,302,618       4,602,182
Income taxes                                                 1,404,000       1,369,000       1,379,000       1,446,532
                                                           -----------------------------------------------------------
Net Income                                                 $ 2,605,813     $ 2,831,863     $ 2,923,618     $ 3,155,650
                                                           -----------------------------------------------------------

Earnings per share                                         $       .29     $       .31     $       .33     $       .35





INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Bank of Granite Corporation:

     We have audited the consolidated balance sheets of Bank of Granite Corporation and its subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Such consolidated financial statements and our report thereon dated January 26, 1997, expressing an unqualified opinion (which are not included herein) are included in the proxy statement for the 1997 annual meeting of shareholders. The accompanying consolidated balance sheets and consolidated statements of income are the responsibility of the Company's management. Our responsibility is to express an opinion on such consolidated balance sheets and consolidated statements of income in relation to the complete consolidated financial statements.

     In our opinion, the information set forth in the accompanying consolidated balance sheets as of December 31, 1996 and 1995 and the related consolidated statements of income for each of the three years in the period ended December 31, 1996 is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.


Deloitte & Touche LLP, Hickory, North Carolina, January 26, 1997

SHAREHOLDER INFORMATION

COMMON STOCK

     Bank of Granite Corporation's common stock is traded on the over-the-counter (OTC) market and quoted in the NASDAQ (National Association of Securities Dealers Automated Quotations) National Market System, where our symbol is GRAN. Price and volume information is contained in the Wall Street Journal and most major daily newspapers in the "Over-the-Counter Markets" section under the National Market System listing.

ANNUAL MEETING

     The Annual Meeting of the shareholders of the Bank of Granite Corporation will be held at 10:30 am, Monday, April 28, 1997, at the Holiday Inn, 1385 Lenoir Rhyne Boulevard Southeast, Hickory, North Carolina (located off Interstate 40 at Exit 125).

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

INDEPENDENT AUDITORS

Deloitte & Touche LLP
200 1st Avenue NW
Post Office Box 9197
Hickory, North Carolina 28603

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

                                      18