Form 10-K405, Exhibit 13
period 1997-12-31
BANK OF GRANITE CORP
filed 1998-03-26
CIK 810689

 Exhibit 13 -- Annual Report To Shareholders

 F I N A N C I A L   O V E R V I E W

 NET INCOME INCREASED FOR 44TH CONSECUTIVE YEAR

 In 1997, Bank of Granite Corporation produced its 44th year of record earnings. We know of no other publicly owned bank with a comparable consistency in earnings growth. Net income increased 8% to $14,431,187. Diluted earnings per share grew 7.5% to $1.57 compared to $1.46 for the previous year. For sixty consecutive quarters (15 years), quarterly earnings have exceeded those of the comparable quarter of the preceding year. We believe this to be a record for any publicly owned company.

 Even though 1997 continued the series of record earnings, it also brought a number of "first's" for the Company. In the second quarter, total assets reached $500 million for the first time. In the third quarter, Bank of Granite installed a check imaging system, which will enable the Bank to process and store digital images of checking items rather than retaining actual paper items. This should enable the Bank to realize efficiencies in the areas of document storage and research as well as to create a database of information for use in the Bank's marketing of products and services. In the fourth quarter, the Company completed its first acquisition, GLL & Associates, Inc., a mortgage banking firm specializing in government guaranteed mortgages in the central and southern Piedmont region of North Carolina.

 Factors that contributed to the 1997 earnings growth:

   *  Net interest income increased $3,037,752 or 11.9%

   * Loans outstanding grew by $28,101,441 or 8.5%, supported in part by a $16,878,193, or 4.2%, growth in deposits

   * GLL & Associates contributed net earnings in its first quarter as a subsidiary, even after merger-related expenses.

   *  Noninterest income increased $870,514 or 12%

   *  Operating efficiency ratio of 36.7%

 NET INTEREST INCOME INCREASED 11.9% PERCENT

 Net interest income increased $3,037,752, or 11.9%, compared to 1996. Interest income grew $3,363,791, or 8.3%, resulting primarily from a 6.9% growth in average interest earning assets. Interest expense increased only $326,039, or 2.2%, which was attributable to the 3.7% growth in average interest-bearing deposits. Bank of Granite's balance sheet remains moderately asset-sensitive because of its high level of variable rate loans. "Asset sensitive" means that when interest rates in the overall economy change, rates on the Bank's loans change a little more quickly than the rates on its deposits. Therefore, when rates rise, the Bank's interest income rises at a faster pace than the interest expense it pays on its deposits. Likewise, when rates fall, the Bank's interest income on loans declines at a faster pace than the interest it pays on deposits. The Company manages the maturities and pricing of its interest earning assets and interest-bearing liabilities so as to maximize net interest income, regardless of whether rates rise or fall in the market.

 For 1998, we expect to operate in a relatively stable interest rate environment in which market rates may fall. As a result, our net interest margin could tighten. We have other services that thrive when rates fall, such as our new mortgage banking subsidiary. We anticipate that loan demand in 1998 will remain strong with a continued highly competitive market for quality loans.

 ACQUISITION COMPLETED IN FOURTH QUARTER

 On November 5, 1997, the Company completed its acquisition of GLL & Associates, Inc., a mortgage bank. The acquisition was accounted for as a pooling of interests, so all amounts throughout this annual report have been restated to include GLL as if the two companies were merged for all periods presented or discussed. Prior to the date of merger, GLL had elected to be taxed as a "Subchapter S" corporation under the federal tax laws, therefore GLL provided no income taxes on the pre-merger earnings taxable to GLL's former owners. The Company recorded income tax expenses on GLL's earnings subsequent to the merger date because such earnings will be included in the Company's taxable income. GLL, with pre-merger assets of $13 million, originates approximately $120-130 million in mortgages per year and specializes in government guaranteed mortgage products.

 In the fourth quarter, GLL sold two mortgage servicing portfolios that resulted in a nonrecurring gain, included in other noninterest income, of $601,135, or $360,681 after-tax. Also in the fourth quarter, nonrecurring expenses related to the merger, included in noninterest expenses, totaled $405,678, or $258,162 after-tax.

 DIVERSIFICATION CONTINUED IN NONINTEREST INCOME GROWTH

 Bank of Granite Corporation continues to seek additional sources of noninterest income. In recent years, nontraditional banking services, such as fees from the origination of mortgage loans, sales of the guaranteed portions of small business administration loans, and sales of annuities and life insurance continue to grow in importance to the Company's product lines. Unlike traditional banking services, these nontraditional sources of income bring greater volatility to earnings. For example, mortgage origination and annuity sales activity may increase significantly when interest rates decline. Noninterest income for 1997 was $8,110,184, an increase of 12%. Income from nontraditional banking services was $3,318,663 and accounted for 40.9% of all noninterest income in 1997. Noninterest income in 1997 included $601,135 in nonrecurring gains from the sale of mortgage servicing rights by the Company's new subsidiary, GLL & Associates.

 If, as anticipated, interest rates remain flat or decline slightly in 1998, we expect demand for mortgage loans, small business loans and annuity products to strengthen. Service charges on deposit accounts will continue to grow relative to deposit growth.

 NONINTEREST EXPENSE REFLECTS TREND IN FEE INCOME

 The growth in fee income largely results from receiving value for services provided. Costs are usually incurred to provide such services. Although noninterest expenses increased 14.2% in 1997, the Company still achieved a 36.74% efficiency ratio, which we believe to be among the best in the country. Expressed another way, it costs the Company 36.74 cents for every dollar of taxable-equivalent net interest and other revenues earned. In 1997, the Company began to incur costs for a new office, a new department that supports a profitable new cash flow manager product for selected businesses and a significant investment in new imaging technology. In addition, nonrecurring expenses related to the merger of GLL & Associates totaling $405,678 were recorded in the fourth quarter.

 In 1998, we anticipate continued growth in operating expenses as we continue to invest in technology and alternative delivery systems, new offices and new or expanded services to generate fee income. Over the next one-to-two years, we are committing significant resources (1) to assure that the technology of the Company, its customers and its vendors will be ready for the year 2000, (2) to automate our teller stations and upgrade our ATM network, and (3) to identify innovative ways in which to serve our existing and future customers. As always, we will continue to evaluate investments relative to the value they will generate.

 ASSET QUALITY

 In 1997, both the furniture and hosiery manufacturing industries experienced an economically challenging period. Furniture and hosiery manufacturing are important industries to the Company's Catawba Valley market area. In addition, consumer loan customers continue to struggle, resulting in higher than normal levels of past dues and bankruptcies. Nonperforming assets totaled $2,705,733, or 0.51% of average assets. Our credit administration and collections departments continue to monitor problem loans in an effort to minimize losses and delinquencies. In spite of net charge-offs increasing to $766,311, the ratio of net charge-offs to average loans outstanding remained under 0.25%. As a matter of prudence, we continued to contribute to our loan loss reserves. The total allowance for loan losses increased to $5,202,578 as of December 31, 1997, yet remained at 1.48% of net loans outstanding due to growth in loans. At year-end 1997, the allowance for loan losses covered 198% of nonperforming loans.

 We anticipate asset quality in 1998 to approximate that of 1997. Assuming we continue to operate in a similar economic climate, we expect nonperforming assets and net charge-offs to remain at levels somewhat similar to those experienced in 1997. We plan to continue prudent additions to our reserve for loan losses, and to continue our emphasize on conservative lending practices.

 FORWARD LOOKING STATEMENTS

 The foregoing discussion may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing strategies of the Company's customers, actions of government regulators, or general economic conditions.

 FINANCIAL HIGHLIGHTS (1)

                                          1997 (2)       1996       % change
 Earnings
   Interest income                     $ 44,027,854 $ 40,664,063          8.3%
   Interest expense                      15,459,548   15,133,509          2.2%
   Net income                            14,431,187   13,365,872          8.0%
   Cash dividends paid                    3,340,932    3,058,856          9.2%
 Per share
   Net income
     - Basic                           $       1.58 $       1.47          7.5%
     - Diluted                                 1.57         1.46          7.5%
   Cash dividends                              0.37         0.35          5.7%
   Book value                                 10.41         9.22         12.9%
 Average shares outstanding
     - Basic                              9,140,088    9,104,832          0.4%
     - Diluted                            9,183,840    9,152,564          0.3%
 At Year-end
   Assets                              $528,979,733 $498,192,379          6.2%
   Deposits                             414,576,184  397,697,991          4.2%
   Loans (gross)                        357,845,513  329,744,072          8.5%
   Allowance for loan losses              5,202,578    4,793,889          8.5%
   Shareholders' equity                  95,216,723   84,018,569         13.3%
 Ratios
   Return on average assets                    2.81%        2.76%
   Return on average equity                   16.21%       16.98%
   Average capital to average assets          17.36%       16.24%

 (1) All amounts reflect the Corporation's November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.

 (2) Nonrecurring items related to GLL: Fourth quarter 1997 - gain on sale of mortgage servicing rights of $360,681 (after-tax) and merger expenses of $258,162 (after-tax).


 MARKET AND DIVIDEND SUMMARY

 1997                        Quarter 1    Quarter 2    Quarter 3    Quarter 4
   Price Range
     High                 $   30 1/4   $   30 5/8   $   33 1/8   $   33 1/2
     Low                      27 1/4       27 1/8       28 3/4       29 1/4
     Close                    29 1/2       30 1/4       32 3/4       30 3/4
     Dividend             $    0.09    $    0.09    $    0.09    $    0.10

 1996                        Quarter 1    Quarter 2    Quarter 3    Quarter 4
   Price Range
     High                 $  20 43/64  $   26 3/4   $   29 1/2   $     33
     Low                     18 21/64        20         23 1/2       27 1/4
     Close                   20 11/64      25 1/2       27 1/2         29
     Dividend             $    0.08    $    0.08    $    0.09    $    0.09

 SELECTED FINANCIAL DATA (1)
 Bank of Granite Corporation and Subsidiaries

 For the Years Ended
 December 31,                         1997 (2)       1996         1995         1994         1993
 Total interest income             $ 44,027,854 $ 40,664,063 $ 38,264,504 $ 31,783,764 $ 28,818,066
 Total interest expense              15,459,548   15,133,509   13,998,536   10,225,632   10,062,659
                                   ----------------------------------------------------------------
 Net interest income                 28,568,306   25,530,554   24,265,968   21,558,132   18,755,407
 Provision for loan losses            1,175,000      820,000    1,117,000      704,000      575,000
                                   ----------------------------------------------------------------
 Net interest income after
   provision for loan losses         27,393,306   24,710,554   23,148,968   20,854,132   18,180,407
 Other income                         8,110,184    7,239,670    6,145,112    6,712,147    7,271,879
 Other expense                       14,119,050   12,363,995   11,650,576   12,711,683   11,367,477
                                   ----------------------------------------------------------------
 Income before income taxes
   and cumulative effect of
   a change in accounting
   for income taxes                  21,384,440   19,586,229   17,643,504   14,854,596   14,084,809
 Income taxes                         6,953,253    6,220,357    5,598,532    4,622,525    3,984,532
                                   ----------------------------------------------------------------
 Income before cumulative
   effect of a change in
   accounting for income
   taxes                             14,431,187   13,365,872   12,044,972   10,232,071   10,100,277
 Cumulative effect on
   prior years of a change
   in accounting for income
   taxes                                     --           --           --           --     (125,926)
                                   ----------------------------------------------------------------
 Net income                        $ 14,431,187 $ 13,365,872 $ 12,044,972 $ 10,232,071 $  9,974,351
                                   ----------------------------------------------------------------
 Per share:
   Net income -
     Basic                         $       1.58 $       1.47 $       1.33 $       1.13 $       1.11
     Diluted                       $       1.57 $       1.46 $       1.32 $       1.13 $       1.10
                                   ----------------------------------------------------------------
 Cash dividends                    $       0.37 $       0.35 $       0.29 $       0.25 $       0.23
                                   ----------------------------------------------------------------
 Book value                        $      10.41 $       9.22 $       8.19 $       7.05 $       6.31
                                   ----------------------------------------------------------------
 Average shares
   outstanding -
     Basic                            9,140,088    9,104,832    9,069,217    9,034,076    8,983,795
     Diluted                          9,183,840    9,152,564    9,102,539    9,086,397    9,048,659
                                   ----------------------------------------------------------------
 Performance ratios:
   Return on average assets                2.81%        2.76%        2.70%        2.47%        2.55%
   Return on average equity               16.21%       16.98%       17.42%       16.94%       18.70%
   Average equity to
     average assets                       17.36%       16.24%       15.50%       14.56%       13.65%
   Dividend payout                        23.15%       22.89%       21.82%       21.87%       19.94%
                                   ----------------------------------------------------------------
 Balance at year end
   Assets                          $528,979,733 $498,192,379 $468,139,374 $423,098,161 $410,729,692
   Securities                       131,109,218  128,661,064  124,283,449  112,932,093  113,304,074
   Loans (gross)                    357,845,513  329,744,072  312,779,662  279,942,537  265,755,180
   Allowance for loan losses          5,202,578    4,793,889    4,644,725    3,996,491    3,603,430
   Liabilities                      433,763,010  414,173,810  393,768,044  359,313,211  353,841,159
   Deposits                         414,576,184  397,697,991  377,043,144  343,330,048  327,514,920
   Shareholders' equity              95,216,723   84,018,569   74,371,330   63,784,950   56,888,533
                                   ----------------------------------------------------------------

 (1) All amounts reflect the Corporation's November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.

 (2) Nonrecurring items related to GLL: Fourth quarter 1997 - gain on sale of mortgage servicing rights of $360,681 (after-tax) and merger expenses of $258,162 (after-tax).

 INDEPENDENT AUDITORS' REPORT

 To the Board of Directors and Shareholders of Bank of Granite Corporation:

      We have audited the consolidated balance sheets of Bank of Granite Corporation and its subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Such consolidated financial statements and our report thereon dated January 23, 1998, expressing an unqualified opinion (which are not included herein) are included in the proxy statement for the 1998 annual meeting of shareholders. The accompanying consolidated balance sheets and consolidated statements of income are the responsibility of the Company's management. Our responsibility is to express an opinion on such consolidated balance sheets and consolidated statements of income in relation to the complete consolidated financial statements.

 In our opinion, the information set forth in the accompanying consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of income for each of the three years in the period ended December 31, 1997 is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.

 DELOITTE & TOUCHE LLP
 Hickory, North Carolina
 January 23, 1998

 BANK OF GRANITE
 CORPORATION AND SUBSIDIARIES

 Consolidated Balance Sheets (1)                                        December 31,
                                                                      1997         1996
 ASSETS:
 Cash and cash equivalents:
   Cash and due from banks                                       $ 27,707,850 $ 24,870,352
   Interest-bearing deposits                                          157,507      274,825
   Federal funds sold                                                      --    4,500,000
                                                                 -------------------------
 Total cash and cash equivalents                                   27,865,357   29,645,177
                                                                 -------------------------
 Investment Securities:
   Available for sale, at fair value
     (amortized cost of $51,285,077 and $50,906,209
     at December 31, 1997 and 1996, respectively)                  52,072,834   51,211,956
   Held to maturity, at amortized cost
     (fair value of $80,733,959 and $78,728,117
     at December 31, 1997 and 1996, respectively)                  79,036,384   77,449,108
 Loans                                                            357,845,513  329,744,072
   Allowance for loan losses                                       (5,202,578)  (4,793,889)
                                                                 -------------------------
   Net loans                                                      352,642,935  324,950,183
                                                                 -------------------------
 Premises and equipment, net                                        9,583,429    8,254,712
 Accrued interest receivable                                        4,972,654    4,290,350
 Other assets                                                       2,806,140    2,390,893
                                                                 -------------------------
 TOTAL                                                           $528,979,733 $498,192,379
                                                                 =========================

 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Deposits:
   Demand                                                        $ 80,637,746 $ 78,010,962
   NOW accounts                                                    62,792,730   60,575,240
   Money market accounts                                           25,697,397   27,290,026
   Savings                                                         23,848,043   22,271,033
   Time deposits of $100,000 or more                               92,588,469   88,267,044
   Other time deposits                                            129,011,799  121,283,686
                                                                 -------------------------
   Total deposits                                                 414,576,184  397,697,991
                                                                 -------------------------
 Federal funds purchased and
   securities sold under agreements to repurchase                   8,882,016    2,955,234
 Other borrowings                                                   6,287,700    9,636,259
 Accrued interest payable                                           2,138,430    1,978,712
 Other liabilities                                                  1,878,680    1,905,614
                                                                 -------------------------
 Total liabilities                                                433,763,010  414,173,810
                                                                 -------------------------
 Shareholders' equity:
 Common stock, $1 par value,
   authorized - 15,000,000 shares;
   issued and outstanding - 9,146,272 shares in 1997 and
   9,116,552 shares in 1996                                         9,146,272    9,116,552
 Capital surplus                                                   22,234,753   21,913,629
 Retained earnings                                                 63,362,060   52,800,932
 Net unrealized gain on securities available
   for sale, net of deferred income taxes                             473,638      187,456
                                                                 -------------------------
 Total shareholders' equity                                        95,216,723   84,018,569
                                                                 -------------------------
 TOTAL                                                           $528,979,733 $498,192,379
                                                                 =========================

 (1) All amounts reflect the Corporation's November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.

 BANK OF GRANITE
 CORPORATION AND SUBSIDIARIES

 Consolidated Statements of Income (1)               For the Years Ended December 31,
                                                       1997 (2)       1996         1995
 INTEREST INCOME:
 Interest and fees on loans                         $ 36,246,226 $ 33,006,697 $ 31,538,067
 Federal funds sold                                      197,939      312,516      251,047
 Interest-bearing deposits                                10,766        6,732        6,945
 Investments:
   U.S. Treasury                                       1,208,692    1,144,098      961,701
   U.S. Government agencies                            2,200,475    2,442,745    2,033,620
   States and political subdivisions                   3,253,315    3,022,204    2,845,134
   Other                                                 910,441      729,071      627,990
                                                    --------------------------------------
 Total interest income                                44,027,854   40,664,063   38,264,504
                                                    --------------------------------------
 INTEREST EXPENSE:
 Time deposits of $100,000 or more                     5,132,118    4,973,875    4,748,413
 Other time and savings deposits                       9,465,803    9,192,464    8,276,096
 Federal funds purchased and securities
   sold under agreements to repurchase                   217,916      188,176      175,549
 Other borrowed funds                                    643,711      778,994      798,478
                                                    --------------------------------------
 Total interest expense                               15,459,548   15,133,509   13,998,536
                                                    --------------------------------------
 NET INTEREST INCOME                                  28,568,306   25,530,554   24,265,968
 PROVISION FOR LOAN LOSSES                             1,175,000      820,000    1,117,000
                                                    --------------------------------------
 NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                          27,393,306   24,710,554   23,148,968
                                                    --------------------------------------
 OTHER INCOME:
 Service charges on deposit accounts                   3,273,187    3,107,378    2,843,085
 Other service fees and commissions                    3,690,047    3,296,063    3,001,198
 Securities gains (losses)                                 3,695      174,086      (40,952)
 Other                                                 1,143,255      662,143      341,781
                                                    --------------------------------------
 Total other income                                    8,110,184    7,239,670    6,145,112
                                                    --------------------------------------
 OTHER EXPENSES:
 Salaries and wages                                    6,916,428    6,231,710    5,565,407
 Employee benefits                                     1,344,946    1,273,246    1,074,896
 Occupancy expense, net                                  603,298      610,683      607,987
 Equipment rentals, depreciation,
   and maintenance                                     1,187,293    1,050,971    1,000,887
 Other                                                 4,067,085    3,197,385    3,401,399
                                                    --------------------------------------
 Total other expenses                                 14,119,050   12,363,995   11,650,576
                                                    --------------------------------------
 INCOME BEFORE INCOME TAXES                           21,384,440   19,586,229   17,643,504
 INCOME TAXES                                          6,953,253    6,220,357    5,598,532
                                                    --------------------------------------
 NET INCOME                                         $ 14,431,187 $ 13,365,872 $ 12,044,972
                                                    ======================================
 PER SHARE AMOUNTS:
   Net income -
     Basic                                          $       1.58 $       1.47 $       1.33
     Diluted                                        $       1.57 $       1.46 $       1.32
   Cash dividends                                   $       0.37 $       0.35 $       0.29

 (1) All amounts reflect the Corporation's November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.
 (2) Nonrecurring items related to GLL: Fourth quarter 1997 - gain on sale of mortgage servicing rights of $360,681 (after-tax) and merger expenses of $258,162 (after-tax).

 QUARTERLY FINANCIAL SUMMARY (1)
 Unaudited

 1997                                Quarter 1    Quarter 2    Quarter 3   Quarter 4 (2)

 Total interest income             $ 10,361,843 $ 11,033,537 $ 11,319,840 $ 11,312,634
 Total interest expense               3,662,081    3,840,653    3,990,624    3,966,190
 Net interest income                  6,699,762    7,192,884    7,329,216    7,346,444
 Provision for loan losses              255,000      320,000      300,000      300,000
 Net interest income after
   provision for loan losses          6,444,762    6,872,884    7,029,216    7,046,444
 Other income                         1,781,254    1,759,434    1,847,100    2,722,396
 Other expense                        3,127,528    3,489,025    3,656,814    3,845,683
 Income before income taxes           5,098,488    5,143,293    5,219,502    5,923,157
 Income taxes                         1,728,758    1,558,410    1,580,380    2,085,705
 Net income                        $  3,369,730 $  3,584,883 $  3,639,122 $  3,837,452
 Net income per share
   Basic                           $       0.37 $       0.39 $       0.40 $       0.42
   Diluted                         $       0.37 $       0.39 $       0.40 $       0.42
 Average shares outstanding
   Basic                              9,129,715    9,141,926    9,145,114    9,146,160
   Diluted                            9,202,009    9,184,282    9,193,258    9,191,002


 1996                                Quarter 1    Quarter 2    Quarter 3    Quarter 4

 Total interest income             $  9,842,616 $ 10,108,320 $ 10,318,767 $ 10,394,360
 Total interest expense               3,692,115    3,799,631    3,850,520    3,791,243
 Net interest income                  6,150,501    6,308,689    6,468,247    6,603,117
 Provision for loan losses              185,000      100,000      260,000      275,000
 Net interest income after
   provision for loan losses          5,965,501    6,208,689    6,208,247    6,328,117
 Other income                         1,810,914    1,741,980    1,754,964    1,931,812
 Other expense                        3,093,501    3,165,350    3,033,414    3,071,730
 Income before income taxes           4,682,914    4,785,319    4,929,797    5,188,199
 Income taxes                         1,515,000    1,495,000    1,545,000    1,665,357
 Net income                        $  3,167,914 $  3,290,319 $  3,384,797 $  3,522,842
 Net income per share
   Basic                           $       0.35 $       0.36 $       0.37 $       0.39
   Diluted                         $       0.35 $       0.36 $       0.37 $       0.38
 Average shares outstanding
   Basic                              9,086,206    9,104,405    9,112,999    9,116,271
   Diluted                            9,124,384    9,151,330    9,158,206    9,171,801

 (1) All amounts reflect the Corporation's November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.

 (2) Nonrecurring items related to GLL: Fourth quarter 1997 - gain on sale of mortgage servicing rights of $360,681 (after-tax) and merger expenses of $258,162 (after-tax).

 SHAREHOLDER INFORMATION

 COMMON STOCK

      Bank of Granite Corporation's common stock is traded on the over-the-counter (OTC) market and quoted in the NASDAQ (National Association of Securities Dealers Automated Quotations) National Market System, where the symbol is GRAN. Price and volume information is contained in the Wall Street Journal and most major daily newspapers in the "Over-the-Counter Markets" section under the National Market System listing.

 ANNUAL MEETING

      The Annual Meeting of the shareholders of the Bank of Granite Corporation will be held at 10:30 am, Monday, April 27, 1998, at the Holiday Inn, 1385 Lenoir Rhyne Boulevard Southeast, Hickory, North Carolina (located off Interstate 40 at Exit 125).

 EQUAL OPPORTUNITY EMPLOYER

      It is the policy of Bank of Granite Corporation to treat all employees and applicants for employment without regard to race, creed, color, national origin, sex or age.

 COPIES OF FORM 10-K

      Copies of the Bank of Granite Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by shareholders at no charge by writing: Kirby A. Tyndall, Secretary/Treasurer, Bank of Granite Corporation, Post Office Box 128, Granite Falls, North Carolina 28630.

 STOCK TRANSFER AGENT AND REGISTRAR

 Registrar and Transfer Company
 10 Commerce Drive
 Cranford, New Jersey 07016
 908/272-8511 or 800/368-5948

 DIVIDEND REINVESTMENT

      Registered holders of Bank of Granite Corporation stock are eligible to participate in the Corporation's Dividend Reinvestment Plan, a convenient and economical way to purchase additional shares of Bank of Granite Corporation common stock. For an informational folder and authorization form or to receive additional information on this plan, contact Registrar and Transfer Company at the address above.
                                     Page 67

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






                                     Page 68