Form 10-K405, Exhibit 13
period 1998-12-31
BANK OF GRANITE CORP
filed 1999-03-22
CIK 810689

Exhibit 13 -- Annual Report To Shareholders










                                  [Front Cover]







                   [Photo]                             [Photo]
                          Bank of Granite Corporation
                                   1998 Annual Report























                     windows of opportunity every day . . .

our customers' lives . . .                                             [Photo]
are so much a part of our Bank's destiny. The children they raise, the homes they build, the businesses they run, and yes, the bumps they encounter along the way are integrally interwoven with the services we provide. Every day thousands of opportunities walk through our doors, each one a window to our future. We strive to serve them well and to maintain our status as "the best little bank in America."


       [Photo]                         Table of Contents
                                       Financial Highlights              5-6
                                       Letter to Shareholders           7-10
                                       Testimonials                    11-12
                                       Board of Directors                 13
                                       Bank Officers                      14
                                       Local Boards of Directors       15-16
                                       Financial Overview              17-21
                                       Financial Data                  22-26








                                       Look
                                       through
                                       any
                                       window . . .
                                       in our marketplace and you're apt to
                                       find Bank of Granite there.  In this
                                       community, our roots are deep; our
                                       futures, intertwined.  We are very
                                       clear about our place here and know
                                       the community's success is vital to
                                       our own.





                                       [Photo caption]

                                       Meet the Longs. The Bank has been an
                                       integral partner in developing their real estate business. A new home is in the works and their boys will soon be college age. We hope to be with them every step of the way.





                                       3

This chart reflects a record-breaking 45 years of increased cash dividends to our shareholders. Beginning in 1954, when the dividend was $3,000, it has increased each year, and in 1998 totaled $3,895,419.

Bank of Granite Corporation stock is traded on the national over-the-counter market and is quoted through the Nasdaq National Market under the symbol GRAN.

[Bar chart of Cash Dividends Paid since 1954 presented here]








                                        [Bar chart caption]
                                        Stock splits or dividends in
                                        these years:  1956, 1959,
                                        1962, 1964, 1966, 1968,
                                        1971, 1974, 1977, 1982-85,
                                        1987, 1989, 1992, 1994,
                                        1996 and 1998.

Investment firms making a market in Bank of Granite Corporation stock include Interstate/Johnson Lane, Scott & Stringfellow, Inc. and Wheat First Union. There were 11,464,913 shares outstanding as of December 31, 1998 owned by approximately 3,500 shareholders. The summary on page 6 reflects quarterly market and dividend information for the two years ended December 31, 1998.

       [Photo]                                  [Bar chart of Market
                                                Value versus Equity
                                                Growth 1994 - 1998
                                                presented here]

                                                [Bar chart caption]
                                                Market value increased
                                                $3.98 for every $1.00 of
                                                equity added.






                                    Future
                                    growth
                                    In 1998 we opened two new offices, one in the quickly expanding community of Mt. View and an in-store facility at Honey's Grocery in Vale. We will be looking for expansion opportunities in the coming year as well.




                                    [Photo caption]
                                    Our new office in Mt. View is a plus for the Lehmans. With three young boys, Denise relies on the convenience of our new ATMs, extended drive-thru hours and, always, a friendly face.

FINANCIAL HIGHLIGHTS

                                             1998 (2)          1997 (2)(3)    % change

Earnings
  Interest income                        $ 47,577,091       $ 44,027,854          8.1%
  Interest expense                         16,075,876         15,459,548          4.0%
                                         -------------------------------
  Net interest income                      31,501,215         28,568,306         10.3%
  Provision for loan losses                 4,321,740          1,175,000        267.8%
  Other income                              8,663,553          8,110,184          6.8%
  Other expense                            15,835,804         14,119,050         12.2%
                                         -------------------------------
  Income before income taxes               20,007,224         21,384,440         -6.4%
  Income taxes                              6,558,789          6,953,253         -5.7%
                                         -------------------------------
  Net income                             $ 13,448,435       $ 14,431,187         -6.8%
                                         -------------------------------
  Cash dividends paid                    $  3,895,419       $  3,340,932         16.6%
Per share (1)
  Net income
    - Basic                              $       1.17       $       1.26         -7.1%
    - Diluted                                    1.17               1.26         -7.1%
  Cash dividends                                 0.34               0.30         13.3%
  Book value                                     9.20               8.33         10.4%
Average shares outstanding (1)
    - Basic                                11,461,685         11,426,660          0.3%
    - Diluted                              11,509,645         11,479,682          0.3%
At Year-end
  Assets                                 $606,175,042       $528,979,733         14.6%
  Deposits                                458,697,169        414,576,184         10.6%
  Loans (gross)                           385,590,204        357,845,513          7.8%
  Allowance for loan losses                 4,619,586          5,202,578        -11.2%
  Shareholders' equity                    105,441,971         95,216,723         10.7%
Ratios
  Return on average assets                       2.39%              2.81%
  Return on average equity                      13.35%             16.21%
  Average capital to average assets             17.90%             17.36%
  Efficiency ratio                              37.70%             36.74%


(1) Per share amounts and average shares outstanding reflect the 5-for-4 stock split paid
(2) All amounts reflect the November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.
(3) Nonrecurring items related to GLL: Fourth quarter 1997 - gain on sale of mortgage servicing rights of $360,681 (after-tax) and merger expenses of $258,162 (after-tax).

MARKET AND DIVIDEND SUMMARY

1998                    Quarter 1 (1)  Quarter 2      Quarter 3     Quarter 4

  Price Range
    High                 $   25.80      $   35.00      $   34.50     $   47.00
    Low                      24.00          24.80          26.91         25.00
    Close                    25.60          31.50          28.88         27.63
    Dividend             $    0.08      $    0.08      $    0.09     $    0.09

1997(1)                 Quarter 1      Quarter 2      Quarter 3     Quarter 4
  Price Range
    High                 $   24.20      $   24.50      $   26.50     $    26.80
    Low                      21.80          21.70          23.00          23.40
    Close                    23.60          24.20          26.20          24.60
    Dividend             $    0.07      $    0.07      $    0.07     $     0.08


(1)  Amounts reflect the 5-for-4 stock split paid May 29, 1998.

To Our Shareholders, Customers, and Friends. . .

1998 was Bank of Granite's 92nd year of service as an independent community bank. Even though our incredible string of sixty-two consecutive quarters of improved earnings ended after the second quarter, we nevertheless had a significant year of growth and progress. From an earnings standpoint, 1998 was the second best year in our history. In view of the remarkable strides made in the quality of our relationships with our customers, we believe, from a human standpoint, 1998 was truly our best year ever. Once again we owe a great debt of gratitude to our dedicated employees who worked tirelessly as a team during a year of great challenges and change in our industry. A few significant highlights of the year are worth mentioning:


                                    [Photo]


-- Cash dividends to our shareholders increased for the 45th consecutive year.

-- For the 13th consecutive year, our return on average assets exceeded 2%--a remarkable achievement in the banking industry.

--       Assets exceeded $600 million at year end--an all time high.

Also, deposit and loan totals reached new record highs. GLL & Associates, our mortgage bank subsidiary, which we acquired in 1997, made an enormous contribution to our excellent earnings.


                                   [Caption]
                             We understand that our
                              business is a human
                            endeavor based upon the
                              quality of personal
                                 relationships


We encourage you to review our financial highlights on Page 6 and to read more financial details in the Financial Overview section of this report. Also, once again our external accountants, Deloitte & Touche LLP, have given us an unqualified "clean" opinion and this is found on Page 25.

                                   [Caption]
                           Bank of Granite made over
                            $5 million in SBA loans
                          during the year, more than
                             any community bank in
                                North Carolina.


We are pleased to report to our customers and shareholders our progress in preparing for the year 2000-Century change. Much of our time in 1998 was dedicated to these preparations. Our year 2000 task force has been working extremely hard on this for over a year. According to Mark Stephens, our year 2000 task force chairman and director of operations, we have substantially completed the successful testing of the systems we have identified as critical to conducting our day-to-day banking businesses. Fortunately, no systems have been identified which are expected to cause any major disruptions. Please read more about our progress later in this report, call Mark, or visit our website at www.bankofgranite.com for updates regarding our preparations.


                                 [Map caption]


                    [Map of Office Locations presented here]

                                Bank of Granite
                                 Granite Falls*
                              Granite Falls/Baton
                                    Hickory
                                Hickory/Viewmont
                              Hickory/Springs Road
                               Hickory/Long View
                                Hickory/Mt. View
                                    Hudson
                                 Lenoir/Uptown
                                Lenoir/Hibriten
                                Lenoir/Whitnel
                                   Morganton
                                    Newton
                                     Vale
                               GLL & Associates
                                   Charlotte
                                    Hickory
                                  High Point
                                    Lenoir
                                   Morganton
                                    Newton
                                   Salisbury
                        Shelby (opening in March 1999)
                                Winston-Salem*
                             *denotes home office


Again in 1998 we placed a special emphasis on lending to small businesses. According to The Small Business Administration, we made over $5 million in SBA Loans during the year, more than any community bank in North Carolina. Our goal is to double this amount in 1999. Since inception of the SBA 504 Program in our market area, Bank of Granite has made 43 out of a total of 52 loans originated by all financial institutions. SBA estimates that a total of 1,290 jobs were either created or saved as a result of these loans.

A word about the performance of our Bank of Granite Corporation stock, traded on the National Market System under the symbol "GRAN". Despite a volatile year for bank stocks, our stock increased 12.3%, closing the year at $27.625. This compares with a 16.1% increase in the Dow-Jones shareholders, customers and friends letter (continued)

Industrial average. Since the public underwriting of our stock in 1984, our stock has handily outperformed the Dow, 1977.4% vs 716.6%. Needless to say, we are proud of this performance. Also, those shareholders who bought one share of Bank of Granite Corporation stock for $211.55 in 1954, the year present management came aboard, would now have 2,940 shares (due to stock dividends and splits). These shares, based on the closing price (NASDAQ: GRAN) of $27.625 on December 31, 1998 would be worth $81,217.50. This does not include cash dividends.


              [Line chart of Cumulative Percentage Growth Bank of
              Granite Corporation versus the Dow Jones Industrial
                      Average 1984 - 1998 presented here]

We are very excited about the future. Traditionally, we do well in a low interest rate environment and we expect interest rates, which saw three reductions in the prime lending rate in late 1998 in response to Federal Reserve action, to remain low and relatively stable in 1999. We expect another great year from the standpoint of mortgage originations and we are projecting good growth in our noninterest fee income. We will continue to improve our technology enabling us to provide more efficient, personal service to our customers. Plans are underway in 1999 to complete the upgrade of our ATM systems and to automate all of our teller stations. Later in the year we will explore a number of innovative services, such as on-line internet banking.


                              We will continue to
                            improve our technology
                            enabling us to provide
                           more efficient, personal
                           service to our customers.

I would be remiss if I did not mention the solid corps of key employees and managers who share the long-established people-first values of our bank. Five of our officers who were promoted in 1998, pictured below, are just a few of the folks we rely on daily to keep our bank vital, personal and up-to-the-minute.

As we reflect on this past year and look ahead to the future, let us never forget that we are in the "people" business. We feel that we can say with pride and assurance that Bank of Granite delivers the best customer service in our market area. We understand that our business is a human endeavor based upon the quality of personal relationships. To our loyal customers, to the employees whose hard work and positive attitudes inspire us every day, and to our Directors who help guide our course toward the new millennium, we extend our profound and sincere gratitude. We look forward to your continued support and friendship.


JOHN A. FORLINES, JR.                                    CHARLES M. SNIPES
Chairman & Chief                                         President
  Executive Officer
February 10, 1999                                        February 10, 1999

We can say with pride Bank of Granite delivers the best customer service in our market area.


                                    [Photo]

                                [Photo caption]
                               Officers receiving
                             promotions in August,
                            1998 from left to right:
                                  Rahn Chase,
                            Assistant Vice President
                                Diane Cannoles,
                            Assistant Vice President
                                 Teresa Martin,
                            Assistant Vice President
                                   Ben Davis,
                             Senior Vice President
                                 Sheila Taylor,
                                 Vice President

We're about people. Service. Success.

A Player in Our Communities

Community involvement is part of every bank employee's job description. Year after year we report record contributions to the March of Dimes -- this year more than $17,500. Our work in the community starts at the top: Chairman John Forlines heads tha annual Hospice fund drive, which in 1998 netted upwards of $80,000. President and CEO Charles Snipes was recognized as a Distinguished Citizen by the March of Dimes and cited by the National Society of Fund Raising Executives for his ambitious efforts in western North Carolina. United Way, the community colleges, Communities in Schools and partnership schools have come to rely on volunteers from each of our local offices. We gladly nurture a corporate environment that encourages and allows all of our employees to act as good citizens.

"The Bank's Associate of the Year Award is just one of the ways Bank of Granite impacts our school system. By recognizing a nonteaching support staff member each year, not only does the Bank show its respect and regard for non-teaching staff, but raises the bar for those employed with the school system. This Bank is changing lives."

Dr. Tom McNeel, Superintendent of Caldwell County Schools


                                    [Photo]

                                [Photo caption]
                             Associate of the Year
                            Charmion S. Frizell, a
                          teacher assistant at Baton
                             Elementary, with Tom
                           McNeel, superintendent of
                           Caldwell County Schools.


Service With a Smile

Our most valued asset is our people and, in this competitive market, we are proud to have employees that repeatedly rank tops in customer service and dedication. We continue to invest heavily in concentrated training programs both for newcomers and long-term employees. This year we initiated a "mystery shopper" program which ensures improved service over the course of the year while rewarding those, like Nancy Summey (pictured at right), who go the extra mile. Finally, we have made a concerted effort to expand our corps of key management employees who will assume increasingly important roles in the Bank's future.

"It is always difficult to single out one employee from such a rich pool of talent, but Nancy distinguishes herself in every way. Her eagerness to help, to get the hard jobs done, sets an example for us all." John Forlines, Bank of Granite Chairman


                                    [Photo]

                                [Photo caption]
                                 Nancy Summey,
                            "Distinguished Service
                                Award" winner.

Expanding Services, Market Share and Support

Grand openings at new offices in Mt. View and within the Honey's Grocery in rural Vale drew enthusiastic crowds in March and May, respectively, and business has been robust in both offices from day one. We have discovered in-store banking is an entirely different animal and have successfully adjusted our marketing efforts in the grocery outlets.

New technology has allowed us to utilize our customer data-base for highly targeted direct mail promotion of individual products such as our Lifestyle 50 checking account and IRAs. Our customer service representatives have received rigorous sales training and have enthusiastically learned to be successful salespeople for our expanding product line.

                                    [Photo]

                                [Photo caption]
                            "Hickory is one of the
                            fastest growing MSAs in
                          the nation. As a developer
                          in a competitive market, I
                             have to move quickly.
                           Bank of Granite is right
                          there with me. All it takes
                               is a phone call."
                                   Guy Long
                                 LA Properties

The Bank continues its aggressive support of small business and, because of our ability to process loan requests without the Big Bank red tape, local businesses turn repeatedly to the "hometown bank" for support and assistance. Our fourteen offices span one of the fastest Metropolitan Statistical Areas in the nation. It is no surprise we made SBA loans in excess of $5,000,000 in the past fiscal year and have been responsible for 83% of the SBA 504 Program loans generated in our region since 1983.

In addition to our community involvement, customer service and focus on developing new business, Bank of Granite was also recognized as an industry leader. US Banker Magazine once again named the Bank the best performing bank in America among the top 200 midsized banks. Celebrated investor Warren Buffett applauded the Bank's profitability. The Bank earned KPMG Peat Marwick's 1998 Project Excellence Award and received the Blue Ribbon designation by Veribanc, Inc., an independent bank research, analysis and rating firm.

Board of Directors

Board of Directors                     Directors Emeriti
John N. Bray                           Robert E. Cline
President                              President
Vanguard Furniture Co., Inc.           Cline Realty Co., Inc.

Paul M. Fleetwood, III                 Robert A. Gibbons
President & Owner                      Retired Electrical Contractor
Corporate Management                   Gibbons Electrical Co.
  Services, Inc.
                                       Myron L. Moore, Jr.
John A. Forlines, Jr.                  Treasurer
Chairman                               Lenoir Mirror Co.
Bank of Granite
Chairman & CEO                         Floyd C. Wilson
Bank of Granite Corporation            Partner
                                       Wilson-Abernethy
Barbara F. Freiman                       Hardware Co.
Executive Director
Foundation of Caldwell                 Corporation Officers
  Community College and                John A. Forlines, Jr.
  Technical Institute                  Chairman & CEO

Hugh R. Gaither                        Charles M. Snipes
President & CEO                        President
Ridgeview, Inc.
                                       Kirby A. Tyndall
Charles M. Snipes                      Secretary/Treasurer
President & CEO
Bank of Granite                        Melodie R. Mathes
President                              Assistant Secretary/Treasurer
Bank of Granite Corporation

Boyd C. Wilson, Jr.
Vice President & Controller
Kincaid Furniture Co.


              [Photo of Chairman and CEO, President, and Board of
                  Directors and photo caption presented here]

                                   [Photo of
                                   Directors
                                  Emeriti and
                                 photo caption
                                   presented
                                     here]

Bank Officers

John A. Forlines, Jr.          Gary D. Prewitt                Judy R. Hendrix
Chairman                       Vice President                 Assistant Vice President

Charles M. Snipes              C. L. (Ruben) Sipe, Jr.        W. David Keller
President & CEO                Vice President                 Assistant Vice President

Ben L. Davis                   D. Mark Stephens               Teresa F. Martin
Senior Vice President          Vice President &               Assistant Vice President
                               Director of Operations

Kim T. Hutchens                Dan F. Stewart                 Trudy S. Morton
Senior Vice President &        Vice President                 Assistant Vice President
Director of
Human Resources

John S. Gabriel, Jr.           Kelly D. Stroud                Clarence Lee Pugh, Jr.
Senior Vice President          Vice President                 Assistant Vice President

Kirby A. Tyndall               Sheila R. Taylor               Peter W. Whitener, Jr.
Senior Vice President &        Vice President                 Assistant Vice President
Chief Financial Officer

Wyman C. (Corky) Upchurch      Diane L. Cannoles              Janet H. Winkler
Senior Vice President &        Assistant Vice President       Assistant Vice President
Office Administrator

Donald D. McSwain              T. Rahn Chase                  W. Bradley Chastain
Vice President                 Assistant Vice President       Banking Officer

David L. Phillips, Jr.         Pam T. Harwell                 Nickey H. Mathes
Vice President                 Assistant Vice President       Auditor

Mortgage Bank Officers

Gary L. Lackey                 Dixie Jones
President & CEO                Assistant Vice President

Ann Tucker                     Lisa Clayton
Senior Vice President          Assistant Vice President

Ruth Veenstra                  Brenda Jurney
Senior Vice President          Assistant Vice President

Pat Beyersdorfer               Donna Newton
Senior Vice President          Assistant Vice President &
                               Assistant Secretary

Arthur S. Newton, III          Kirby Tyndall
Senior Vice President          Secretary & Treasurer

Ginger Nelson                  Charles Snipes
Senior Vice President &        Chairman
Assistant Treasurer

Natalie Dillard
Vice President

                            [Photo of GLL President
                             & CEO presented here]

Local Boards of Directors

Granite Falls
Rudy L. Snow*                  Barry Hayes                    Trudy S. Morton
Senior Pharmaceutical          Owner, Hayes & Co.             Assistant Vice President
  Sales Specialist                                            Bank of Granite
ECR Pharmaceuticals            Larry L. Huffman
                               Pharmacist & Owner             Dr. Dan N. Stallings
Claudia D. Bujold              Granite Drug Center            Real Estate Development
Civic & Community Leader
                               Michael M. Mackie              Linda K. Story
Dr. T. Eugene Carpenter        Vice President &               Town Manager
Career Center Coordinator          General Manager            Granite Falls
Caldwell County                Mackie Furniture Co.
    Career Center                                             Mary Frances B. Sullivan
                                                              Civic & Community Leader
Hickory
Landon B. Lane, Jr.*           Betsey M. Haymond              David H. Sain
Private Investor               Realtor, Prudential Hickor     Retired Area General Manager
                               Metro Real Estate              Lowe's Companies, Inc.
J. Steve Brackett
Attorney                       Frances R. Hilton              Wyman C. (Corky) Upchurch
Rudisill & Brackett, P.A.      President & Owner              Senior Vice President
                               Chapter One Booksellers, L     Bank of Granite
Lee G. Brown
President                      James L. Houston, Jr.          Reverend E. B. Wilkerson, Sr.
LB Enterprises, Inc.           Retired Senior Vice President  Minister
                               Wheat First Butcher Singer     Friendship Baptist Church
Forest M. Gaines
President                      Dr. J. Ward Kurad              Rosemary Bass Young
Gaines Motor Lines             President                      President
                               Vantage SeniorCare Service     Bass-Smith Funeral Home
Kathryn T. Greathouse
Partner                        Steve M. Mull
Greathouse Construction Co     Owner & Operator
                               Fresh Air Galaxy/Viewmont
Hudson
W. Barry Spicer*               Judy R. Hendrix                Bryce H. Sherrill
Corporate Risk Manager,        Assistant Vice President       Retired Vice President
Hickory Springs                Bank of Granite                Bank of Granite
Manufacturing
                               Carolyn A. Icard               Tommy Sherrill
James K. Hawkins               Literacy Specialist            Retired Building Contractor
Owner & Manager                Burke County Schools
Western Electronics Co.                                       Tim R. Sigmon
                               William M. Lovelace, Jr.       Manager
Dr. Allen R. Hefner            Retired President              Sigmon's Fashions, Inc.
Dentist                        Hudson Drug Co.
                                                              J. C. Sullivan
Jimmy D. Hemphill              Dr. Paul Moss                  President,
Assistant to the President     Retired Physician              Bost Lumber Co.
Caldwell Community College

*Denotes Chairman of Local Board


                           [Photo of local director
                                presented here]

Local Boards of Directors


Lenoir
Margaret (Peg) Broyhill*       Dr. F. Ted Holcher             W. David Keller
Branch Manager                 Dentist                        Assistant Vice President
First Vice President/                                         Bank of Granite
Investments                    Clarence A. Holden
Interstate/Johnson Lane        Retired Furniture Executive    Dr. Donald W. Lackey
                                                              Retired Veterinarian
Helen P. Hall                  B. Stephen Huntley
Personnel Director             Partner,                       Joan G. Rogers
Caldwell County Schools        Huntley, Sigmon,               Civic & Community Leader
                               Walton & Wilson CPAs
Leslie D. Hines, Jr.                                          Scott R. Ross
President                      Douglas W. Johnson             Vice President &
Histrand Chemicals, Inc.       Chief Executive Officer        General Manager,
                               Blue Ridge Electric            Autumn House, Inc.
                               Membership Corporation

Morganton
Dr. Alfred W. Hamer, Jr.*      Sharon S. Marlow               Gary D. Prewitt
Obstetrician/Gynecologist      Owner & Managing Broker        Vice President
                               Sharon Marlow Realty           Bank of Granite
Daniel A. Boggs
Partner,                       Robert T. McGimsey             Peggy M. Saunders
Bowman, Boggs & Crump          Certified Public Accountant    Attorney,
CPAs                                                          Byrd, Byrd, Ervin, Whisnant,
                               W. F. (Mac) McIntosh           McMahon & Ervin, P.A.
Frank G. Bowers                Retired Educator
Owner                          Burke County Public Schools
Bowers Insurance Agency

Newton/Eastern Catawba
Bob J. McCreary*               R. Gary Corne                  David B. Radke
President & Owner              Attorney                       President
McCreary Modern, Inc.          Corne, Pitts, Corne & Grant    InterContinental Corp.

Larry A. Bowman                Carolyn V. Isenhower           C. Leon Robinson
President & CEO                Civic & Community Leader       President
Prodelin Corporation                                          Robinson Builders Mart
                               Jerry T. Hodge
George W. Clark                Publisher                      Sybil B. Stewart
President & CEO                Observer News Enterprise       Civic & Community Leader
Catawba Sox, Inc.
                               David L. Phillips, Jr.         Dr. Gerald F. Wooten
                               Vice President                 Optometrist
                               Bank of Granite

*Denotes Chairman of Local Board


                           [Photo of Jerry T. Hodge]

Financial Overview

RETURNS REMAIN STRONG
In 1998, Bank of Granite Corporation (the "Company") produced strong earnings despite a significant third quarter loan charge that ended the Company's record of successive earnings increases. Even with this loan charge of $1,882,995 after tax, the Company managed to return 2.39% on assets and 13.35% on equity, though 1998 net income decreased 6.8% to $13,448,435. Diluted earnings per share declined 7.1% to $1.17 from $1.26 in 1997. 1998 marked the 13th consecutive year of returns on assets in excess of 2%.

Earnings in 1998 were the second best in the Company's history, although 1998 did bring a number of other "first's" for the Company. In the fourth quarter, total assets exceeded $600 million for the first time. The Company also posted record levels of loans and deposits during the fourth quarter.

Factors that significantly effected 1998 earnings:
*  GLL & Associates posted record 1998 earnings 29% higher than in 1997
*  Net interest income increased $2,932,909 or 10.3%
*  Interest-earning assets grew 17.2%, supported by a 10.6% growth in deposits
*  Noninterest income increased $553,369 or 6.8%
* Operating efficiency ratio of 37.7%, believed to be among the best in the United States banking industry

GLL POSTS 1998 INCREASE OF 29%
GLL & Associates, Inc. ("GLL"), the Company's mortgage banking subsidiary, earned $1,025,273 in 1998, a 29% increase over 1997. A combination of a favorable interest rate environment and new mortgage production offices in the communities of Salisbury, Newton and Lenoir accounted for the increase. GLL specializes in FHA and VA mortgages, originating a significant share of such mortgages in its home market. GLL plans to continue its expansion into its service area which now includes the Catawba Valley in addition to the Central and Southern Piedmont regions of North Carolina. GLL also plans to expand its relationships to originate mortgages for other community banks.

NET INTEREST INCOME INCREASED 10.3% PERCENT
1998 net interest income increased $2,932,909, or 10.3%, compared to 1997. Interest income grew $3,549,237, or 8.1%, resulting primarily from growth in average interest-earning assets. Interest expense increased $616,328, or 4%, which was attributable


                                     13TH
                                  CONSECUTIVE
                                    YEAR OF
                                  RETURNS ON
                                   ASSETS IN
                                 EXCESS OF 2%

                                 [Bar chart of
                                   Return on
                                     Assets
                                  1994 - 1998
                                presented here]
to growth in average interest-bearing liabilities. Bank of Granite (the "Bank's") balance sheet remains moderately asset-sensitive because of its high level of variable rate loans. "Asset-sensitive" means that when interest rates in the overall economy change, rates on the Bank's loans change more quickly than the rates on its deposits. Therefore, when rates rise, the Bank's interest income rises at a faster pace than the interest expense it pays on its deposits and other borrowings. Likewise, when rates fall, the Bank's interest income on loans declines at a faster pace than the interest it pays on deposits and other borrowings. For 1999, the Company anticipates operating in a relatively stable interest rate environment in which market rates may fall further. A continued slowing in loan demand is also expected in 1999 in the Bank's highly competitive market. As a result, net interest margins are expected to tighten at least initially until funding rate decreases catch up with asset rate decreases. However, the Company does have other services that normally perform well when rates fall, such as mortgage originations and sales of annuity products.


                                 [Bar chart of
                                  Noninterest
                                    Income
                                  Components
                                  1994 - 1998
                                presented here]


1998 BROUGHT HIGHER BALANCE SHEET GROWTH
Assets grew 14.6% in 1998 to end the year at a record $606,175,042. Interest-earning assets rose 17.2%, comprising 94.6% of 1998 ending assets compared to 92.5% at the end of 1997. The loan growth of 7.8% was primarily experienced by GLL's mortgages in process, which accounted for 7% of the loan growth. The Bank's loan growth was less than 1%, indicative of a slowing loan demand in a more highly competitive market. Because of the low loan growth, the rise in interest-earning assets was mostly reflected in the levels of investments in securities and overnight funds. The asset growth was supported by a 15.5% increase in deposits and other short-term borrowings. As stated above, the Bank anticipates continued low loan demand in 1999.


                                  NONINTEREST
                               INCOME GREW 6.8%


NONINTEREST INCOME GREW 6.8%
New and additional sources of noninterest income remained a high priority in 1998. In recent years, nontraditional banking services, such as fees from the origination of mortgage loans, sales of the guaranteed portions of small business administration loans, and sales of annuities and life insurance continued to grow in importance to the Company's product lines. Unlike traditional banking services, these nontraditional sources of income bring greater volatility to earnings. For example, mortgage origination and annuity sales activity may increase significantly when interest rates decline. Although noninterest income posted an increase of 6.8% in 1998, the growth was 15.4% if 1997's nonrecurring gains on sales of mortgage servicing were excluded. Income from nontraditional banking services grew 23% in 1998 to $4,080,070 and accounted for 47.1% of all noninterest income. Noninterest income in 1997 included $601,135 in nonrecurring gains from the sale by GLL of mortgage servicing rights.

If, as anticipated, interest rates remain flat or decline slightly in 1999, demand for mortgage loans, small business loans and annuity products may strengthen. Service charges on deposit accounts should grow somewhat relative to deposit growth.


                                  EFFICIENCY
                                     RATIO
                                  BELIEVED TO
                                   BE AMONG
                                   THE BEST



EFFICIENCY RATIO BELIEVED TO BE AMONG THE BEST
The growth in fee income largely results from receiving value for services provided. Costs are usually incurred to provide such services. Although noninterest expenses increased 12.2% in 1998, the Company still achieved a 37.7% efficiency ratio, which is believed to be among the best in the country. Expressed another way, the Company spends 37.7 cents for every dollar of taxable-equivalent net interest and other revenues earned. In 1998, costs were incurred for two new banking offices and three new mortgage origination offices. 1997 expenses included nonrecurring merger-related costs of $405,678. In 1999, growth in operating expenses remains likely as investments continue in technology and Ratio alternative delivery systems, new offices and new or expanded services to generate fee income. Over the next year, significant] resources, primarily time resources, are committed to continue the Company's preparation for the year 2000. The Bank will begin to automate its teller stations, complete upgrades to its ATM network, and explore innovative ways, such as internet banking, in which to serve both existing and future customers. As in the past, investments will be evaluated relative to the value they are anticipated to generate.


                                 [Bar chart of
                                  Efficiency
                                  1994 - 1998
                                presented here


ASSET QUALITY
In 1998 and 1997, both the furniture and hosiery manufacturing industries experienced economically challenging periods. Furniture and hosiery manufacturing are important industries to the Bank's Catawba Valley market area. Although commercial and consumer loans past-due and in bankruptcy remained higher throughout 1998 and 1997 than previous historical levels, they were slightly lower at the end of 1998 than they were at the end of 1997. Nonperforming assets totaled $3,884,082, or 0.64% of assets, at the end of 1998. The Bank's credit administration and collections departments continue to monitor problem loans in an effort to minimize losses and delinquencies. Net loans charged-off increased to $4,904,732 in 1998 primarily due to the $3,687,842 charge-off related to the loan charge announced in the third quarter of 1998. During 1998, the Bank continued to provide loan loss reserves, ending the year with reserves of $4,619,586, or 1.21% of net loans outstanding. At year-end 1998, the allowance for loan losses covered 129% of nonperforming loans.

The Bank anticipates little change in asset quality in 1999, assuming an economic climate similar to 1998. The Bank plans to make prudent additions to its loan loss reserves and to sustain its emphasis on conservative lending practices.

PREPARING FOR THE YEAR 2000
All levels of the Company's management and its Board of Directors are aware of the technology challenges presented by the Year 2000 century change and, if neglected, the potentially serious effects on the technologies of the Company and its customers. The Company has an active Year 2000 project team under the guidance of an independent technology consulting firm. The Company's Year 2000 readiness plan includes steps to (1) identify, assess, evaluate, test and validate its own date-sensitive systems, including the development of contingency and remediation plans, (2) amend its loan underwriting policies to include assessments, as appropriate, regarding Year 2000 readiness by commercial loan customers, (3) offer education to customers regarding Year 2000 issues in their own lives and businesses, and (4) inform the Company's customers as to the Company's Year 2000 compliance process. Although the Company relies entirely upon outside vendors for its computer software, hardware and its security and environmental equipment, all of the Company's systems identified as being date-sensitive are being or will be evaluated for Year 2000 compliance.

During 1998, the Company substantially completed the successful testing of its significant systems identified as "mission critical critical to conducting its day-to-day banking businesses. The term "systems" includes both hardware and software. Examples of the mission critical hardware systems identified and successfully tested include mainframe computers, imaging and item processing equipment, personal computers, network file servers, automated teller machines or ATM's and security systems. Examples of the mission critical software systems (or applications) identified and successfully tested include operating software for the mainframe and network computers, software related to loans, deposits, general ledger, ATM network and wire transfer, and third-party software used for various purposes. Testing of systems with lower priorities is planned for early 1999, which should allow ample time in 1999 for validation and follow-up. The Company is also developing contingency plans for certain computer processes, including the use of alternative systems, the extension of operating hours and the manual processing of certain operations.


                                 [Bar chart of
                                  Gross Loans
                                  1994 - 1998
                                presented here]


To inform and educate customers about the status of its Year 2000 readiness, the Company hosted two Year 2000 seminars in March 1998 and two additional seminars in February 1999. The seminars provide an opportunity not only for the Company to share information about its Year 2000 readiness, but also to share general information about the banking industry and ideas to help customers in their efforts to make their businesses ready for the Year 2000. In 1998, the Bank mailed its deposit customers a summary of its Year 2000 readiness status.

The Bank also posted this summary in its office lobbies and on its internet web site. The Bank plans to provide similar updates during 1999.

Also during 1998, the Bank made progress in its assessments of the Year 2000 readiness of its significant commercial loan customers. These assessments will continue to be performed and monitored throughout 1999. The Bank includes these assessments as a part of its analysis of the adequacy of its loan loss reserves and may determine that additional reserves in 1999 are prudent based upon changes in these assessments.

During 1998, the Company spent approximately $86,000 on its Year 2000 preparations, of which approximately $22,000 were capitalized new equipment and software and approximately $64,000 were expensed against 1998 earnings. The Company estimates that its total costs of Year 2000 compliance will be approximately $125,000 to $175,000, of which an estimated $37,000 will be capitalized in 1999 and an estimated $28,000 will be charged to operations in 1999. In providing these amounts, the Company has excluded the technology upgrade costs that were planned in the normal course of business and not necessarily in response to its Year 2000 compliance plan. For example, the Company's routine technology upgrades for 1997, 1998 and 1999 included a new imaging system to replace its aging item processing system, new ATM's and personal computer file servers throughout those respective networks, a new teller automation system throughout its offices, and numerous personal computer hardware and software systems previously scheduled for replacement. The Company routinely makes investments in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems.


                                 [Bar chart of
                                   Earnings
                                   Retained
                                    versus
                                   Dividends
                                     Paid
                                  1994 - 1998
                                presented here]



A WORD ABOUT YEAR 2000 READINESS DISCLOSURES
  AND FORWARD LOOKING STATEMENTS
The discussions presented in this annual report contain year 2000 readiness disclosures within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998 and forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward looking statements. The accuracy of such year 2000 readiness disclosures and forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing strategies of the Company's customers or vendors, actions of government regulators, or general economic conditions.

SELECTED FINANCIAL DATA
Bank of Granite Corporation and Subsidiaries

                                                      For the Years Ended December 31,
                                 ----------------------------------------------------------------------------
                                    1998 (2)       1997 (2)(3)      1996 (2)       1995 (2)         1994 (2)
Interest income                  $ 47,577,091    $ 44,027,854    $ 40,664,063    $ 38,264,504    $ 31,783,764
Interest expense                   16,075,876      15,459,548      15,133,509      13,998,536      10,225,632
                                 ----------------------------------------------------------------------------
Net interest income                31,501,215      28,568,306      25,530,554      24,265,968      21,558,132
Provision for loan losses           4,321,740       1,175,000         820,000       1,117,000         704,000
                                 ----------------------------------------------------------------------------
Net interest income after
  provision for loan losses        27,179,475      27,393,306      24,710,554      23,148,968      20,854,132
Other income                        8,663,553       8,110,184       7,239,670       6,145,112       6,712,147
Other expense                      15,835,804      14,119,050      12,363,995      11,650,576      12,711,683
                                 ----------------------------------------------------------------------------
Income before income taxes         20,007,224      21,384,440      19,586,229      17,643,504      14,854,596
Income taxes                        6,558,789       6,953,253       6,220,357       5,598,532       4,622,525
                                 ----------------------------------------------------------------------------
Net income                       $ 13,448,435    $ 14,431,187    $ 13,365,872    $ 12,044,972    $ 10,232,071
                                 ----------------------------------------------------------------------------
Per share (1)
Net income
  Basic                          $       1.17    $       1.26    $       1.17    $       1.06    $       0.91
  Diluted                        $       1.17    $       1.26    $       1.17    $       1.06    $       0.90
                                 ----------------------------------------------------------------------------
Cash dividends                   $       0.34    $       0.30    $       0.28    $       0.23    $       0.20
                                 ----------------------------------------------------------------------------
Book value                       $       9.20    $       8.33    $       7.37    $       6.55    $       5.64
                                 ----------------------------------------------------------------------------
Share price (1)
  High                           $      47.00    $      26.80    $      26.40    $      15.47    $      15.47
  Low                            $      24.00    $      21.70    $      14.67    $      12.80    $      12.16
  Close                          $      27.63    $      24.60    $      23.20    $      15.47    $      13.33
                                 ----------------------------------------------------------------------------
Average shares outstanding (1)
    Basic                          11,461,685      11,426,660      11,381,040      11,336,521      11,292,595
    Diluted                        11,509,645      11,479,682      11,440,705      11,378,174      11,357,996
                                 ----------------------------------------------------------------------------
Performance ratios
  Return on average assets               2.39%           2.81%           2.76%           2.70%           2.47%
  Return on average equity              13.35%          16.21%          16.98%          17.42%          16.94%
  Average equity to
    average assets                      17.90%          17.36%          16.24%          15.50%          14.56%
  Dividend payout                       28.97%          23.15%          22.89%          21.82%          21.87%
  Efficiency ratio                      37.70%          36.74%          35.94%          36.47%          42.75%
                                 ----------------------------------------------------------------------------
Balance at year end
  Assets                         $606,175,042    $528,979,733    $498,192,379    $468,139,374    $423,098,161
  Securities                      149,008,531     131,109,218     128,661,064     124,283,449     112,932,093
  Loans (gross)                   385,590,204     357,845,513     329,744,072     312,779,662     279,942,537
  Allowance for loan losses         4,619,586       5,202,578       4,793,889       4,644,725       3,996,491
  Liabilities                     500,733,071     433,763,010     414,173,810     393,768,044     359,313,211
  Deposits                        458,697,169     414,576,184     397,697,991     377,043,144     343,330,048
  Shareholders' equity            105,441,971      95,216,723      84,018,569      74,371,330      63,784,950
                                 ----------------------------------------------------------------------------
Asset quality ratios
  Net charge-offs
    to average loans                     1.31%           0.22%           0.21%           0.16%           0.12%
  Nonperforming assets
    to total assets                      0.64%           0.51%           0.21%           0.14%           0.53%
  Allowance coverage of
    nonperforming loans                128.53%         198.07%         453.11%         691.18%         179.38%


(1) Per share amounts and average shares outstanding reflect the 5-for-4 stock split paid May 29, 1998.
(2) All amounts reflect the November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.
(3) Nonrecurring items related to GLL: Fourth quarter 1997 - gain on sale of mortgage servicing rights of $360,681 (after-tax) and merger expenses of $258,162 (after-tax).

BANK OF GRANITE
CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 1998 and 1997

                                                                   1998                  1997
ASSETS:
Cash and cash equivalents:
    Cash and due from banks                                  $  19,518,740          $  27,707,850
    Interest-bearing deposits                                      175,437                157,507
    Federal funds sold                                          38,600,000                     --
                                                             -------------          -------------
Total cash and cash equivalents                                 58,294,177             27,865,357
                                                             -------------          -------------
Investment securities:
    Available for sale, at fair value
        (amortized cost of $60,690,796 and $51,285,077
        at December 31, 1998 and 1997, respectively)            61,954,639             52,072,834
    Held to maturity, at amortized cost
        (fair value of $89,541,513 and $80,733,959
        at December 31, 1998 and 1997, respectively)            87,053,892             79,036,384
Loans                                                          385,590,204            357,845,513
    Allowance for loan losses                                   (4,619,586)            (5,202,578)
                                                             -------------          -------------
    Net loans                                                  380,970,618            352,642,935
                                                             -------------          -------------
Premises and equipment, net                                     10,095,628              9,583,429
Accrued interest receivable                                      5,104,174              4,972,654
Other assets                                                     2,701,914              2,806,140
                                                             -------------          -------------
TOTAL                                                        $ 606,175,042          $ 528,979,733
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
    Demand                                                   $  91,967,287          $  80,637,746
    NOW accounts                                                69,804,107             62,792,730
    Money market accounts                                       29,970,288             25,697,397
    Savings                                                     23,904,317             23,848,043
    Time deposits of $100,000 or more                           92,103,176             92,588,469
    Other time deposits                                        150,947,994            129,011,799
                                                             -------------          -------------
    Total deposits                                             458,697,169            414,576,184
Federal funds purchased and
    securities sold under agreements to repurchase               1,538,350              8,882,016
Other borrowings                                                36,357,016              6,287,700
Accrued interest payable                                         2,220,988              2,138,430
Other liabilities                                                1,919,548              1,878,680
                                                             -------------          -------------
Total liabilities                                              500,733,071            433,763,010
                                                             -------------          -------------
Shareholders' equity:
Common stock, $1 par value,
    authorized - 25,000,000 shares;
    issued and outstanding - 11,464,913 shares in 1998 and
        9,146,272 shares in 1997                                11,464,913              9,146,272
Capital surplus                                                 22,615,559             22,234,753
Retained earnings                                               70,601,642             63,362,060
Accumulated other comprehensive income,
    net of deferred income taxes                                   759,857                473,638
                                                             -------------          -------------
Total shareholders' equity                                     105,441,971             95,216,723
                                                             -------------          -------------
TOTAL                                                        $ 606,175,042          $ 528,979,733
                                                             =============          =============

                                       23

BANK OF GRANITE
CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
For the years ended December 31, 1998, 1997 and 1996


                                               1998 (2)        1997 (2)(3)          1996 (2)

INTEREST INCOME:
Interest and fees on loans                $ 38,894,447        $ 36,246,226        $ 33,006,697
Federal funds sold                             950,669             197,939             312,516
Interest-bearing deposits                       12,652              10,766               6,732
Investments:
    U.S. Treasury                            1,095,055           1,208,692           1,144,098
    U.S. Government agencies                 2,384,251           2,200,475           2,442,745
    States and political subdivisions        3,414,134           3,253,315           3,022,204
    Other                                      825,883             910,441             729,071
                                          ----------------------------------------------------
Total interest income                       47,577,091          44,027,854          40,664,063
INTEREST EXPENSE:
Time deposits of $100,000 or more            5,247,018           5,132,118           4,973,875
Other time and savings deposits              9,771,008           9,465,803           9,192,464
Federal funds purchased and securities
    sold under agreements to repurchase        183,525             217,916             188,176
Other borrowed funds                           874,325             643,711             778,994
                                          ----------------------------------------------------
Total interest expense                      16,075,876          15,459,548          15,133,509
                                          ----------------------------------------------------
NET INTEREST INCOME                         31,501,215          28,568,306          25,530,554
PROVISION FOR LOAN LOSSES                    4,321,740           1,175,000             820,000
                                          ----------------------------------------------------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES               27,179,475          27,393,306          24,710,554
OTHER INCOME:                             ----------------------------------------------------
Service charges on deposit accounts          3,552,422           3,273,187           3,107,378
Other service fees and commissions           4,359,295           3,690,047           3,296,063
Securities gains                                 1,733               3,695             174,086
Other                                          750,103           1,143,255             662,143
                                          ----------------------------------------------------
Total other income                           8,663,553           8,110,184           7,239,670
                                          ----------------------------------------------------
OTHER EXPENSES:
Salaries and wages                           8,181,895           6,916,428           6,231,710
Employee benefits                            1,261,228           1,344,946           1,273,246
Occupancy expense, net                         756,656             603,298             610,683
Equipment rentals, depreciation,
    and maintenance                          1,407,846           1,187,293           1,050,971
Other                                        4,228,179           4,067,085           3,197,385
                                          ----------------------------------------------------
Total other expenses                        15,835,804          14,119,050          12,363,995
                                          ----------------------------------------------------
INCOME BEFORE INCOME TAXES                  20,007,224          21,384,440          19,586,229
INCOME TAXES                                 6,558,789           6,953,253           6,220,357
                                          ----------------------------------------------------
NET INCOME                                $ 13,448,435        $ 14,431,187        $ 13,365,872
                                          ----------------------------------------------------
PER SHARE AMOUNTS (1):
    Net income
        Basic                             $       1.17        $       1.26        $       1.17
        Diluted                           $       1.17        $       1.26        $       1.17
    Cash dividends                        $       0.34        $       0.30        $       0.28

(1) Per share amounts and average shares outstanding reflect the 5-for-4 stock split paid May 29, 1998.
(2) All amounts reflect the November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.
(3) Nonrecurring items related to GLL: Fourth quarter 1997 - gain on sale of mortgage servicing rights of $360,681 (after-tax) and merger expenses of $258,162 (after-tax).


                                       24

QUARTERLY FINANCIAL SUMMARY
Unaudited


1998 (2)                                 Quarter 1      Quarter 2      Quarter 3      Quarter 4
Interest income                         $11,544,983   $ 11,977,498   $ 11,976,777   $ 12,077,833
Interest expense                          3,818,347      3,935,563      4,075,771      4,246,195
                                        --------------------------------------------------------
Net interest income                       7,726,636      8,041,935      7,901,006      7,831,638
Provision for loan losses                   333,410        313,410      3,361,510        313,410
                                        --------------------------------------------------------
Net interest income after
    provision for loan losses             7,393,226      7,728,525      4,539,496      7,518,228
Other income                              1,995,117      2,255,538      2,121,845      2,291,053
Other expense                             3,829,261      4,126,602      3,879,601      4,000,340
                                        --------------------------------------------------------
Income before income taxes                5,559,082      5,857,461      2,781,740      5,808,941
Income taxes                              1,845,741      1,963,425        817,829      1,931,794
                                        --------------------------------------------------------
Net income                              $ 3,713,341   $  3,894,036      1,963,911   $  3,877,147
                                        ========================================================
Net income per share (1)
    Basic                               $      0.32   $       0.34   $       0.17   $       0.34
    Diluted                             $      0.32   $       0.34   $       0.17   $       0.34
Average shares outstanding (1)
    Basic                                11,453,219     11,462,915     11,464,756     11,432,700
    Diluted                              11,495,468     11,514,906     11,514,903     11,488,753


1997 (2)                                  Quarter 1      Quarter 2      Quarter 3     Quarter 4 (3)

Interest income                         $10,361,843   $ 11,033,537   $ 11,319,840   $ 11,312,634
Interest expense                          3,662,081      3,840,653      3,990,624      3,966,190
                                        --------------------------------------------------------
Net interest income                       6,699,762      7,192,884      7,329,216      7,346,444
Provision for loan losses                   255,000        320,000        300,000        300,000
                                        --------------------------------------------------------
Net interest income after
    provision for loan losses             6,444,762      6,872,884      7,029,216      7,046,444
Other income                              1,781,254      1,759,434      1,847,100      2,722,396
Other expense                             3,127,528      3,489,025      3,656,814      3,845,683
                                        --------------------------------------------------------
Income before income taxes                5,098,488      5,143,293      5,219,502      5,923,157
Income taxes                              1,728,758      1,558,410      1,580,380      2,085,705
                                        --------------------------------------------------------
Net income                              $ 3,369,730   $  3,584,883   $  3,639,122   $  3,837,452
                                        ========================================================
Net income per share (1)
    Basic                               $      0.30   $       0.31   $       0.32   $       0.34
    Diluted                             $      0.29   $       0.31   $       0.32   $       0.33
Average shares outstanding (1)
    Basic                                11,412,144     11,425,408     11,431,506     11,432,846
    Diluted                              11,502,511     11,480,353     11,484,888     11,486,341

(1) Per share amounts and average shares outstanding reflect the 5-for-4 stock split paid May 29, 1998.
(2) All amounts reflect the November 1997 merger with GLL & Associates, Inc. ("GLL"), which was accounted for as a pooling of interests.
(3) Nonrecurring items related to GLL: Fourth quarter 1997 - gain on sale of mortgage servicing rights of $360,681 (after-tax) and merger expenses of $258,162 (after-tax).

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Bank of Granite Corporation:

We have audited the consolidated balance sheets of Bank of Granite Corporation and its subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. Such consolidated financial statements and our report thereon dated January 22, 1999, expressing an unqualified opinion (which are not included herein) are included in the proxy statement for the 1999 annual meeting of shareholders. The accompanying consolidated balance sheets and consolidated statements of income as set forth on pages 23 and 24 are the responsibility of the Company's management. Our responsibility is to express an opinion on such consolidated balance sheets and consolidated statements of income in relation to the complete consolidated financial statements.

In our opinion, the information set forth on pages 23 and 24 in the accompanying consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income for each of the three years in the period ended December 31, 1998 is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.

DELOITTE & TOUCHE LLP
Hickory, North Carolina
January 22, 1999

SHAREHOLDER INFORMATION
Common Stock
Bank of Granite Corporation's common stock trades on the NASDAQ National Market System, where the symbol is GRAN. Price and volume information is contained in the Wall Street Journal and most major daily newspapers in the Nasdaq section under the National Market System listing.

Annual Meeting
The Annual Meeting of the shareholders of the Bank of Granite Corporation will be held at 10:30 am, Monday, April 26, 1999, at the Holiday Inn, 1385 Lenoir Rhyne Boulevard Southeast, Hickory, North Carolina (located off Interstate 40 at Exit 125).

Equal Opportunity Employer
It is the policy of Bank of Granite Corporation to treat all employees and applicants for employment without regard to race, creed, color, national origin, sex or age.

Copies of Form 10-K
Copies of the Bank of Granite Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by shareholders at no charge by searching the "EDGAR" archives at the SEC's internet site at www.sec.gov or by writing: Kirby A. Tyndall, Secretary/Treasurer, Bank of Granite Corporation, Post Office Box 128, Granite Falls, North Carolina 28630. (email: ktyndall@bankofgranite.com).

Stock Transfer Agent and Registrar
Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 908/272-8511 or 800/368-5948

Dividend Reinvestment
Registered holders of Bank of Granite Corporation stock are eligible to participate in the Corporation's Dividend Reinvestment Plan, a convenient and economical way to purchase additional shares of Bank of Granite Corporation common stock. For an informational folder and authorization form or to receive additional information on this plan, contact Registrar and Transfer Company (see bottom of preceding column).

Shareholder Information
For additional information, contact Melodie R. Mathes, Shareholder Relations, Bank of Granite Corporation, Post Office Box 128, Granite Falls, North Carolina 28630, 828/496-2022.

Independent Auditors
Deloitte & Touche LLP, 200 1st Avenue NW, Post Office Box 9197, Hickory, North Carolina 28603

Market Information
Bank of Granite serves the people and businesses of the Blue Ridge Foothills and Catawba Valley of North Carolina, which is located approximately 70 miles northwest of Charlotte. This region offers a remarkable quality of life, with both scenic and cultural treasures, to over 300,000 citizens. The area is also known as a manufacturing capital for furniture, hosiery and fiber optic telecommunications.

                                  [Back Cover]

[Logo of Bank of
Granite Corporation
presented here]
MEMBER FDIC


windows of opportunity every day


MAIN OFFICE
Granite Falls                              Hickory/Springs Road       Lenoir/Hibriten
23 North Main Street,                      2220 12th Avenue NE        701 Wilkesboro Boulevard NE
P O Box 128                                828/345-6888               828/757-4070
Granite Falls, NC 28630                    Hickory/Viewmont           Lenoir/Whitnel
828/496-2000                               281 14th Avenue NE         1351 Norwood Street
www.bankofgranite.com                      828/345-6868               Southwest
                                           Hickory/Longview           828/757-4060
BANKING OFFICES                            2637 1st Avenue SW         Morganton
Granite Falls                              828/345-6848               201 East Meeting Street
23 North Main Street                       Hickory/Mt. View           828/439-2151
828/496-2027                               2900 Highway 127 South     Newton
Granite Falls/Baton at                     828/294-7000               311 North Main Avenue
Ingles                                     Hudson                     828/466-5060
2630 Connelly Springs Road                 537 Main Street            Vale at Honey's
828/757-8990                               828/728-1850               9580 Hwy 10 West
Hickory                                    Lenoir/Uptown              704/462-5180
25 3rd Street Northwest                    707 College Avenue SW
828/345-6800                               828/757-4040

MORTGAGE OFFICES
Charlotte                                  Morganton
8210 University Executive                  201 East Meeting Street
Park Drive, Suite 150-A                    828/439-2170
704/549-0724                               Newton
704/549-9686 Fax                           311 North Main Avenue
Hickory                                    828/466-5060
315 First Avenue NW                        Salisbury
828/345-6850                               315 North Main Street
828/345-6883 Fax                           704/633-8007
High Point                                 704/633-7803 Fax
211 West Lexington Avenue                  Shelby (opening in March 1999)
Suite 102                                  215 S. Washington Street
336/887-5438                               Suite 102
336/887-5489 Fax                           Shelby, NC 28150
Lenoir                                     704/471-0048
707 College Avenue SW                      Winston-Salem
828/757-4046                               154 Charlois Boulevard
828/754-8739 Fax                           336/760-4911
                                           336/760-4915 Fax


                                     Page 40