Form 10-K405, Exhibit 13
period 1999-12-31
BANK OF GRANITE CORP
filed 2000-03-17
CIK 810689

                                   EXHIBIT 13

                                 [front cover]



                                BANK OF GRANITE
                                  CORPORATION

                               1999 ANNUAL REPORT

              [photograph depicting a mother and her young child]



                                    PROMISE

            IN A WORLD INCREASINGLY OBSESSED WITH NUMERIC EQUATIONS,
              OUR BOTTOM LINE IS PEOPLE. WHEN WE PAY ATTENTION TO
                   OUR CUSTOMERS, SHAREHOLDERS AND EMPLOYEES,
                         THE NUMBERS NATURALLY FOLLOW.

                    [photograph depicting a retired couple]



                                    SECURITY

                            WE ARE PROUD OF 46 YEARS
                          OF INCREASED CASH DIVIDENDS.
                             OUR JOB IS TO MAINTAIN
                            THIS REMARKABLE RECORD.


                               TABLE OF CONTENTS

                 Financial Highlights             5- 6
                 Letter to Shareholders           7-10
                 A Look at 1999                  11-12
                 Board of Directors                 13
                 Bank Officers                      14
                 Local Boards of Directors       15-16
                 Financial Overview              17-21
                 Financial Data                  22-26

CONFIDENCE


                              [photograph of John
                               Forlines receiving
                               award from Charles
                                    Snipes]

                        N.C Business Hall of Fame award:
                       Charles Snipes, who introduced his
                        friend and associate, hands John
                        Forlines the prestigious award.

This chart reflects a record-breaking 46 years of increased cash dividends to our shareholders. Beginning in 1954, when the dividend was $3,000, it has increased each year and in 1999 totaled $4,361,793.

Bank of Granite Corporation stock is traded on The Nasdaq Stock Market(R) under the symbol GRAN. Investment firms making a market in Bank of Granite Corporation stock include Herzog, Heine, Geduld, Inc., First Union Capital Markets, Wachovia Securities, Spear, Leeds & Kellogg, Sherwood Securities Corporation, and Scott & Stringfellow, Inc. There were 11,439,201 shares outstanding as of December 31, 1999 owned by approximately 2,200 shareholders of record and an estimated 3,000 holders of shares registered in street name or as beneficial owners. The summary on page six reflects quarterly market and dividend information for the two years in the period ended December 31, 1999.


CASH DIVIDENDS PAID
$ IN MILLIONS

[bar chart of cash dividends 1954-1999]

[chart data]

Year        Cash dividends paid             Year           Cash dividends paid
1954             $ 0.003                    1977                $ 0.112
1955               0.004                    1978                  0.133
1956               0.011                    1979                  0.150
1957               0.013                    1980                  0.163
1958               0.014                    1981                  0.172
1959               0.014                    1982                  0.199
1960               0.018                    1983                  0.221
1961               0.020                    1984                  0.317
1962               0.024                    1985                  0.492
1963               0.026                    1986                  0.708
1964               0.029                    1987                  0.818
1965               0.030                    1988                  1.048
1966               0.033                    1989                  1.200
1967               0.039                    1990                  1.503
1968               0.043                    1991                  1.655
1969               0.044                    1992                  1.772
1970               0.046                    1993                  1.989
1971               0.052                    1994                  2.237
1972               0.053                    1995                  2.628
1973               0.058                    1996                  3.059
1974               0.072                    1997                  3.341
1975               0.079                    1998                  3.895
1976               0.092                    1999                  4.362

Stock splits or stock dividends in these years: 1956, 1959, 1962, 1964, 1966, 1968, 1971, 1974, 1977, 1982, 1983, 1984, 1985, 1987, 1989, 1992, 1994, 1996
and 1998.

A RECORD-BREAKING 46
YEARS OF INCREASED CASH
DIVIDENDS TO OUR
SHAREHOLDERS

             [photograph depicting a young couple with their child]



                                    SUCCESS

                  US BANKER MAGAZINE NAMED THE BANK OF GRANITE THE MOST
                 EFFICIENT MID-SIZED BANK IN AMERICA.

                                 MARKET VALUE
                                    VERSUS
                                 EQUITY GROWTH
                                 $ in millions

                           [bar chart of market value
                                 versus equity]

                                  [chart data]

                  Market Value         Equity
            1995      $ 175.679       $ 74.371
            1996        264.380         84.019
            1997        281.248         95.217
            1998        316.718        105.442
            1999        245.943        113.451

FINANCIAL HIGHLIGHTS


                                                 1999             1998             % change
 EARNINGS
   Interest income                           $ 48,005,534      $ 47,577,090           0.9%
   Interest expense                            15,752,467        16,075,876          -2.0%
                                             ==============================
   Net interest income                         32,253,067        31,501,214           2.4%
   Provision for loan losses                    1,862,585         4,321,740         -56.9%
   Other income                                 8,209,542         8,663,553          -5.2%
   Other expense                               16,536,075        15,835,803           4.4%
                                             -------------------------------
   Income before income taxes                  22,063,949        20,007,224          10.3%
   Income taxes                                 7,327,157         6,558,789          11.7%
                                             -------------------------------
   Net income                                $ 14,736,792      $ 13,448,435           9.6%
                                             ==============================
   Cash dividends paid                        $ 4,361,793       $ 3,895,419          12.0%
 PER SHARE
   Net income
     - Basic                                       $ 1.28            $ 1.17           9.4%
     - Diluted                                       1.28              1.17           9.4%
   Cash dividends                                    0.38              0.34          11.8%
   Book value                                        9.92              9.20           7.8%
 AVERAGE SHARES OUTSTANDING
     - Basic                                   11,477,971        11,461,607           0.1%
     - Diluted                                 11,499,518        11,509,529          -0.1%
 AT YEAR-END
   Assets                                    $610,726,599     $ 606,175,042           0.8%
   Deposits                                   471,659,198       458,697,169           2.8%
   Loans (gross)                              390,189,234       385,590,204           1.2%
   Allowance for loan losses                    4,746,692         4,619,586           2.8%
   Shareholders' equity                       113,451,109       105,441,971           7.6%
 RATIOS
   Return on average assets                          2.46%             2.39%
   Return on average equity                         13.42%            13.35%
   Average capital to average assets                18.35%            17.90%
   Efficiency ratio                                 39.04%            37.70%


MARKET AND DIVIDEND SUMMARY


   1999                       QUARTER 1        QUARTER 2        QUARTER 3      QUARTER 4
   PRICE RANGE
     HIGH                     $ 29.00          $ 29.50           $ 32.38        $ 27.50
     LOW                        22.00            21.88             20.06          18.50
     CLOSE                      22.13            24.63             28.50          21.50
     DIVIDEND                    0.09             0.09              0.10           0.10

   1998                       Quarter 1        Quarter 2        Quarter 3      Quarter 4
   Price Range
     High                     $ 25.80          $ 35.00           $ 34.50        $ 47.00
     Low                        24.00            24.80             26.91          25.00
     Close                      25.60            31.50             28.88          27.63
     Dividend                    0.08             0.08              0.09           0.09

To our Shareholders, Customers and Friends --

As Bank of Granite enters the new century, we remain dedicated to providing the very best banking service to the many friends and neighbors in our market area. 2000 will mark our 93rd year as an independent community bank. It will be a challenging year, but we expect it to be a year in which our well-trained professional bankers continue to provide caring personal service, far exceeding the expectations of our customers. To us, banking remains a "people" business and, at the outset of this report, we want once again to thank our dedicated employees for their faithful service. They are a great team and are responsible for our considerable accomplishments this past year with a greater effort than ever before. Let's mention a few significant highlights of which we are especially proud:


                                 [photograph of
                               John Forlines and
                                Charles Snipes]


- Cash dividends to our shareholders increased for the 46th consecutive year;

- For the 14th consecutive year, our return on average assets exceeded 2% -- a considerable achievement for the banking industry;

- Assets, loans, deposits, and earnings reached all-time highs at year-end;

- Bank of Granite became a "Bank of Promise" a partnership with General Colin Powell, USA (Ret) to improve the lives of young people in our area;

- Named by Small Business Administration as "friendliest bank to small business" in North Carolina;


                                 [photograph of
                                John Williams and
                                 Nickey Mathes]


New Titles:
John R. Williams, Auditor
Nickey H. Mathes, Senior Auditor

- US Banker magazine named Bank of Granite the most efficient mid-sized bank in America;

- North Carolina Housing Finance Agency recognized GLL & Associates as North Carolina's largest producer of affordable mortgages.

We invite your attention to our financial highlights on Page 6 and to additional financial details in the Financial Overview Section of this report. Also, once again our external accountants, Deloitte & Touche, LLP, have given us an unqualified "clean" opinion and this is found on Page 26.

                             TO US, BANKING REMAINS
                            A PEOPLE BUSINESS . . .
                             WE WANT ONCE AGAIN TO
                              THANK OUR DEDICATED
                              EMPLOYEES FOR THEIR
                                FAITHFUL SERVICE

After nearly three years of planning and hard work, we greeted the year 2000 with "business as usual." We are grateful to Mark Stephens, our Year 2000 Team and all of those who played a critical role in making our transition uneventful.

In November, the Congress finally repealed depression-era banking regulations with the adoption of the new Financial Services Modernization Act. On balance, we believe that all banks both large and small will benefit from this legislation. Banks should be able to operate with fewer restrictions and be allowed to offer a wider variety of products and services to benefit their customers.


                                 [photograph of
                                   Alan Sims,
                                 Mike Holland,
                               and Danny Duggan]


New Officers from left to right:
R. Alan Sims, Banking Officer
Mike L. Holland, Assistant Vice President
Daniel T. Duggan, Sales & Marketing Officer shareholders, customers and friends letter (continued)

The biggest disappointment in 1999 was the poor performance of our stock (Nasdaq: GRAN). Despite our splendid earnings, our stock declined 22.2% for the year. It is small consolation that most bank stocks did poorly regardless of how well the banks themselves performed. Investors simply were not focused on value during 1999. We are expecting significant improvement when bank stocks return to favor and we hope it will be soon. We believe that if we continue to focus on shareholder value by profitably leveraging our capital, the markets will, over time, recognize that value.

BANK OF GRANITE CORPORATION VS. THE DOW JONES INDUSTRIALS

[line chart of stock performance Bank of Granite Corporation versus the Dow Jones Industrials 1984 - 1999]

[chart data]

                           Bank of Granite           Dow Jones
                               Corporation         Industrials
       June 1984                     0.00%               0.00%
            1984                    45.11%               7.76%
            1985                   155.64%              37.56%
            1986                   215.79%              68.63%
            1987                   300.75%              72.44%
            1988                   401.50%              92.87%
            1989                   436.09%             144.87%
            1990                   375.94%             134.24%
            1991                   531.58%             181.84%
            1992                   822.56%             193.60%
            1993                   887.22%             233.89%
            1994                   902.26%             241.04%
            1995                  1063.16%             355.12%
            1996                  1644.36%             473.51%
            1997                  1749.62%             603.36%
            1998                  1977.44%             716.60%
            1999                  1516.54%             922.56%


The year 2000 is shaping up as an exciting and challenging year for Bank of Granite. By the time this report reaches you, we will have launched our online banking product, Granite Online(sm). In addition, we will be well on our way toward automating our teller stations enabling our tellers to improve further upon the already superb service they render to our customers. For the year 2000, our great team has committed to grow our loans and deposits more aggressively. We have also committed resources to strengthen further the loan training and underwriting necessary to support the growth in loans.

                                OUR BANK BECAME A
                                "BANK OF PROMISE"

                                 [photograph of
                               Colin Powell with
                               John Forlines and
                                Charles Snipes]


In partnership with Colin Powell, our Bank is committed to supporting Powell's educational efforts to improve the lives of our young people.

Left to right: Charles Snipes, General Colin Powell and John Forlines.

Finally, our industry is changing rapidly and our people are enthusiastically embracing the changes. We see more opportunities to serve than ever before, ways that were not even possible or imaginable in the past. We appreciate the fact that you are joining us in this exciting journey.

We thank you for your steadfast support and friendship.




/s/ John A. Forlines, Jr.                        /s/ Charles M. Snipes
John A. Forlines, Jr.                            Charles M. Snipes
Chairman & Chief Executive Officer               President
February 10, 2000                                February 10, 2000


                               [map depicting the
                          locations of the offices of
                              Bank of Granite and
                               GLL & Associates]


                 BANK OF GRANITE                GLL & ASSOCIATES
                 Granite Falls*                 Winston-Salem*
                 Granite Falls/Baton            Greensboro
                 Hickory                        Hickory
                 Hickory/Viewmont               High Point
                 Hickory/Springs Road           Lenoir
                 Hickory/Long View              Morganton
                 Hickory/Mt. View               Newton
                 Hudson                         Salisbury
                 Lenoir/Uptown                  Shelby
                 Lenoir/Hibriten
                 Lenoir/Whitnel                 * denotes home office
                 Morganton
                 Newton
                 Vale


                                 [photograph of
                                 Clarence Beach]


                                  IN MEMORIUM

Clarence E. Beach, a respected furniture executive and civic leader in Lenoir, served as a dedicated member of our Board of Directors for 30 years from 1959 to 1989. His sense of humor, calm assurance, wisdom and candor will be greatly missed.

                         CLARENCE E. BEACH 1909 - 2000

                                 COMPATIBILITY

                                  [photograph
                                  depicting a
                                   father and
                                    daughter
                                  sitting at a
                                    personal
                                   computer]




Approval. Confidence. Success. The buzz words featured in our current advertising campaign are remarkably appropriate as we look back on 1999.

It was with enthusiastic approval that we promoted and added to our ranks a number of new officers and managers. Pictured throughout this report are some of the people who will be instrumental as our bank addresses the demands of the 21st century. A special nod of approval goes to Jeff Prince, this year's Distinguished Service Award winner. A customer sales and service representative in the Granite Falls office, Jeff sold in excess of $1,000,000 in annuities this year alone.

                             GRANITE ONLINE BANKING
                           LAUNCHED IN FEBRUARY 2000

The community at large voiced its approval of our Bank in many ways. Another area bank awarded Bank of Granite its Gold Apple award for our contribution to the educational programs in Caldwell County. Bank employees actively partner with several area schools and regularly volunteer for the Communities in Schools program. We have been a key supporter of the Caldwell Community College Career Center's program for cooperative training offered to area high school students. Additionally, our Bank's Associate's Award annually recognizes a support staff person from the Caldwell County school system. This year, Beverly Banner of West Lenoir Elementary School was awarded the $1,000 prize to reinvest at her school.

                                 [photograph of
                                Beverly Banner]

                        Caldwell County School System's
                             Associate of the Year
                                 BEVERLY BANNER


In November, Chairman John Forlines was inducted into the North Carolina Business Hall of Fame. Selected and recommended by the North Carolina Citizens for Business and Industry, Mr. Forlines was one of five prestigious North Carolinians so recognized.

At the annual convention of the North Carolina Bankers Association (NCBA), peer bankers expressed their appreciation to Chairman Forlines by pledging over $40,000 to the NCBA Scholarship Foundation, naming a scholarship in his honor and in memory of his wife, Julia.
                                 [photograph of
                                  Jeff Prince]

                          Distinguished Service Award:
                                  JEFF PRINCE

Volunteerism within the community exceeded the very high standards we have set over the years: 70 bank employees joined a wintry March of Dimes Walk America. Employees raised


                                   FRIENDSHIP
                                    SUCCESS
                                    FREEDOM
                                   CONFIDENCE

                             [photograph depicting
                             a mother and her
                             teenage daughter]

                             [photograph depicting
                             a young woman]

                             [photograph depicting
                             a businessperson]


                             [photograph depicting
                             a young boy]


                                    X / % + =

                            NO MATTER HOW YOU DO THE
                          MATH, IT ADDS UP TO PERSONAL
                         RELATIONSHIPS -- THE ANSWER TO
                            OUR PAST SUCCESS AND THE
                               KEY TO OUR FUTURE.

$22,779 throughout Burke, Caldwell and Catawba counties. The 16th annual Hospice/ACC Basketball Benefit Luncheon, so dependent on Forlines' leadership and the support of so many of our bank employees, raised in excess of $80,000 to assist terminally ill patients and their families in our area. We approached year 2000 with confidence, well prepared by the diligent three-year effort of our year 2000 Task Force, efficiently headed by Mark Stephens. Our customers were equally confident having been educated and informed through a series of seminars and mailings. We launched online banking in February 2000 and are fine-tuning our Marketing Customer Information Files (MCIF) which enable us to identify and target potential cross- selling opportunities within our customer database. MCIF will provide us with the tools for solid, planned growth in the new century. Our employees are eager and ready for the opportunity.

                                 A P P R O V A L
                                 S E C U R I T Y
                            C O M P A T A B I L I T Y
                                  P R O M I S E

                         B O A R D  O F  D I R E C T O R S


                                                                                       BOARD OF DIRECTORS

                                                   [photograph of                      John N. Bray
[photograph of                                     Charles Snipes]                     President, Vanguard Furniture Co., Inc.
John Forlines]
                                                                                       Paul M. Fleetwood, III
                                                                                       President & Owner, Corporate
                                                   Charles M. Snipes                   Management Services, Inc.
John A. Forlines, Jr.
                                                                                       John A. Forlines, Jr.
                                                                                       Chairman, Bank of Granite
                                                   [photograph of                      Chairman & CEO, Bank
[photograph of                                     Paul Fleetwood]                     of Granite Corporation
John Bray]
                                                                                       Barbara F. Freiman
                                                                                       Executive Director, Foundation of
                                                   Paul M. Fleetwood, III              Caldwell Community College and
John N. Bray                                                                           Technical Institute

                                                   [photograph of                      Hugh R. Gaither
[photograph of                                     Hugh Gaither]                       President & CEO, Ridgeview, Inc.
Barbara Freiman]
                                                                                       Charles M. Snipes
                                                                                       President & CEO, Bank of Granite
                                                   Hugh R. Gaither                     President, Bank of Granite Corporation
Barbara F. Freiman
                                                                                       Boyd C. Wilson, Jr.
                          [photograph of                                               Vice President & Controller
                          Boyd Wilson]                                                 Kincaid Furniture Co.

                                                                                       DIRECTORS EMERITI

                          Boyd C. Wilson, Jr.                                          Robert E. Cline
                                                                                       President, Cline Realty Co., Inc.

                                                                                       Robert A. Gibbons
                                                                                       Retired Electrical Contractor
                                                                                       Gibbons Electrical Co.

                                                                                       Myron L. Moore, Jr.
                                                                                       Treasurer, Lenoir Mirror Co.

                                                                                       Floyd C. Wilson
                                                                                       Partner
                                                                                       Wilson-Abernethy Hardware Co.

                                                                                       CORPORATION OFFICERS

                                                                                       John A. Forlines, Jr.
                                                                                       Chairman & CEO

                                                                                       Charles M. Snipes
                                                                                       President

                                                                                       Kirby A. Tyndall
                                                                                       Secretary/Treasurer

                                                                                       Melodie R. Mathes
                                                                                       Assistant Secretary/Treasurer


                                                                             BANK OFFICERS

                                          Dan F. Stewart                     [photograph of
John A. Forlines, Jr.                     Vice President                     Janet Winkler,
Chairman                                                                     Rahn Chase,
                                          Kelly D. Stroud                    Teresa Martin and
Charles M. Snipes                         Vice President                     Peter Whitener]
President & CEO
                                          Sheila R. Taylor
Ben L. Davis                              Vice President
Senior Vice President
                                          Peter W. Whitener, Jr.
John S. Gabriel, Jr.                      Vice President
Senior Vice President
                                          Janet H. Winkler
Kim T. Hutchens                           Vice President                     Pictured from left to right: Janet H.
Senior Vice President &                                                      Winkler, T. Rahn Chase, Teresa F.
Director of Human Resources                                                  Martin and Peter W. Whitener, Jr.
                                          Diane L. Cannoles
D. Mark Stephens                          Assistant Vice President           [photograph of
Senior Vice President &                                                      Sherry Robertson,
Chief Information Officer                 Mike L. Holland                    Kris Siemer,
                                          Assistant Vice President           David Paul,
Kirby A. Tyndall                                                             Kathy McMasters
Senior Vice President &                   Trudy S. Morton                    and Donna Mull]
Chief Financial Officer                   Assistant Vice President

Wyman C. (Corky) Upchurch                 David J. Paul
Senior Vice President &                   Assistant Vice President
Office Administrator
                                          Kathy L. McMasters
T. Rahn Chase                             Banking Officer
Vice President
                                          Donna D. Mull
Judy R. Hendrix                           Banking Officer                    Pictured from left to right: Sherry E.
Vice President                                                               Robertson, Kris A. Siemer, David J.
                                          Sherry E. Robertson                Paul, Kathy McMasters and Donna D.
W. David Keller                           Banking Officer                    Mull.
Vice President
                                          Kris A. Siemer                     [photograph of
Teresa F. Martin                          Banking Officer                    Judy Hendrix,
Vice President                                                               David Keller and
                                          R. Alan Sims                       Mark Stephens]
Donald D. McSwain                         Banking Officer
Vice President
                                          Daniel T. Duggan
David L. Phillips, Jr.                    Sales & Marketing Officer
Vice President
                                          Nickey H. Mathes
Gary D. Prewitt                           Senior Auditor
Vice President                                                               Pictured from left to right:
                                          John R. Williams                   Judy R. Hendrix, W. David Keller and D. Mark Stephens.
C.L. (Ruben) Sipe, Jr.                    Auditor
Vice President


                         Gary L. Lackey                          Ginger M. Nelson                    Donna T. Newton
                         President, CEO                          Senior Vice President               Assistant Vice President
                         & Director                              & Assistant Treasurer               & Assistant Secretary

MORTGAGE                 Pat L. Beyersdorfer                     Arthur S. Newton, III               Charles M. Snipes
BANK                     Senior Vice President                   Senior Vice President               Chairman & Director
OFFICERS
AND                      Lisa N. Clayton                         Ann C. Tucker                       Kirby A. Tyndall
DIRECTORS                Senior Vice President                   Senior Vice President               Secretary/Treasurer & Director

                         Ruth A. Hudspeth                        Natalie J. Dillard
                         Senior Vice President                   Vice President

                         Brenda P. Jurney                        Dixie L. Jones
                         Senior Vice President                   Assistant Vice President

                                 LOCAL  BOARDS
                                 OF  DIRECTORS


GRANITE FALLS     Rudy L. Snow*                            Larry L. Huffman                    Dr. Dan N. Stallings
                  Divisional Manager                       Pharmacist & Owner                  Real Estate Development
                  ECR Pharmaceuticals                      Granite Drug Center
                                                                                               Linda K. Story
                  Claudia D. Bujold                        Michael M. Mackie                   Town Manager,
                  Civic & Community Leader                 Vice President &                    Granite Falls
                                                           General Manager
                  Dr. T. Eugene Carpenter                  Mackie Furniture Co.                Mary Frances B. Sullivan
                  Career Center Coordinator                                                    Civic & Community Leader
                  Caldwell County Career Center            Trudy S. Morton
                                                           Assistant Vice President
                  Barry C. Hayes                           Bank of Granite
                  Owner, Hayes & Co.


HICKORY           Landon B. Lane, Jr.*                     Betsey M. Haymond                   David H. Sain
                  Private Investor                         Realtor, Prudential Hickory         Retired Area General Manager
                                                           Metro Real Estate                   Lowe's Companies, Inc.
                  J. Steven Brackett
                  Attorney                                 Frances R. Hilton                   Wyman C. (Corky) Upchurch
                  Rudisill & Brackett, P.A.                Retired President & Owner           Senior Vice President
                                                           Chapter One Booksellers, Ltd.       Bank of Granite
                  Lee G. Brown
                  President                                James L. Houston, Jr.               Reverend E. B. Wilkerson, Sr.
                  LB Enterprises, Inc.                     Retired Senior Vice President       Minister
                                                           Wheat First Butcher Singer          Friendship Baptist Church
                  Forest M. Gaines
                  President                                Dr. J. Ward Kurad                   Rosemary Bass Young
                  Gaines Motor Lines                       President                           President
                                                           Vantage SeniorCare Services         Bass-Smith Funeral Home
                  Kathryn T. Greathouse
                  Partner                                  Steve M. Mull
                  Greathouse Construction Co.              Owner & Operator
                                                           Fresh Air Galaxy/Viewmont


HUDSON            W. Barry Spicer*                         Judy R. Hendrix                     Bryce H. Sherrill
                  Corporate Risk Manager,                  Vice President                      Retired Vice President
                  Hickory Springs Manufacturing            Bank of Granite                     Bank of Granite

                  James K. Hawkins                         Carolyn A. Icard                    Tim R. Sigmon
                  Owner & Manager                          Literacy Specialist                 Manager
                  Western Electronics Co.                  Burke County Schools                Sigmon's Fashions, Inc.

                  Dr. Allen R. Hefner                      William M. Lovelace, Jr.            J. C. Sullivan
                  Dentist                                  Retired President                   President,
                                                           Hudson Drug Co.                     Bost Lumber Co.
                  Jimmy D. Hemphill
                  Assistant to the President               Dr. Paul Moss
                  Caldwell Community College               Retired Physician


         * Denotes Chairman of Local Board

                                  LOCAL BOARDS
                                  OF DIRECTORS


LENOIR
                                                                                                                     NEW BOARD
  Margaret (Peg) Broyhill*                        Clarence A. Holden                  Joan G. Rogers                 MEMBERS
  Branch Manager                                  Retired Furniture Executive         Civic & Community Leader       JOINING LENOIR
  First Vice President/Investments
  IJL Wachovia                                    William F. Howard III               Scott R. Ross                  [photograph
                                                  Vice President                      Vice President &               of Houston
  H. Houston Groome, Jr.                          of Human Resources                  General Manager                Groome, Jr.]
  Attorney                                        Bernhardt Furniture Company         Autumn House, Inc.
  Groome, Tuttle, Pike & Blair
                                                                                      Dr. Parker T. Williamson
  Helen P. Hall                                   Douglas W. Johnson                  Executive Editor of
  Retired School Administrator                    Chief Executive Officer             PLC Publications
  Adjunct Instructor                              Blue Ridge Electric                 Chief Operating Officer        H. Houston
  Appalachian State University                    Membership Corporation              Presbyterian Laymen's          Groome, Jr.
                                                                                      Committee                      Lenoir
  Leslie D. Hines, Jr.                            W. David Keller
  Chairman                                        Vice President                                                     [photograph
  Nelson Oil Company                              Bank of Granite                                                    of William
                                                                                                                     Howard, III]
  Dr. F. Ted Holcher                              Dr. Donald W. Lackey
  Dentist                                         Retired Veterinarian

MORGANTON

  Dr. Alfred W. Hamer, Jr.*                       Sharon S. Marlow                    Gary D. Prewitt
  Obstetrician/Gynecologist                       Owner & Managing Broker             Vice President
                                                  Sharon Marlow Realty                Bank of Granite
  Daniel A. Boggs
  Partner                                         Robert T. McGimsey                  Peggy M. Saunders
  Bowman, Boggs & Crump CPAs                      Certified Public Accountant         Attorney
                                                                                      Byrd, Byrd, Ervin, Whisnant,
  Frank G. Bowers                                 W. F. (Mac) McIntosh                McMahon & Ervin, P.A.          William F.
  Owner                                           Retired Educator                                                   Howard III
  Bowers Insurance Agency                         Burke County Public Schools                                        Lenoir

NEWTON
EASTERN CATAWBA                                                                                                      [photograph
                                                                                                                     of Parker
  Bob J. McCreary*                                Carolyn V. Isenhower                C. Leon Robinson               Williamson]
  President & Owner                               Civic & Community Leader            President
  McCreary Modern, Inc.                                                               Robinson Builder's Mart
                                                  Jerry T. Hodge
  Larry A. Bowman                                 Publisher                           Sybil B. Stewart
  Civic & Community Leader                        Observer News Enterprise            Civic & Community Leader

  George W. Clark                                 David L. Phillips, Jr.              Dr. Gerald F. Wooten
  President & CEO                                 Vice President                      Optometrist
  Catawba Sox, Inc.                               Bank of Granite
                                                                                                                     Dr. Parker T.
  R. Gary Corne                                   David B. Radke                                                     Williamson
  Attorney                                        President                                                          Lenoir
  Corne, Pitts, Corne & Grant                     InterContinental Corp.

         * Denotes Chairman of Local Board

FINANCIAL OVERVIEW

RECORD EARNINGS IN 1999

Lower loan loss provisions coupled with higher fourth quarter loan demand and higher interest rates helped Bank of Granite Corporation (the "Company") post record earnings for 1999. The earnings, which totaled $14,736,792, or $1.28 per diluted share, were a 9.6% increase over the $13,448,435, or $1.17 per diluted share, earned in 1998.

In addition to the record earnings, the Company earned 2.46% on average assets, marking the 14th consecutive year of returns on assets in excess of 2%. The Company also returned 13.42% on average equity.

Factors that significantly affected 1999 earnings:

  - Earnings from banking activities increased by $1,928,967, or 15.4%, while net income from mortgage origination activities decreased by $346,530, or 33.8%;
  - Net interest income increased slightly by $751,853, or 2.4%;
  - Average interest-earning assets grew 6.8%, supported by a 5.5% growth in average deposits;
  - Asset quality improved significantly;
  - Loan loss provisions decreased $2,459,155 or 56.9%;
  - Lower mortgage originations led to a decline in fee income;
  - Cost controls contributed to an operating efficiency ratio of 39%, believed to be among the best in the United States banking industry.

EARNINGS FROM BANKING ACTIVITIES MORE THAN COMPENSATE FOR LOWER MORTGAGE ORIGINATIONS

Primarily because of lower loan loss provisions, loan growth and higher interest rates in the second half of the year, 1999 earnings from the Company's banking subsidiary, Bank of Granite (the "Bank"), were $14,473,559, an increase of $1,928,967, or 15.4% over the Bank's earnings in 1998. The same higher interest rates that helped the Bank's earnings substantially lowered the earnings of the Company's mortgage subsidiary, GLL & Associates, Inc. ("GLL"). GLL earned $678,743, a decrease of $346,530, or 33.8%, from GLL's 1998 earnings of $1,025,273, primarily because of lower mortgage activity due to rising mortgage rates.

                              14TH CONSECUTIVE YEAR
                               THAT THE RETURNS ON
                                 AVERAGE ASSETS
                                   EXCEEDED 2%

                                RETURN ON ASSETS

                             [bar chart of return on
                             assets for 1995 - 1999]
                                  [chart data]

                                     Return on assets
                           1995           2.70%
                           1996           2.76%
                           1997           2.81%
                           1998           2.39%
                           1999           2.46%

NET INTEREST INCOME INCREASED SLIGHTLY BY 2.4%

Net interest income increased $751,853, or 2.4%, in 1999 compared to 1998. Interest income grew by only $428,444, or 0.9%, which was restricted by both lower interest rates in the first half of 1999 and the planned maintenance of higher liquidity in the second half of 1999. The Bank maintained higher liquidity in the last two quarters of 1999 as a year 2000 precautionary measure because customer demands for cash reserves were unpredictable. Higher liquidity for the Bank meant less income because of investments in lower yielding overnight funds. Interest expense decreased $323,409, or 2%. The Bank experienced a $16 million, or 7.9%, increase in its noninterest-bearing demand and lower rate savings, NOW and money market account average balances. The Bank's higher rate time deposit average balances grew by only $8 million, or 3.5%. The Bank's customers sometimes choose more liquid deposit products during periods of rising rates and revert to time deposits when rates peak. The lower mortgage activity decreased GLL's funding cost by $137,651, or 17.3%.

The Bank's balance sheet remains moderately asset-sensitive because of its high level of variable rate loans. "Asset- sensitive" means that when interest rates in the overall economy change, interest rates on the Bank's loans change more quickly than the interest rates on its deposits. Therefore, when interest rates rise, the Bank's interest income rises at a faster pace than the interest expense it pays on its deposits and other borrowings. Likewise, when interest rates fall, the Bank's interest income on loans declines at a faster pace than the interest it pays on deposits and other borrowings. For 2000, the Company anticipates operating in a relatively stable interest rate environment in which market interest rates may rise further. The Bank also plans to grow loans more aggressively in 2000. Because the Bank operates in a highly competitive market, it expects that more aggressive loan growth will require more aggressive pricing of both the loans and the deposit growth to fund them. As a result, net interest margins are expected to tighten even while market interest rates are anticipated to rise.

AVERAGE INTEREST-EARNINGS ASSETS GROW 6.8%

Average assets grew 6.3% in 1999 while average interest-earning assets grew by 6.8%. Average interest-earning assets were 93.9% of average assets in 1999 compared to 93.5% in 1998. Average loans grew 1.9%, comprised of the Bank's growth in average loans of 2.7% partially offset by a 13% decline in GLL's average loans. Because of the low loan growth, the rise in interest-earning assets was mostly reflected in the levels of investments in securities and overnight funds. The asset growth was supported by a 5.8% increase in average funding liabilities. As stated above, the Bank plans more aggressive loan growth in 2000.



                        FOR 2000, THE COMPANY ANTICIPATES
                        OPERATING IN A RELATIVELY STABLE
                          INTERESTRATE ENVIRONMENT ...
                        THE BANK ALSO PLANS TO GROW LOANS
                               MORE AGGRESSIVELY.

LOWER MORTGAGE ORIGINATIONS LEAD TO A DECLINE IN FEE INCOME

In recent years, nontraditional banking services, such as fees from the origination of mortgage loans, sales of the guaranteed portions of small business administration loans, and sales of annuities and life insurance continued to grow in importance to the Company's product lines. Unlike traditional banking services, these nontraditional sources of income bring greater volatility to earnings. For example, mortgage origination and fixed-rate annuity sales activity may increase significantly when interest rates decline and decrease significantly when interest rates rise. Although fee income remained a high priority in 1999, mortgage originations decreased substantially when interest rates began to rise in the summer. With the lower mortgage activity, GLL's mortgage fees decreased $421,454, or 12%, to $3,090,820 in 1999 from $3,512,274 in 1998. The Bank's income from the sale of government guaranteed loans also declined by $108,747 to $312,502 in 1999 from $421,249 in 1998. Because of these two declines, total noninterest income decreased 5.2% in 1999. Income from nontraditional banking services accounted for 43.3% of all noninterest income in 1999. If, as anticipated, interest rates rise in 2000, demand for mortgage loans, small business loans and annuity products may remain weak. Service charges on deposit accounts should grow somewhat relative to deposit growth.

EFFICIENCY RATIO REMAINS AMONG THE BEST

The generation of fee income largely results from receiving value for services provided. Costs are usually incurred to provide such services. Although noninterest expenses increased 4.4% in 1999, the Company still achieved a 39% efficiency ratio, which is believed to be among the best in the country. Expressed another way, the Company spends 39 cents for every dollar of taxable-equivalent net interest and other revenues earned. In 2000, growth in operating expenses remains likely as investments continue in technology and alternative delivery systems, new offices and new or expanded services to generate fee income. In 2000, the Bank will complete the automation of its teller stations and launch its Internet banking products, both of which will better serve existing and future customers. As in the past, investments will be evaluated relative to the anticipated value they will generate.






                                   EFFICIENCY
                                      RATIO


                         [bar chart of efficiency ratios
                                for 1995 - 1999]
                                  [chart data]



                                          Efficiency
                                            Ratio
                             1995          36.47%
                             1996          35.94%
                             1997          36.74%
                             1998          37.70%
                             1999          39.04%

ASSET QUALITY

In 1999, both the furniture and hosiery manufacturing industries continued to experience economically challenging periods. While furniture and hosiery manufacturing remain important industries to the Bank's Catawba Valley market, the area economy has diversified in recent years with significant new industries such as coaxial and fiber optic cable manufacturing. Although commercial and consumer loans past-due and in bankruptcy remained higher throughout 1999 and 1998 than previous historical levels, they reached lower levels at the end of 1999 than such levels at the end of 1998. Nonperforming assets totaled $2,114,416, or 0.35% of assets, at the end of 1999 compared with $3,884,082, or 0.64% of assets, at the end of 1998. The Bank's credit administration and collections departments continue to monitor problem loans in an effort to minimize losses and delinquencies. Net loans charged- off decreased to $1,735,479 in 1999. During 1999, the Bank continued to provide loan loss reserves, ending the year with reserves of $4,746,692, or 1.23% of net loans outstanding. At December 31, 1999, the allowance for loan losses covered 230% of nonperforming loans.

The Bank anticipates continued improvement in asset quality in 2000, assuming an economic climate similar to 1999. The Bank plans to make prudent additions to its loan loss reserves and to sustain its emphasis on conservative lending practices.

LOAN LOSS PROVISIONS DECREASED $2,459,155 OR 56.9%

Loan loss provisions significantly declined in 1999 to $1,862,585 from $4,321,740 in 1998. Loan loss provisions in 1998, the previous year, included $3,046,425 related to loans to one of the Bank's customers, which proved to be uncollectible. Including the write-off of accrued interest of $91,900 on the loans, the Bank recorded expenses of $3,138,325 before tax, or $1,882,995 after tax, or $0.16 per share.

A WORD ABOUT THE YEAR 2000 TRANSITION

As was the case with most businesses, the Company committed significant time and effort to ensuring that its technology systems were year 2000 compliant. Largely due to such preparations, the Company's transition into the year 2000 was uneventful, which was the Company's desired outcome.


                                  NONPERFORMING
                                  LOANS AS A %
                                 OF TOTAL LOANS

                           [bar chart of nonperforming
                           loans as a % of total loans
                                for 1995 - 1999]
                                  [chart data]


                                      Nonperforming
                                       Loans as a %
                                      of Total Loans
                           1995           0.21%
                           1996           0.32%
                           1997           0.73%
                           1998           0.93%
                           1999           0.53%

During 1999, the Company spent approximately $45,650 on its year 2000 preparations, of which it capitalized new equipment and software of approximately $11,000 and expensed approximately $34,650 against 1999 earnings. The Company estimates that its total cumulative costs of year 2000 compliance were $131,650, of which it capitalized approximately $33,000 and expensed approximately $98,650 against earnings. In providing these amounts, the Company has excluded the technology upgrade costs that were planned in the normal course of business and not necessarily in response to its year 2000 compliance plan. For example, the Company's routine technology upgrades for 1997, 1998 and 1999 included a new imaging system to replace its aging item processing system, new ATM's and personal computer file servers throughout those respective networks, a new teller automation system throughout its offices, Internet banking software and numerous personal computer hardware and software systems previously scheduled for replacement. The Company routinely makes investments in technology in its efforts to improve customer service and to manage efficiently its product and service delivery systems.

FORWARD LOOKING STATEMENTS

The discussions presented in this annual report contain statements that could be deemed forward looking statements within the meaning of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements are inherently subject to risks and uncertainties. Forward looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers or vendors, actions of government regulators, the level of market interest rates, and general economic conditions.


                                EARNINGS RETAINED
                                     VERSUS
                                 DIVIDENDS PAID
                                  $ in millions

                              [stacked bar chart of
                              earnings retained vs.
                                 dividends paid
                                for 1995 - 1999]
                                  [chart data]


                                 Earnings         Dividends
                                 Retained           Paid
                      1995        $ 9.417         $ 2.628
                      1996         10.307           3.059
                      1997         11.090           3.341
                      1998          9.553           3.895
                      1999         10.375           4.362

SELECTED FINANCIAL DATA

BANK OF GRANITE CORPORATION AND SUBSIDIARIES


                                                                   For the Years Ended December 31,
                                    ---------------------------------------------------------------------------------------------
                                          1999                1998               1997                1996                1995

Interest income                     $  48,005,534       $  47,577,090       $  44,027,854       $  40,664,063       $  38,264,504
Interest expense                       15,752,467          16,075,876          15,459,548          15,133,509          13,998,536
                                    ---------------------------------------------------------------------------------------------
Net interest income                    32,253,067          31,501,214          28,568,306          25,530,554          24,265,968
Provision for loan losses               1,862,585           4,321,740           1,175,000             820,000           1,117,000
                                    ---------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses            30,390,482          27,179,474          27,393,306          24,710,554          23,148,968
Other income                            8,209,542           8,663,553           8,110,184           7,239,670           6,145,112
Other expense                          16,536,075          15,835,803          14,119,050          12,363,995          11,650,576
                                    ---------------------------------------------------------------------------------------------
Income before income taxes             22,063,949          20,007,224          21,384,440          19,586,229          17,643,504
Income taxes                            7,327,157           6,558,789           6,953,253           6,220,357           5,598,532
                                    ---------------------------------------------------------------------------------------------
Net income                          $  14,736,792       $  13,448,435       $  14,431,187       $  13,365,872       $  12,044,972
                                    =============================================================================================
Per share
  Net income
    Basic                           $        1.28       $        1.17       $        1.26       $        1.17       $        1.06
    Diluted                         $        1.28       $        1.17       $        1.26       $        1.17       $        1.06
                                    ---------------------------------------------------------------------------------------------
  Cash dividends                    $        0.38       $        0.34       $        0.30       $        0.28       $        0.23
                                    ---------------------------------------------------------------------------------------------
  Book value                        $        9.92       $        9.20       $        8.33       $        7.37       $        6.55
                                    =============================================================================================
  Share price
    High                            $       32.38       $       47.00       $       26.80       $       26.40       $       15.47
    Low                             $       18.50       $       24.00       $       21.70       $       14.67       $       12.80
    Close                           $       21.50       $       27.63       $       24.60       $       23.20       $       15.47
                                    ---------------------------------------------------------------------------------------------
Average shares outstanding
    Basic                              11,477,971          11,461,607          11,425,110          11,381,040          11,336,521
    Diluted                            11,499,518          11,509,529          11,479,800          11,440,705          11,378,174
                                    =============================================================================================
Performance ratios
  Return on average assets                   2.46%               2.39%               2.81%               2.76%               2.70%
  Return on average equity                  13.42%              13.35%              16.21%              16.98%              17.42%
  Average equity to
    average assets                          18.35%              17.90%              17.36%              16.24%              15.50%
  Dividend payout                           29.60%              28.97%              23.15%              22.89%              21.82%
  Efficiency ratio                          39.04%              37.70%              36.74%              35.94%              36.47%
                                    ---------------------------------------------------------------------------------------------
Balances at year end
  Assets                            $ 610,726,599       $ 606,175,042       $ 528,979,733       $ 498,192,379       $ 468,139,374
  Securities                          155,345,479         149,008,531         131,109,218         128,661,064         124,283,449
  Loans (gross)                       390,189,234         385,590,204         357,845,513         329,744,072         312,779,662
  Allowance for loan losses             4,746,692           4,619,586           5,202,578           4,793,889           4,644,725
  Liabilities                         497,275,490         500,733,071         433,763,010         414,173,810         393,768,044
  Deposits                            471,659,198         458,697,169         414,576,184         397,697,991         377,043,144
  Shareholders' equity                113,451,109         105,441,971          95,216,723          84,018,569          74,371,330
                                    =============================================================================================
Asset quality ratios
  Net charge-offs
    to average loans                         0.46%               1.31%               0.22%               0.21%               0.16%
  Nonperforming assets
    to total assets                          0.35%               0.64%               0.51%               0.21%               0.14%
  Allowance coverage of
    nonperforming loans                    230.38%             128.53%             198.07%             453.20%             690.83%

BANK OF GRANITE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998

                                                                                         1999                 1998

ASSETS:
Cash and cash equivalents:
  Cash and due from banks                                                          $  23,219,670         $  19,518,740
  Interest-bearing deposits                                                              268,826               175,437
  Federal funds sold                                                                  27,650,000            38,600,000
                                                                                   -----------------------------------
Total cash and cash equivalents                                                       51,138,496            58,294,177
                                                                                   -----------------------------------
Investment securities:
  Available for sale, at fair value
    (amortized cost of $71,447,969 and $60,690,796
    at December 31, 1999 and 1998, respectively)                                      70,205,689            61,954,639
  Held to maturity, at amortized cost
    (fair value of $84,030,013 and $89,541,513
    at December 31, 1999 and 1998, respectively)                                      85,139,790            87,053,892
Loans                                                                                390,189,234           385,590,204
  Allowance for loan losses                                                           (4,746,692)           (4,619,586)
                                                                                   -----------------------------------
  Net loans                                                                          385,442,542           380,970,618
                                                                                   -----------------------------------
Premises and equipment, net                                                            9,673,010            10,095,628
Accrued interest receivable                                                            5,456,567             5,104,174
Other assets                                                                           3,670,505             2,701,914
                                                                                   -----------------------------------
TOTAL                                                                              $ 610,726,599         $ 606,175,042
                                                                                   -----------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
  Demand                                                                           $  91,100,910         $  91,967,287
  NOW accounts                                                                        73,907,404            69,804,107
  Money market accounts                                                               33,663,278            29,970,288
  Savings                                                                             24,399,214            23,904,317
  Time deposits of $100,000 or more                                                  110,041,565           101,235,647
  Other time deposits                                                                138,546,827           141,815,523
                                                                                   -----------------------------------
  Total deposits                                                                     471,659,198           458,697,169
Overnight borrowings                                                                  13,461,774             7,890,961
Other borrowings                                                                       8,626,481            30,004,405
Accrued interest payable                                                               2,031,605             2,220,988
Other liabilities                                                                      1,496,432             1,919,548
                                                                                   -----------------------------------
Total liabilities                                                                    497,275,490           500,733,071
                                                                                   -----------------------------------
Shareholders' equity:
Common stock, $1 par value,
  authorized - 25,000,000 shares;
  issued - 11,495,897 shares in 1999 and 11,464,913 shares in 1998
  outstanding - 11,439,201 shares in 1999 and 11,464,913 shares in 1998               11,495,897            11,464,913
Capital surplus                                                                       22,987,562            22,615,559
Retained earnings                                                                     80,976,641            70,601,642
Accumulated other comprehensive income (loss),
  net of deferred income taxes                                                          (746,948)              759,857
Less:  Cost of common shares held in treasury,
  56,696 shares                                                                       (1,262,043)                   --
                                                                                   -----------------------------------
Total shareholders' equity                                                           113,451,109           105,441,971
                                                                                   -----------------------------------
TOTAL                                                                              $ 610,726,599         $ 606,175,042
                                                                                   ===================================

BANK OF GRANITE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                           1999                    1998(1)              1997(1)

 INTEREST INCOME:
 Interest and fees on loans                            $ 38,234,699            $ 38,894,447           $ 36,246,226
 Federal funds sold                                       1,480,921                 950,669                197,939
 Interest-bearing deposits                                   17,072                  12,652                 10,766
 Investments:
   U.S. Treasury                                            716,294               1,095,055              1,208,692
   U.S. Government agencies                               3,266,514               2,384,251              2,200,475
   States and political subdivisions                      3,521,692               3,414,134              3,253,315
   Other                                                    768,342                 825,882                910,441
                                                       ------------------------------------------------------------
 Total interest income                                   48,005,534              47,577,090             44,027,854
                                                       ------------------------------------------------------------
 INTEREST EXPENSE:
 Time deposits of $100,000 or more                        5,222,185               5,709,986              5,132,118
 Other time and savings deposits                          9,377,264               9,308,040              9,465,803
 Overnight borrowings                                       495,568                 263,088                217,916
 Other borrowings                                           657,450                 794,762                643,711
                                                       ------------------------------------------------------------
 Total interest expense                                  15,752,467              16,075,876             15,459,548
                                                       ------------------------------------------------------------
 NET INTEREST INCOME                                     32,253,067              31,501,214             28,568,306
 PROVISION FOR LOAN LOSSES                                1,862,585               4,321,740              1,175,000
                                                       ------------------------------------------------------------
 NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                             30,390,482              27,179,474             27,393,306
                                                       ------------------------------------------------------------
 OTHER INCOME:
 Service charges on deposit accounts                      3,532,646               3,552,422              3,273,187
 Other service fees and commissions                       3,907,961               4,359,295              3,690,047
 Securities gains                                               675                   1,733                  3,695
 Other                                                      768,260                 750,103              1,143,255
                                                       ------------------------------------------------------------
 Total other income                                       8,209,542               8,663,553              8,110,184
                                                       ------------------------------------------------------------
 OTHER EXPENSES:
 Salaries and wages                                       8,449,941               8,181,895              6,916,428
 Employee benefits                                        1,454,258               1,261,228              1,344,946
 Occupancy expense, net                                     775,127                 756,656                603,298
 Equipment rentals, depreciation, and maintenance         1,331,106               1,407,846              1,187,293
 Other                                                    4,525,643               4,228,178              4,067,085
                                                       ------------------------------------------------------------
 Total other expenses                                    16,536,075              15,835,803             14,119,050
                                                       ------------------------------------------------------------
 INCOME BEFORE INCOME TAXES                              22,063,949              20,007,224             21,384,440
 INCOME TAXES                                             7,327,157               6,558,789              6,953,253
                                                       ------------------------------------------------------------
 NET INCOME                                            $ 14,736,792            $ 13,448,435           $ 14,431,187
                                                       ------------------------------------------------------------
 PER SHARE AMOUNTS:
   Net income
     Basic                                             $       1.28            $       1.17           $       1.26
     Diluted                                                   1.28                    1.17                   1.26
   Cash dividends                                              0.38                    0.34                   0.30
   Book value                                                  9.92                    9.20                   8.33

(1) Certain amounts in 1998 and 1997 have been reclassified to conform with classifications in 1999.

QUARTERLY FINANCIAL SUMMARY

UNAUDITED

 1999                                     QUARTER 1           QUARTER 2           QUARTER 3           QUARTER 4

INTEREST INCOME                         $ 11,790,449        $ 11,753,306        $ 12,099,239        $ 12,362,540
INTEREST EXPENSE                           4,008,787           3,867,697           3,867,524           4,008,459
                                        ------------------------------------------------------------------------
NET INTEREST INCOME                        7,781,662           7,885,609           8,231,715           8,354,081
PROVISION FOR LOAN LOSSES                    164,579             316,002             616,002             766,002
                                        ------------------------------------------------------------------------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES              7,617,083           7,569,607           7,615,713           7,588,079
OTHER INCOME                               2,432,386           2,021,828           1,876,651           1,878,677
OTHER EXPENSE                              4,414,690           4,332,736           4,120,205           3,668,444
                                        ------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                 5,634,779           5,258,699           5,372,159           5,798,312
INCOME TAXES                               1,869,515           1,730,579           1,769,607           1,957,456
                                        ------------------------------------------------------------------------
NET INCOME                              $  3,765,264        $  3,528,120        $  3,602,552        $  3,840,856
                                        ------------------------------------------------------------------------
NET INCOME PER SHARE
    BASIC                               $       0.33        $       0.31        $       0.31        $       0.34
    DILUTED                                     0.33                0.31                0.31                0.33
AVERAGE SHARES OUTSTANDING
    BASIC                                 11,483,161          11,486,667          11,480,156          11,461,900
    DILUTED                               11,515,068          11,506,248          11,496,091          11,477,531


 1998                                     QUARTER 1           QUARTER 2           QUARTER 3           QUARTER 4

Interest income                         $ 11,544,983        $ 11,977,498        $ 11,976,778        $ 12,077,831
Interest expense                           3,818,347           3,935,564           4,075,771           4,246,194
                                        ------------------------------------------------------------------------
Net interest income                        7,726,636           8,041,934           7,901,007           7,831,637
Provision for loan losses                    333,410             313,410           3,361,510             313,410
                                        ------------------------------------------------------------------------
Net interest income after
    provision for loan losses              7,393,226           7,728,524           4,539,497           7,518,227
Other income                               2,000,217           2,250,438           2,121,845           2,291,053
Other expense                              3,834,361           4,121,500           3,879,604           4,000,338
                                        ------------------------------------------------------------------------
Income before income taxes                 5,559,082           5,857,462           2,781,738           5,808,942
Income taxes                               1,845,741           1,963,426             817,827           1,931,795
                                        ------------------------------------------------------------------------
Net income                              $  3,713,341        $  3,894,036        $  1,963,911        $  3,877,147
                                        ------------------------------------------------------------------------
Net income per share
    Basic                               $       0.32        $       0.34        $       0.17        $       0.34
    Diluted                                     0.32                0.34                0.17                0.34
Average shares outstanding
    Basic                                 11,453,110          11,462,930          11,465,034          11,465,354
    Diluted                               11,495,177          11,514,674          11,514,897          11,511,739

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Bank of Granite Corporation:

We have audited the consolidated balance sheets of Bank of Granite Corporation and its subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. Such consolidated financial statements and our report thereon dated January 21, 2000, expressing an unqualified opinion (which are not included herein) are included in the proxy statement for the 2000 annual meeting of shareholders. The accompanying consolidated balance sheets and consolidated statements of income as set forth on pages 23 and 24 are the responsibility of the Company's management. Our responsibility is to express an opinion on such consolidated balance sheets and consolidated statements of income in relation to the complete consolidated financial statements.

In our opinion, the information set forth on pages 23 and 24 in the accompanying consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of income for each of the three years in the period ended December 31, 1999 is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.


DELOITTE & TOUCHE LLP
Hickory, North Carolina
January 21, 2000



SHAREHOLDER INFORMATION

COMMON STOCK
Bank of Granite Corporation's common stock trades on The Nasdaq Stock Market(R) under the symbol GRAN. Price and volume information is contained in the Wall Street Journal and most major daily newspapers in the Nasdaq section under the National Market System listing.

ANNUAL MEETING
The Annual Meeting of the shareholders of the Bank of Granite Corporation will be held at 10:30 am, Monday, April 24, 2000, at the Holiday Inn, 1385 Lenoir Rhyne Boulevard Southeast, Hickory, North Carolina (located off Interstate 40 at Exit 125).

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

STOCK TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, 908/272-8511 or 800/368-5948. For responses to Frequently Asked Questions ("FAQ's") about stock transfers, dividend payments and other issues, visit our Transfer Agent's web site at www.rtco.com.

DIVIDEND REINVESTMENT
Registered holders of Bank of Granite Corporation stock are eligible to participate in the Corporation's Dividend Reinvestment Plan, a convenient and economical way to purchase additional shares of Bank of Granite Corporation common stock. For an informational folder and authorization form or to receive additional information on this plan, contact Registrar and Transfer Company (see "STOCK TRANSFER AGENT AND REGISTRAR").

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

                                  [back cover]



MAIN OFFICE                                                                       MORTGAGE OFFICES
Granite Falls              Hickory/Springs Road       Lenoir/Hibriten             Winston-Salem            Lenoir
23 N Main St               2220 12th Ave NE           701 Wilkesboro Blvd NE      4550 Country Club Rd     707 College Ave SW
P O Box 128                828/345-6888               828/757-4070                336/760-4911             828/757-4046
Granite Falls, NC 28630                                                           336/760-4915 Fax         828/754-8739 Fax
828/496-2000               Hickory/Viewmont           Lenoir/Whitnel              www.gll.net
www.bankofgranite.com      281 14th Ave NE            1351 Norwood St                                      Morganton
                           828/345-6868               Southwest                   Greensboro               201 E Meeting St
BANKING OFFICES                                       828/757-4060                336/698-0091             828/439-2170
Granite Falls              Hickory/Longview                                       336/698-0201 Fax         828/439-2171 Fax
23 N Main St               2637 1st Ave SW            Morganton
828/496-2027               828/345-6848               201 E Meeting St            Hickory                  Newton
                                                      828/439-2151                315 First Ave NW         311 N Main Ave
Granite Falls/Baton at     Hickory/Mt. View                                       828/345-6850             828/466-5060
Ingles, 2630 Connelly      2900 Hwy 127 South         Newton                      828/345-6883 Fax         828/464-2322 Fax
Springs Rd                 828/294-7000               311 N Main Ave
828/757-8990                                          828/466-5060                High Point               Salisbury
                           Hudson                                                 211 W Lexington Ave      315 N Main St
Hickory                    537 Main St                Vale at Honey's             Suite 102                704/633-8007
25 3rd St NW               828/728-1850               9580 Hwy 10 West            336/887-5438             704/633-7803 Fax
828/345-6800                                          704/462-5180                336/887-5489 Fax
                           Lenoir/Uptown                                                                   Shelby
                           707 College Ave SW                                                              215 S Washington St
                           828/757-4040                                                                    Suite 102
                                                                                                           704/471-0048


                               [Nasdaq logo here]
                                      GRAN
                                     NASDAQ
                                     LISTED

                              [Company logo here]
                                    Bank of
                                    Granite
                                  CORPORATION
                                  MEMBER FDIC